UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.       )

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Monsanto Company

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of Annual Meeting

of Shareowners and

2013 Proxy Statement

December 9, 2013

This Proxy Statement is printed entirely on recycled and recyclable paper. Soy ink, rather than petroleum-based ink, is used throughout.

MONSANTO COMPANY 800 NORTH LINDBERGH BOULEVARD ST. LOUIS, MISSOURI 63167 PHONE (314) 694-1000 www.monsanto.com

December 9, 2013

You are cordially invited to attend our annual meeting of shareowners on January 28, 2014. We will hold the meeting at 1:30 p.m. Central Standard Time in “A” Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri. A map with directions to our Creve Coeur Campus can be found near the end of the proxy statement on page D-1. We are also pleased to offer a live audio webcast of our annual meeting on the investor section of our website at www.monsanto.com/investors/Pages/default.aspx.

In connection with the meeting, we have prepared a notice of the meeting, a proxy statement, and our 2013 annual report to shareowners, which provides detailed information relating to our activities and operating performance. On or about December 9, 2013, we mailed to our shareowners a Notice containing instructions on how to access these materials online. We believe electronic delivery will expedite the receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials.

If you receive a Notice by mail, you will not receive a printed copy of the materials unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials. If you have received paper copies of these materials, a proxy card will also be enclosed.

If you plan to attend the annual meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification in order to be admitted to the meeting.

Whether or not you plan to attend the annual meeting of shareowners, we encourage you to vote your shares. You may vote:

■	via Internet;

■	by telephone;

■	by mail; or

■	in person at the meeting.

We will make available an alphabetical list of shareowners entitled to vote at the meeting for examination by any shareowner of record as of the close of business on December 2, 2013 during our ordinary business hours at our Shareowner Services Department, located in “E” Building at our Creve Coeur Campus, from January 19, 2014 until the meeting.

On behalf of the entire board of directors, we look forward to seeing you at the meeting.

Sincerely,

Hugh Grant

Chairman of the Board of Directors

and Chief Executive Officer

2013 PROXY STATEMENT	MONSANTO COMPANY

MONSANTO COMPANY 800 NORTH LINDBERGH BOULEVARD ST. LOUIS, MISSOURI 63167 PHONE (314) 694-1000 www.monsanto.com

NOTICE OF

ANNUAL MEETING OF SHAREOWNERS

JANUARY 28, 2014

The annual meeting of shareowners of Monsanto Company will be held in “A” Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis County, Missouri, on Tuesday, January 28, 2014, at 1:30 p.m. Central Standard Time for the following purposes:

1.	To elect the four directors named in the proxy statement to serve until our 2015 annual meeting or until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014;

3.	To approve, by non-binding vote, executive compensation;

4.	To vote on a shareowner proposal to prepare a report assessing any material financial risks or operational potential impacts to the Company in assisting the FDA in developing food labeling guidelines for genetically-engineered foods as described in the attached proxy statement, if properly presented at the meeting;

5.	To vote on a shareowner proposal to prepare a report assessing any material financial risks or operational potential impacts to the Company regarding GMO issues as described in the attached proxy statement, if properly presented at the meeting; and

6.	To transact such other business as may properly come before the meeting.

By Order of the Board of Directors,

MONSANTO COMPANY

David F. Snively

Secretary

St. Louis, Missouri

December 9, 2013

IMPORTANT NOTICE Please Vote Your Shares Promptly

2013 PROXY STATEMENT	MONSANTO COMPANY

2013 PROXY STATEMENT	MONSANTO COMPANY

Appendices

MONSANTO COMPANY	2013 PROXY STATEMENT

PROXY STATEMENT

General Information

Our board of directors is soliciting proxies from our shareowners in connection with our annual meeting of shareowners to be held on Tuesday, January 28, 2014, and at any and all adjournments or postponements thereof. No business can be conducted at the annual meeting unless a majority of all outstanding shares entitled to vote are either present in person or represented by proxy at the meeting. As far as we know, the only matters to be brought before the annual meeting are those referred to in this proxy statement. If any additional matters are presented at the annual meeting, the persons named as proxies may vote your shares in their discretion.

This proxy statement and our 2013 Annual Report are first being mailed to shareowners who requested paper copies, or made available on our website at www.monsanto.com/investors/Pages/annual-report.aspx, on December 9, 2013. Information on our website does not constitute part of this proxy statement.

Unless otherwise noted, the information in this proxy statement covers our 2013 fiscal year (or “fiscal 2013”), which ran from September 1, 2012 through August 31, 2013, and in some cases our 2012 fiscal year (or “fiscal 2012”), which ran from September 1, 2011 through August 31, 2012, and our 2011 fiscal year (or “fiscal 2011”), which ran from September 1, 2010 through August 31, 2011. The term “Former Monsanto” in this proxy statement refers to a corporation that was then known as Monsanto Company that operated, among other businesses, an agricultural products division. Former Monsanto is now known as Pharmacia LLC and is a wholly owned subsidiary of Pfizer Inc. Former Monsanto transferred its agricultural products division to us in September 2000.

Questions and Answers about the Annual Meeting and Voting

When and where is the annual meeting?

When:	Tuesday, January 28, 2014, at 1:30 p.m. Central Standard Time

Where:	“A” Building at our Creve Coeur Campus, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167. A map with directions to the meeting can be found near the back of the proxy statement on page D-1.

Who is entitled to vote at the meeting?

You are entitled to vote at the meeting if you owned Monsanto shares (directly or in “street name,” as defined below) as of the close of business on December 2, 2013, the record date for the meeting. On that date, 524,909,387 shares of our common stock were outstanding and entitled to vote and no shares of our preferred stock were outstanding. Each share of our common stock is entitled to one vote with respect to each matter on which it is entitled to vote; there is no cumulative voting with respect to any proposal.

What do I need to do if I plan to attend the meeting in person?

If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock as of the record date, such as an account statement, and a form of personal identification for admission to the meeting.

If you hold your shares in “street name,” and you also wish to be able to vote at the meeting, you must obtain a proxy, executed in your favor, from your bank or broker.

2013 PROXY STATEMENT	MONSANTO COMPANY	1

If you anticipate needing assistance to participate in the meeting due to a disability, we would appreciate it if you would please notify us by January 14, 2014, so we may be better prepared to assist you. Please contact Tina Bracic at 314-694-2246 and provide information about your disability and the assistance you will need.

For safety and security reasons, we will not allow anyone to bring large bags, briefcases or packages into the meeting room, or to record or photograph the meeting.

Will the annual meeting be webcast?

We are pleased to offer a live audio webcast of our 2014 annual meeting, beginning at 1:30 p.m. Central Standard Time on January 28, 2014. You may visit www.monsanto.com/investors/Pages/default/aspx to view the audio webcast. Registration will be required. Following the live broadcast, a replay of the audiocast will be available on our website for three weeks.

What is the difference between holding shares directly as a shareowner of record and holding shares in “street name” at a bank or broker?

Most of our shareowners hold their shares directly through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are differences between shares held of record and those held in “street name.”

Shareowner of Record. If your shares are registered directly in your name with our transfer agent, you are considered the shareowner of record with respect to those shares, and a Notice containing instructions on how to access our proxy statement and annual report online was sent directly to you. As the shareowner of record, you have the right to vote your shares as described herein.

“Street Name” Shareowner. If your shares are held by a bank or broker as your nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice containing instructions on how to access our proxy statement and annual report online was forwarded to you by your bank or broker who is considered the shareowner of record with respect to those shares. Your bank or broker will send you, as the beneficial owner, a separate package describing the procedure for voting your shares. You should follow the instructions provided by your bank or broker to vote your shares. You are also invited to attend the annual meeting.

What matters am I being asked to vote on at the meeting and what vote is required to approve each matter?

You are being asked to vote on five proposals. Proposal 1 requests election of directors. Because this election is not a contested election, each director will be elected by the vote of the majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “against” that director. “Votes cast” excludes abstentions and any votes withheld by brokers in the absence of instructions from street-name holders (“broker non-votes”).

The affirmative vote of a majority of the votes cast is required to: ratify the appointment of our independent registered public accounting firm (Proposal 2); approve, by non-binding vote, executive compensation (Proposal 3); and approve the shareowner proposals (Proposal 4 and Proposal 5). Abstentions and broker non-votes will therefore have no effect on Proposals 2, 3, 4 and 5 under our company’s bylaws.

Although the advisory vote on Proposal 3 is non-binding, as provided by law, our board will review the results of the vote and, consistent with our record of shareowner engagement, will take it into account in making a determination concerning executive compensation.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. as our independent agent to receive and tabulate shareowner votes. Broadridge will separately tabulate “for”, “against” and “withhold” votes, abstentions and broker non-votes. We have also retained an independent election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the General Corporation Law of Delaware.

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How can I vote?

Most shareowners can vote in one of four ways:

■	over the Internet at www.proxyvote.com;

■	using a toll-free telephone number 1-800-690-6903;

■	completing a proxy/voting instruction card and mailing it in the postage-paid envelope provided (if you received paper copies of the proxy materials); or

■	in person at the meeting.

The telephone and Internet voting facilities for shareowners of record, but not including shares held in our Savings and Investment Plan (“SIP”) (which are described below), will close at 11:59 p.m. Eastern Standard Time on January 27, 2014. The Internet and telephone voting procedures are designed to authenticate shareowners by use of a control number and to allow you to confirm that your instructions have been properly recorded.

If you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares. Please read the voting instructions on the Notice or proxy card or the information sent by your broker or bank.

What does it mean to give a proxy?

Your properly completed proxy/voting instruction card will appoint Hugh Grant and David F. Snively as proxy holders or your representatives, or The Northern Trust Company (“Northern”) as trustee of our SIP, as the case may be, to vote your shares in the manner directed therein by you. Mr. Grant is our chairman of the board and chief executive officer. Mr. Snively is our executive vice president, secretary and general counsel. Your proxy permits you to direct the proxy holders or, if you hold shares in the SIP, to instruct Northern, as the case may be, to vote “for,” “against,” or “abstain” from the nominees for director and Proposals 2, 3, 4 and 5.

All of your shares entitled to vote and represented by a properly completed proxy or voting instruction received prior to the meeting and not revoked will be voted at the meeting in accordance with your instructions.

What happens if I sign, date and return my proxy or voting instruction card but do not specify how I want my shares voted on one of the proposals?

Your proxy will be counted as a vote “for” all of the nominees for directors, “for” Proposals 2 and 3, and “against” Proposals 4 and 5.

What happens if I do not return a proxy card?

Shareowner of Record: Your shares will not be voted if you do not return a proxy card.

Street Name Shareowner: Your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. We believe that under NYSE rules your broker or nominee has discretion to vote your shares on routine matters such as the ratification of our independent registered public accounting firm. However, your broker or nominee does not have discretion to vote your shares on non-routine matters such as the election of directors and Proposals 3, 4 and 5.

Can I change my vote before the meeting?

Except as discussed below with respect to voting instructions for shares held in our Savings and Investment Plan, you can change your vote at any time before your proxy is exercised by delivering a properly executed, later-dated proxy (including an Internet or telephone vote), by revoking your proxy by written notice to the Secretary of Monsanto, or by voting at the meeting. The method by which you vote by a proxy will in no way limit your right to vote at the meeting if you decide to attend in person.

Voting instructions with respect to shares held in our Savings and Investment Plan cannot be revoked or changed after 5:00 p.m. Eastern Standard Time on January 23, 2014.

If you are a Street Name Shareowner, please refer to the information forwarded by your bank or broker for procedures on changing your voting instructions.

2013 PROXY STATEMENT	MONSANTO COMPANY	3

How can I get assistance in voting my shares?

To get help in voting your shares, please contact Morrow & Co., LLC toll-free within the United States at (800) 607-0088 and at (203) 658-9400 outside of the U.S.

Why haven’t I received a printed copy of the proxy statement or annual report?

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareowners’ receipt of materials, while lowering costs and reducing the environmental impact of our annual meeting by reducing printing and mailing of full sets of materials. On or about December 9, 2013, we mailed to our shareowners a Notice containing instructions on how to access our proxy statement and annual report online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. However, the Notice contains instructions on how to receive a paper copy of the materials.

Is the proxy statement available on the Internet?

Yes. As described in the prior question, most shareowners will receive the proxy statement online. If you received a paper copy, you can also view these documents on the Internet by accessing our website at www.monsanto.com/investors/Pages/annual-report.aspx. You can elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies by mail by following the instructions set forth on your proxy card.

Who is paying for the cost of this proxy solicitation?

We will bear the expense of preparing, printing and mailing this proxy material, as well as the cost of any required solicitation. Our directors, officers or employees may solicit proxies on our behalf. We have engaged Morrow & Co., LLC to assist us in the solicitation of proxies. We expect to pay Morrow approximately $11,000 for these services plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

What if I participate in the Monsanto Savings and Investment Plan?

If you participate in a Monsanto stock fund under our Savings and Investment Plan and had shares of our common stock associated with your account on the record date of December 2, 2013, you will receive an electronic notice unless you opted to receive paper copies of the proxy materials. The electronic notice will contain voting instructions with respect to all shares registered in the same name, whether inside or outside of the plan. If your accounts inside and outside of the plan are not registered in the same name, you will receive a separate electronic notice with respect to the shares associated with your Savings and Investment Plan account.

Shares of common stock in our Savings and Investment Plan will be voted by Northern Trust Company (“Northern”) as trustee of the plan. Plan participants in a Monsanto stock fund should indicate their voting instructions to Northern by using the toll-free telephone number, indicating their instructions over the Internet or submitting an executed proxy card.

Voting instructions regarding plan shares must be received by 5:00 p.m. Eastern Standard Time on January 23, 2014, and all telephone and Internet voting facilities with respect to plan shares will close at that time. You can revoke your voting instructions with respect to shares held in our Savings and Investment Plan prior to such time by timely delivery of a properly executed, later-dated voting instruction card (or an Internet or telephone vote), or by delivering a written revocation of your voting instructions to Northern.

All voting instructions from plan participants will be kept confidential. If a participant does not timely submit voting instructions, the shares allocated to such participant, together with unallocated shares, will be voted in accordance with the pro-rata vote of the participants who did provide instructions.

4	MONSANTO COMPANY	2013 PROXY STATEMENT

Caution Regarding Forward-Looking Statements

In this proxy statement, and from time to time throughout the year, we share certain expectations for our company’s future performance. These forward-looking statements include statements about our business plans; the potential development, regulatory approval, and public acceptance of our products; our expected financial performance, including sales performance, and the anticipated effect of our strategic actions; the anticipated benefits of recent acquisitions; the outcome of contingencies, such as litigation and the previously announced SEC investigation; domestic or international economic, political and market conditions; and other factors that could affect our future results of operations or financial position, including, without limitation, statements under the caption “Executive Compensation — Compensation Discussion and Analysis.” Any statements we make that are not matters of current reportage or historical fact should be considered forward-looking. Such statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” and similar expressions. By their nature, these types of statements are uncertain and are not guarantees of our future performance.

Our forward-looking statements represent our estimates and expectations at the time that we make them. However, circumstances change constantly, often unpredictably, and investors should not place undue reliance on these statements. Many events beyond our control will determine whether our expectations will be realized. We disclaim any current intention or obligation to revise or update any forward-looking statements, or the factors that may affect their realization, whether in light of new information, future events or otherwise, and investors should not rely on us to do so. In the interests of our investors, and in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Part I. Item 1A. Risk Factors in our most recent Form 10-K report filed with the SEC explains some of the important reasons that actual results may be materially different from those that we anticipate.

2013 PROXY STATEMENT	MONSANTO COMPANY	5

Corporate Governance and Ethics

Our company is committed to the values of effective corporate governance and high ethical standards. Our board believes that these values are conducive to long-term performance and reevaluates our policies on an ongoing basis to ensure they sufficiently meet our company’s needs. Listed below are some of the significant corporate governance practices and policies we have adopted.

■	Majority Voting in Director Elections. Each of our director-nominees has submitted an irrevocable contingent resignation that becomes effective if he or she is not elected by a majority of the votes cast by shareowners and our board of directors accepts the resignation. If a director-nominee is not elected by a majority of the votes cast, our nominating and corporate governance committee will consider the director’s resignation and recommend to our board of directors whether to accept or reject the resignation. Our board of directors will then publicly disclose its decision and the rationale behind its decision as soon as practicable, but no later than 90 days, after the election results are certified.

■	Annual Director Elections. Earlier this year, we amended our certificate of incorporation and bylaws to provide that beginning with our January 2014 annual meeting, directors would be elected for one-year terms when their current terms expire. By January 2015, our board will be 2/3 declassified, and by January 2016, our board will be fully declassified.

■	Lead Director. Our bylaws establish the role of an independent lead director who is elected by the independent directors. More information about the role of the lead director and our board structure may be found below in this section.

■	Related Person Transactions Policy. Our nominating and corporate governance committee is responsible for approving or ratifying transactions involving our company and related persons and determining if the transaction is in, or not inconsistent with, the best interests of our company and our shareowners. More information about our Related Person Transactions Policy may be found below in this section.

■	Executive Sessions. Our board meets regularly in executive sessions without the presence of management, including our Chairman. These sessions are led by our lead director, as described further below in this section.

■	Shareowner Rights Policy. We do not have a shareowner rights plan and are not currently considering adopting one. Our board’s policy is that it will only adopt a shareowner rights plan if either (1) the shareowners approve it or (2) the board makes a determination that it is in the best interests of the shareowners to adopt a shareowner rights plan without the delay that would be required in order to seek shareowner approval.

Additional information is provided below regarding these and certain other key corporate governance and ethics policies that we believe enable us to manage our business in accordance with high standards of business practices and in the best interest of our shareowners. Our corporate website includes additional information and copies of these policies, as noted below. Most policies may be found at www.monsanto.com/whoweare/Pages/corporate-governance.aspx, along with copies of our certificate of incorporation and bylaws. Note that information on our website does not constitute part of this proxy statement. Hard copies of these documents may be obtained without charge by any shareowner upon request by contacting the Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167.

Board of Directors’ Charter and Committee Charters

Our board of directors has adopted clear corporate governance policies to assist the board and its committees in the exercise of their responsibilities, several of which are described below. Each of the board committees has a written charter that sets forth, as appropriate, the purposes, goals and responsibilities of the committee as well as qualification for committee membership, procedures for committee membership, appointment and removal, committee structure and operations and committee reporting to the full board. The board and committee charters provide our shareowners a transparent view of how our board functions. The charters are found on our website at www.monsanto.com/whoweare/Pages/corporate-governance.aspx.

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Composition of the Board of Directors

The number of directors on our board will not be less than five nor more than 20 and is fixed, and may be increased or decreased from time to time by resolution of our board of directors. Currently, the board has fixed the number of directors at twelve members. Our board of directors is currently divided into three classes, with terms expiring at successive annual meetings. In the case of an appointment of a director or if there is a change in the number of directors, the number of directors in each class will be apportioned as nearly equally as possible. Commencing with our 2014 annual meeting, we are phasing out board classes. At each election of directors, directors whose terms are expiring will be elected for one year terms. By our 2016 annual meeting, our board will be fully declassified.

Nomination of Directors

Our board is responsible for nominating members and filling vacancies on the board that may occur between annual meetings of shareowners, in each case based upon the recommendation of the nominating and corporate governance committee. The committee seeks input from other board members and senior management to identify and evaluate nominees for director. The committee may hire a search firm or other consultant, and has hired a search firm to assist in identifying and evaluating potential candidates for our board, including most recently Gregory H. Boyce. The committee will consider nominees recommended by shareowners for election provided the names of such nominees, accompanied by relevant biographical information, and relevant information about the shareowner submitting the nominee, are provided in writing to our Secretary in accordance with the requirements of our bylaws described below under Other Matters — Shareowner Proposals for 2015 Annual Meeting at page 82.

When evaluating potential director candidates, our nominating and corporate governance committee takes into consideration the Desirable Characteristics of Directors in our board charter (see Appendix B), which includes consideration of diversity. The board recognizes the value of diversity and considers how a candidate may contribute to the board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience. The board reviews its effectiveness in balancing these considerations through ongoing consideration of directors and nominees, as well as the board’s annual self-evaluation process. The nominating and corporate governance committee also considers whether potential director candidates will likely satisfy the independence standards for service on the board, the audit and finance committee, the people and compensation committee and the nominating and corporate governance committee, as set forth in the board charter (see Appendix A).

Director Orientation and Continuing Education

Upon joining the board, directors are provided with an initial orientation about our company, including our business operations, strategy and governance. New directors without previous experience as a director of a public company are expected to enroll in a director education program on corporate governance and director professionalism offered by a nationally-recognized sponsoring organization, or to participate in a comparable director education program offered at another board on which the director serves. The director may satisfy this requirement if he or she participated in a comparable program within two years prior to being elected to our board. We provide our directors with resources and ongoing education opportunities, both within board meetings and through professional training courses, to assist them to remain abreast of developments in corporate governance and critical issues relating to the operation of public company boards. The board also conducts periodic visits to company facilities as part of its regularly scheduled board meetings.

Board Self-Assessments

The board conducts annual self-evaluations to determine whether it and its committees are functioning effectively. As part of the board self-evaluation process, each director also conducts a self-evaluation, and our chairman conducts individual interviews with each board member. The process is designed and overseen by the nominating and corporate governance committee, and the results of the evaluations are reported to the full board.

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Each committee, other than the executive committee and the restricted stock grant committee, reviews and reassesses the adequacy of its charter annually and recommends any proposed changes. Each committee also annually reviews its own performance and reports the results to the board. The nominating and corporate governance committee oversees and reports annually to the board its assessment of each committee’s performance evaluation process.

Director Independence

Our board charter provides that no more than two board members may be non-independent under the independence criteria set by the NYSE. Under the NYSE listing standards, for a director to be considered independent, the board must affirmatively determine that the director has no direct or indirect material relationship with Monsanto. The board has established independence standards for determining director independence, which conform to the NYSE’s independence criteria. The standards are found in Appendix A.

In evaluating director independence, the board considered the independence standards and relevant facts and circumstances. Any transactions, relationships and arrangements between a director and Monsanto, which were within the NYSE’s standards and our independence standards, were considered immaterial, and therefore, were not considered by the board in evaluating director independence. Based upon this evaluation, the board has determined that the following directors are independent: Gregory H. Boyce, David L. Chicoine, Janice L. Fields, Arthur H. Harper, Laura K. Ipsen, Gwendolyn S. King, C. Steven McMillan, Jon R. Moeller, William U. Parfet, George H. Poste, and Robert J. Stevens. Accordingly, eleven of our twelve directors are independent, and each of the following committees of the board is composed solely of independent directors:

■	the audit and finance committee;

■	the nominating and corporate governance committee;

■	the people and compensation committee;

■	the restricted stock grant committee;

■	the science and technology committee; and

■	the sustainability and corporate responsibility committee.

Charitable Contributions

Our board is committed to maintaining the independence of our independent directors. In support of this goal, our board implemented a Charitable Contributions Policy. The policy requires that any request by a director that the company make a charitable contribution must be reviewed by the chair of the nominating and corporate governance committee (or the full committee if the committee chair makes such a request) to determine whether the donation would impair the director’s independence.

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Board Leadership Structure

Our board believes that its current leadership structure, in which the roles of chairman and chief executive officer are held by one person, is best for Monsanto and its shareowners at this time. In his dual role, Mr. Grant is able to utilize the in-depth focus and perspective gained in running the company to effectively and efficiently guide our board. He fulfills his responsibilities in chairing the board through close interaction with our lead director, Robert Stevens, who was elected by the independent directors of our board.

The board has structured the role of our independent lead director to strike an appropriate balance to the combined chairman and chief executive officer role and to fulfill the important requirements of independent leadership on the board. As lead director, Mr. Stevens:

■	approves information sent to the board, meeting agendas for the board and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

■	has the authority to call meetings of the board or meetings of the independent directors;

■	presides at executive sessions of the independent directors;

■	serves as the liaison between the chairman and the independent directors;

■	presides at all meetings of the board at which the chairman is not present;

■	is a member of the board’s executive committee;

■	is available to consult with the chairman and chief executive officer about the concerns of the board; and

■	is available to consult with any of our senior executives as to any concerns that executives might have.

While serving as lead director, Mr. Stevens has overseen the development and implementation of governance practices that support high levels of performance by members of the board. His leadership fosters a board culture of open discussion and deliberation, with a thoughtful evaluation of risk, to support sound decision-making. He encourages communication among the directors, and between management and the board, to facilitate productive working relationships. Working with our chairman and other members of the board, Mr. Stevens also ensures there is an appropriate balance and focus among key board responsibilities such as strategy development, review of operations, risk oversight, and management succession planning.

Further information about board leadership roles, including a comparison of the duties of our chairman and lead director, is available at www.monsanto.com/whoweare/Pages/board-of-directors-leadership-roles.aspx.

Shareowners and other interested persons may contact Mr. Stevens directly by mail at the Office of the Lead Director, Monsanto Company, 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167.

We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the company’s needs.

Succession Planning

Our board and management consider succession planning and people development to be an integral part of the company’s long-term strategy. The people and compensation committee is responsible for monitoring the company’s implementation of our management succession and development plans and receives regular updates on employee engagement, diversity and retention matters, which are reported to the full board. At least twice annually, our full board reviews senior management succession and development plans with our chief executive officer, who presents the independent directors his evaluations and recommendations of future candidates for the chief executive officer position and other senior leadership roles and potential succession timing for those positions, including under circumstances of an emergency. The board also reviews and discusses development plans for individuals identified as high-potential candidates for senior leadership positions, and the board members interact with the candidates in formal and informal settings during the year.

2013 PROXY STATEMENT	MONSANTO COMPANY	9

Board Role in Risk Oversight and Assessment

Our company has an enterprise risk management program overseen by senior management. Enterprise risks are identified and prioritized by management, and each prioritized risk is assigned to a board committee or the full board for oversight. For example, strategic risks are overseen by the full board; financial and business conduct risks are overseen by the audit and finance committee; risks related to the company’s governance structure and from related person transactions are overseen by the nominating and corporate governance committee; scientific risks are overseen by the science and technology committee; reputational and environmental risks are overseen by the sustainability and corporate responsibility committee; and, as further described in the following section, compensation risks are overseen by our people and compensation committee. Management regularly reports on enterprise risks to the relevant committee or the board. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or relevant committee. We believe that these processes are consistent with, and provide additional support for, the current board leadership structure.

Compensation-Related Risk

Our company regularly assesses risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on our company. At the people and compensation committee’s direction, management and the committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), provide ongoing information to the committee regarding compensation factors that could mitigate or encourage excessive risk-taking.

In addition, in August 2013, management provided a risk assessment of the company’s compensation programs to the people and compensation committee for its review and consideration, and the committee again solicited input from Cook & Co. In its review, the committee considered the attributes of our compensation programs, including:

■	the balance between annual and longer-term performance opportunities, which can reduce the incentive to accelerate or delay performance;

■	performance measures tied to key, auditable measures of short-term and long-term performance that motivate sustained performance;

■	performance goals set at levels that are sufficiently high to encourage strong performance and support the resulting compensation expense, but within reasonably attainable parameters intended to discourage pursuit of excessively risky business strategies;

■	our people and compensation committee’s ability to consider qualitative performance factors in determining actual compensation payouts;

■	reasonable stock ownership guidelines intended to align executives’ interests with those of our shareowners; and

■	our policy on recoupment of performance-based compensation as discussed on page 53.

10	MONSANTO COMPANY	2013 PROXY STATEMENT

Related Person Transactions Policy

The board has adopted a written policy regarding the review, approval or ratification of transactions involving certain persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers, beneficial owners of 5% or more of our common stock, and each of their immediate family members. Under the written policy, our nominating and corporate governance committee is responsible for reviewing, approving or ratifying any related person transactions. It will approve a transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of the company and its shareowners. Following is a description of matters reviewed by the nominating and corporate governance committee under this policy.

In June 2008, the board elected Kerry Preete as an executive officer of the company. William Sherk, Mr. Preete’s brother-in-law, has worked in Former Monsanto’s and our Canadian business since 1999 in various positions. Since June 2012 he has been the crop protection business lead. Mr. Sherk’s compensation has been established in accordance with our ordinary employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities and he is eligible to participate in our employee benefit programs on the same basis as other similarly situated employees. Further, a procedure has been put in place under which Mr. Begemann, our president and chief operating officer, has been involved in approving any special pay actions and awards for Mr. Sherk. During fiscal 2013, Mr. Sherk received annual base pay of approximately $130,020. He also received an annual incentive award with respect to the fiscal 2013 performance period of approximately $39,786. These amounts are based on a September 1, 2013 exchange rate. In October 2013, Mr. Sherk was granted 260 stock options and 68 restricted stock units under our 2005 Long-Term Incentive Plan, as amended and restated as of January 24, 2012, as the long-term incentive component of his compensation.

Other Policies and Practices That Guide and Govern Our Actions

In addition to our board of directors’ Charter and Related Person Transactions Policy, we have adopted several other policies and practices that guide and govern the manner in which we act, which are described below.

Our Pledge

The Monsanto Pledge is our commitment to how we do business. It is a declaration that compels us to consider our actions and their impact broadly, and to lead responsibly. It drives us to engage with societal stakeholders in order to better hear and understand their issues of concern and how we can improve our performance and impact. The Pledge also helps us to convert our values into actions, and to make clear who we are and what we champion. Our Pledge is available on our website at www.monsanto.com/whoweare/Pages/monsanto-pledge.aspx. Our annual Sustainability Report, which describes many of the ways in which we have implemented the Pledge, is available on our website at www.monsanto.com/whoweare/Pages/corporate-sustainability-report.aspx.

Code of Business Conduct

At Monsanto, we are committed to building relationships based on integrity. Integrity, in alignment with our Pledge, helps us earn and retain the trust of people with whom we do business. Our board has adopted a Code of Business Conduct that applies to our directors, officers and employees. In addition, the Code of Business Conduct applies to all actions taken on our behalf by persons representing our company in matters that may be subject to risk behaviors such as consultants, agents, sales representatives, distributors and independent contractors, who agree not to act inconsistently with these commitments when performing services on our behalf. Our Code of Business Conduct is available on our website at www.monsanto.com/whoweare/Pages/business-conduct.aspx.

2013 PROXY STATEMENT	MONSANTO COMPANY	11

The Code of Business Conduct is designed to provide guidance on and articulate our commitment to several key matters such as safety and health, protecting the environment, fair dealing, proper stewardship of our products, use of company resources, and accurate communication about our finances and products. It also addresses the many legal and ethical facets of integrity in business dealings with customers, suppliers, investors, the public, governments that regulate us and the communities where we do business. Our Code of Business Conduct has been translated into more than 31 languages and is distributed to our employees, who affirm their commitment to the Code on an annual basis.

Through a board chartered global business conduct office, we implement compliance and ethics initiatives through working groups and dedicated facilitators in each of our global business regions. Employees have access to a guidance line and website operated by an independent service provider that is available worldwide for the receipt of complaints regarding accounting, internal controls and auditing matters, and have in place procedures for the anonymous submission of employee concerns regarding accounting or auditing matters and a policy prohibiting retaliation for good-faith reporting. Where allowed by local law, employees may submit a complaint or question via a private post office box, an internal toll-free telephone number or a special e-mail mailbox dedicated to business conduct matters.

Financial Governance

We have adopted a code of ethics that applies to our chief executive officer and the senior leadership of our finance department, including our chief financial officer and our controller. As a public company, it is important that our filings with the SEC be accurate and timely. Our Code of Ethics for Chief Executives and Senior Financial Officers is available on our website at www.monsanto.com/whoweare/Pages/code-of-ethics.aspx. Our internal audit function maintains important oversight over the key areas of our business and financial processes and controls, and reports regularly to our audit and finance committee.

Sustainability

Sustainable agriculture is at the core of our company. We are committed to focus our own efforts and work with others to develop the solutions that enable farmers to produce more crops while conserving more of the natural resources that are essential to their success and the sustainability of the earth. Our long-term goals are to partner with farmers to produce more, conserve more and improve lives. More information regarding our sustainability efforts and performance is available on our website at www.monsanto.com/whoweare/Pages/our-commitment-to-sustainable-agriculture.aspx. In fiscal 2013, we issued our second Sustainability Report using the Global Reporting Initiative (GRI) framework, reporting at a B Level, which was a significant improvement over the previous year in which we reported at a C Level. One key element of our 2012 report was the presentation of our materiality matrix. The GRI is a sustainability reporting framework that can assist us on our continuous and transparent journey to improve sustainability for our company, our customers and the world at large. We invite you to review our report at www.sustainability.monsanto.com.

Human Rights Policy

Our Human Rights Policy was adopted by the board in April 2006. The policy is grounded in international standards and an important expression of our values as described in the Monsanto Pledge. It provides a framework to hold ourselves accountable to advance, protect and respect human rights in our seed supply chain globally. Monsanto works to identify and do business with partners who aspire in the conduct of their businesses to ethical standards that are consistent with this policy and works with those business partners in the spirit of continuous improvement. In the development of our policy there was recognition by both Monsanto business leaders and external stakeholders that the continuous improvement approach would be the most effective and honest model to address on a consistent basis these complex and multifaceted issues. Our Human Rights Policy is available on our website at www.monsanto.com/whoweare/Pages/human-rights.aspx.

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Political Contributions

We are committed to participating constructively in the political process, as we believe participation is essential to our company’s long-term success. Our participation in the political process includes contributions to political candidates in a manner that is compliant with all applicable laws and reporting requirements. We have established effective governance processes including oversight by our sustainability and corporate responsibility committee regarding political contributions made by our company. Please see our website at www.monsanto.com/whoweare/ Pages/political-disclosures.aspx for more information about the ways in which we participate in the political process.

Shareowner Communication with our Board of Directors

Our board of directors has adopted a policy that provides a process for shareowners to send communications to the board. Shareowners may contact our board or the independent directors of our board through our website at www.monsanto.com/whoweare/Pages/ContactOurDirectors.aspx or they may send correspondence to 800 North Lindbergh Boulevard, Mail Stop A3NA, St. Louis, Missouri 63167, c/o David F. Snively, our Corporate Secretary.

2013 PROXY STATEMENT	MONSANTO COMPANY	13

Information Regarding Board of Directors

The ages, principal occupations, directorships held and any other information with respect to our nominees and directors, and the classes into which they have been divided, are shown below as of December 1, 2013.

Nominees for Director Whose One-Year Terms Would Expire at the 2015 Annual Meeting

The board has nominated four directors to be elected at the 2014 annual meeting to each serve for a one-year term ending with the 2015 annual meeting, or until a successor is elected and has qualified, or his or her earlier death, resignation or removal. Each nominee is currently a director of our company and has agreed to serve if elected.

Gregory H. Boyce

Principal Occupation: Chairman and Chief Executive Officer, Peabody Energy Corporation

First Became Director: April 2013

Age: 59

Chairman and Chief Executive Officer, Peabody Energy Corporation (a leading company in coal, clean coal solutions and sustainable mining), since 2007; President and Chief Executive Officer, Peabody Energy, 2006-2007; President and Chief Operating Officer, Peabody Energy, 2003-2005. Chief Executive-Energy, Rio Tinto plc (an international natural resource company), 2000-2003. Public Company Directorships in the Last Five Years: Peabody Energy Corporation and Marathon Oil Company.

Qualifications: Mr. Boyce has substantial management and financial experience, gained through his leadership roles at two large multi-national corporations. Through his current roles as chief executive officer and chairman, and previous responsibilities for operational matters, he has gained expertise with respect to management of complex organizations and risk management. Mr. Boyce also has significant experience related to international business operations, which enables him to provide guidance and oversight for our management as our business grows internationally. In addition, Mr. Boyce has experience managing matters related to regulatory, policy and social responsibility issues, which is valuable to our sustainability and corporate responsibility committee, and knowledge of commodity, energy and other technology matters that are tangential to our business and important to his service on our science and technology committee. His service on the boards of two other public companies has also provided him substantial insight into governance matters.

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Laura K. Ipsen

Principal Occupation: Corporate Vice President, Worldwide Public Sector, Microsoft Corp.

First Became Director: December 2010

Age: 49

Corporate Vice President, Worldwide Public Sector of Microsoft Corp., since 2012; Senior Vice President and General Manager, Connected Energy Networks, Cisco Systems, Inc., a manufacturer of Internet Protocol based networking products, 2010-2012; Senior Vice President and General Manager, Smart Grid, Cisco, 2009-2010; Senior Vice President, Global Policy and Government Affairs, Cisco, 2007- 2009; Vice President, Global Policy and Government Affairs, Cisco, 2001- 2007.

Qualifications: Ms. Ipsen has global expertise in energy, environmental issues, public policy, international trade and sales and marketing developed through her career in consulting and the high tech industry. In her senior leadership roles with global information technology companies, Ms. Ipsen has led multiple strategic business, sustainability, policy and regulatory efforts both internally and externally with government leaders worldwide, and has risk management experience. She has significant experience directing a comprehensive corporate sustainability strategy, including the development of global partnerships and an extensive technology portfolio. In light of the increasing importance information technology will play in our business success, Ms. Ipsen’s experience provides vital insight to our board and our science and technology and sustainability and corporate responsibility committees on a variety of matters including information technology and key legislative and regulatory issues facing our global technology business, as well as strategic oversight of our management and sustainability efforts.

William U. Parfet

Principal Occupation: Chairman, Chief Executive Officer and President, MPI Research, Inc.

First Became Director: June 2000

Age: 67

Chairman, Chief Executive Officer and President of MPI Research, Inc., a pre-clinical toxicology research laboratory, since 2012; Chairman and Chief Executive Officer of MPI Research, Inc., 1999-2012; Co-Chairman of MPI Research, LLC, 1995-1999. Public Company Directorships in the Last Five Years: Stryker Corporation; Taubman Centers, Inc.

Qualifications: Mr. Parfet has served as an executive or director for multiple companies during his career, with broad experience in global business management and finance. As president of a major pharmaceutical company, he gained expertise in the areas of strategic planning, technology, marketing, and global business management, and he is knowledgeable about the chemical, pharmaceutical, food and agricultural industries. In particular, Mr. Parfet’s past roles as CFO, controller, and treasurer of a multi-national corporation, service on the audit committees for other public companies, and past service as a trustee of the Financial Accounting Foundation (which oversees FASB and GASB) and Chairman of Financial Executive International, enable him to provide expert guidance and oversight of our management in his role as chair of our audit and finance committee. In addition, his service on the governance committees of other public companies, including serving as lead independent director, enables Mr. Parfet to provide insight and value to our governance and compliance processes.

2013 PROXY STATEMENT	MONSANTO COMPANY	15

George H. Poste, Ph.D., D.V.M.

Principal Occupation: Chief Executive, Health Technology Networks and Chief Scientist, Adaptive Systems Initiative, Arizona State University

First Became Director: February 2003

Age: 69

Chief Executive of Health Technology Networks, a consulting group specializing in the application of genomics technologies and computing in healthcare, since 1999; Chief Scientist, Complex Adaptive Systems Initiative, since 2009; Director of the Biodesign Institute, a combination of research groups at Arizona State University, 2003-2009; Chief Science and Technology Officer and Director, SmithKline Beecham, 1992-1999. Public Company Directorships in the Last Five Years: Exelixis, Inc.; Orchid Cellmark, Inc. (former).

Qualifications: Dr. Poste is a scientist who has had extensive experience advising and leading research teams in both corporate and academic settings. He is a leader in synthetic biology and healthcare informatics, linking university research projects and collaborations. His roles as chief scientist leading research at a large university, and formerly as chief technology officer of a multi-national company, provide him valuable insight into the biotechnology industry and enable him to provide expert guidance, as chair of our science and technology committee, to our management and board as we develop and implement our technology strategies and research collaborations. In addition, his former roles on scientific advisory boards to the Federal government have also given him extensive experience related to risk management and regulatory and policy matters. His service as a director of other public companies, and as a member of the governance committee and chair of the research committees of other public companies, also bring valuable perspectives to our board.

Directors Whose Current Three-Year Terms Expire at the 2015 Annual Meeting

Janice L. Fields

Principal Occupation: Former President, McDonald’s USA, LLC

First Became Director: April 2008

Age: 58

President of McDonald’s USA, LLC, a subsidiary of McDonald’s Corporation, the world’s leading global foodservice retailer, 2010-2012; Executive Vice President and Chief Operating Officer, McDonald’s USA, LLC, 2006-2010; President of McDonald’s Central Division, 2003-2006. Public Company Directorships in the Last Five Years: Chicos FAS Inc.

Qualifications: Ms. Fields has gained broad operational and financial experience in her career in the food industry. She has developed expertise related to marketing, strategic planning, risk management, production, and human resources, which provides her with valuable insights on operational and strategic matters reviewed by our board. As a senior leader at a major public company in the food industry, Ms. Fields also gained experience in public policy matters and governance and financial oversight, which is valuable in connection with her service on our nominating and corporate governance committee. In addition, her insights about the food industry are important as we consider strategic goals for the development of products to grow our business.

16	MONSANTO COMPANY	2013 PROXY STATEMENT

Hugh Grant

Principal Occupation: Chairman of the Board and Chief Executive Officer, Monsanto Company

First Became Director: May 2003

Age: 55

Chairman of the Board and Chief Executive Officer of Monsanto Company, since August 2012; Chairman of the Board, President and Chief Executive Officer of Monsanto Company, October 2003-August 2012; President and Chief Executive Officer, Monsanto Company, May 2003-October 2003; Executive Vice President and Chief Operating Officer, Monsanto Company, 2000-2003; Co-President, Agricultural Sector, Former Monsanto Company, 1998-2000. Public Company Directorships in the Last Five Years: PPG Industries, Inc.

Qualifications: Mr. Grant is our chairman and CEO. In his long career with our company and Former Monsanto, he has worked broadly in many areas of the business, enabling him to gain an extensive personal knowledge of our operations, which is essential in formulating business strategies. He has extensive experience in strategic planning, sales, financial oversight and planning. His operational experience in leading our multi-national corporation includes governance and risk management responsibilities, which assists our board in understanding our business and fulfilling its oversight role. Mr. Grant’s service on the board of another public company and its nominating and corporate governance and officers-directors compensation committees provides Mr. Grant additional insights about service as our board chairman.

C. Steven McMillan

Principal Occupation: Retired Chairman and Chief Executive Officer, Sara Lee Corporation (which split into Hillshire Brands and D.E. Master Blenders 1753 in 2012)

First Became Director: June 2000

Age: 67

Chairman of the Board of Sara Lee Corporation, a global consumer packaged goods company, 2001-2005; Chief Executive Officer, Sara Lee Corporation, 2000-2005; President and Chief Operating Officer, Sara Lee Corporation, 2000-2004; President, Sara Lee Corporation, 1997-2000.

Qualifications: Mr. McMillan has had significant operational experience leading a major international consumer products company, where he has gained expertise in finance, strategy, marketing, manufacturing, mergers and acquisitions, and human resources, and has had primary responsibility for risk management. These skills assist him in providing oversight of our executive team in their management of our multi-national company. His understanding of the food industry enables him to provide valuable insights in our strategic planning and evaluation of our products. In addition, he is experienced in governance matters due to his past service on five other public company boards, which is important in his service on our board, our audit and finance committee and our nominating and corporate governance committee and as chair of our people and compensation committee and restricted stock grant committee.

2013 PROXY STATEMENT	MONSANTO COMPANY	17

Robert J. Stevens

Principal Occupation: Executive Chairman, Lockheed Martin Corporation

First Became Director: August 2002

Age: 62

Executive Chairman, Lockheed Martin Corporation, a high technology aerospace and defense company, since January 2013; Chairman of the Board and Chief Executive Officer of Lockheed Martin Corporation, 2010-2013; Chairman of the Board, President and Chief Executive Officer, Lockheed Martin Corporation, 2005-2010; President and Chief Executive Officer, Lockheed Martin Corporation, 2004-2005; President and Chief Operating Officer, Lockheed Martin Corporation, 2000-2004; Chief Financial Officer, Lockheed Martin Corporation, 1999-2001; Vice President Strategic Development, Lockheed Martin Corporation, 1998-1999; President and Chief Operating Officer of the former Lockheed Martin Energy and Environmental Sector, 1998-1999. Public Company Directorships in the Last Five Years: Lockheed Martin Corporation.

Qualifications: Mr. Stevens has attained substantial experience in executive and operational roles during his career. He has expertise in areas such as finance, information technology, technology development, manufacturing, marketing, and human resources, and he has broad international business management experience. Mr. Stevens’ roles as CEO, president, COO and vice president of strategic development of a leading company in the defense industry have given him a deep understanding of the complexities of operating a global business, strategic planning, regulatory, legislative and public policy matters, all of which are valuable to us as a technology-driven company subject to significant regulatory and public policy oversight. In addition, his leadership as CEO and chairman has also afforded him the opportunity to develop corporate governance expertise that has enabled him to serve with distinction as our lead director and chair of our nominating and corporate governance committee. Having formerly served as a FORTUNE 50 CFO, he also has significant expertise in financial, risk management and compliance matters, which supports his service on the audit and finance committee.

Directors Whose Current Three-Year Terms Expire at the 2016 Annual Meeting

David L. Chicoine, Ph.D.

Principal Occupation: Professor of Economics and President, South Dakota State University

First Became Director: April 2009

Age: 66

President, South Dakota State University, a land grant research institution, and professor of economics, since 2007; Vice President for Technology and Economic Development, University of Illinois, 2001-2006.

Qualifications: Dr. Chicoine is an economist and an educator whose career has included key roles at public universities. As an expert in agricultural economics, he has a deep understanding of the economic factors that shape our industry on a national and global basis. As president of a large university, his responsibilities include executive management, public policy development and research support, including technology commercialization. This experience has supported his ability to provide financial and strategic planning perspectives in his board service, and enhanced his contributions on our science and technology committee and our sustainability and corporate responsibility committee.

18	MONSANTO COMPANY	2013 PROXY STATEMENT

Arthur H. Harper

Principal Occupation: Managing Partner, GenNx360 Capital Partners

First Became Director: October 2006

Age: 57

Managing Partner, GenNx360 Capital Partners, a private equity firm focused on business to business companies, since 2006; President and Chief Executive Officer, Equipment Services Division, General Electric Corporation, 2002-2005; Executive Vice President, GE Capital Services, General Electric Corporation, 2001-2002. Public Company Directorships in the Last Five Years: Gannett Co., Inc. (former).

Qualifications: Mr. Harper has had significant experience in the operation and finance of manufacturing companies during his career. Through his experience as an executive at a complex, multi-national company and managing start-up companies, he has a deep understanding of manufacturing and supply dynamics, risk management, technology development and financing for capital projects. This knowledge enables him to provide key insights on strategic, operational, and financial matters related to our global business, which supports our audit and finance committee. His service on the public responsibility and executive compensation committees of another public company have also provided him governance, business conduct and compensation-related experience, which provides additional perspectives to our board of directors when exercising its oversight role and to our people and compensation committee when formulating compensation policies.

Gwendolyn S. King

Principal Occupation: President, Podium Prose, LLC

First Became Director: February 2001

Age: 73

President, Podium Prose, a speaker’s bureau and speechwriting service founded in 2000; Founding Partner, The Directors’ Council, a corporate board search firm, October 2003-May 2005; Senior Vice President, Corporate and Public Affairs, PECO Energy Company (now Exelon), a diversified utility company, 1992-1998; Commissioner, Social Security Administration, 1989-1992. Public Company Directorships in the Last Five Years: Lockheed Martin Corporation; Marsh & McLennan Companies, Inc. (former).

Qualifications: Ms. King is an expert in external communications and has extensive experience related to public policy, government relations and governance and has had significant experience in stakeholder engagement. Ms. King’s senior advisory roles in two previous White House administrations and her service as a senior corporate affairs officer for a public utility have provided her expertise in matters relating to public policy, regulatory oversight and government relations. This experience and knowledge enables her to provide valuable perspectives to our management and as chair of our sustainability and corporate responsibility committee. In addition, Ms. King’s service on the board of the National Association of Corporate Directors, an advisory group of nominating and governance committee chairs, and the ethics, governance and executive committees of public companies on whose boards she has served, have provided her with significant corporate governance expertise and compliance experience which have enhanced her ability to provide valuable contributions as a director of our board.

2013 PROXY STATEMENT	MONSANTO COMPANY	19

Jon R. Moeller

Principal Occupation: Chief Financial Officer, The Procter & Gamble Company

First Became Director: August 2011

Age: 49

Chief Financial Officer, The Procter & Gamble Company, one of the world’s leading consumer products companies, since 2009; Vice President and Treasurer, The Procter & Gamble Company, 2007-2009; Vice President, Finance and Accounting, Global Beauty and Global Health Care, The Procter & Gamble Company, 2005-2007.

Qualifications: Mr. Moeller has substantial finance and management expertise developed through his 25 years of experience with a large, multi-national corporation. His current responsibilities as chief financial officer, and prior roles as treasurer and division vice president for finance and accounting, have given him a broad understanding of the finance and accounting issues facing a global manufacturing company. In addition to his substantial financial experience, he has expertise related to risk management and compliance matters, which enable him to make valuable contributions to the oversight role of our audit and finance committee. As the senior financial executive at his company, Mr. Moeller has experience in developing and executing global strategy and serving as a key member of management at a complex, worldwide organization. This broad international business experience enables him to provide his fellow directors and our senior management a valuable perspective with respect to our global strategy and the management of our domestic and international businesses based on sound financial goals.

Board Meetings and Committees

During fiscal 2013, our board of directors met six times and acted twice by written consent. All directors attended 75% or more of the aggregate meetings of the board and of the board committees on which they served during fiscal 2013, with the exception of Mr. Harper, who attended 61% such meetings due to a serious family illness, and Mr. Boyce who joined our board in April 2013 and attended all board meetings and all meetings of committees of which he became a member after joining the board. The following chart shows the attendance of each director at committee meetings.

Our board charter formally encourages directors to attend the annual meeting of shareowners. Last year all of the directors then in office attended the meeting.

Our board of directors has the following seven committees: (1) executive; (2) audit and finance; (3) nominating and corporate governance; (4) people and compensation; (5) restricted stock grant; (6) science and technology; and (7) sustainability and corporate responsibility. The written charter for each committee is available on our website at www.monsanto.com/whoweare/Pages/ContactOurDirectors.aspx.

20	MONSANTO COMPANY	2013 PROXY STATEMENT

Board Committee Membership

The following chart shows the membership and chairpersons of our board committees, committee meetings held and actions by written consent taken, and committee member attendance.

	Executive		Audit & Finance		Nominating & Corporate Governance		People & Compensation		Restricted Stock Grant		Science & Technology		Sustainability & Corporate Responsibility
Number of meetings held in fiscal 2013	1		10		5		7		0		5		5
Actions by written consent	0		1		1		0		5		0		0
Gregory H. Boyce											2		2
David L. Chicoine											5		5
Janice L. Fields					5						5		5
Hugh Grant	1	*
Arthur H. Harper			7				4
Laura K. Ipsen											5		5
Gwendolyn S. King[1]	0				5		7						5	*
C. Steven McMillan			10		5		7	*	0	*
Jon R. Moeller			10								5
William U. Parfet	1		8	*			6
George H. Poste											5	*	5
Robert J. Stevens	1		9		4	*

*	Chairperson

[1]	Ms. King became a member of the Executive Committee on Aug. 6, 2013.

Executive Committee

Members: Messrs. Grant (Chair), Parfet and Stevens and Ms. King

Our executive committee has the powers of our board of directors in directing the management of our business and affairs in the intervals between meetings of our board of directors (except for certain matters specifically retained by our board of directors or that are reserved for our entire board of directors by statute, our certificate of incorporation or our bylaws). Actions of the executive committee are reported at the next regular meeting of our board of directors.

2013 PROXY STATEMENT	MONSANTO COMPANY	21

Audit and Finance Committee

Members: Messrs. Parfet (Chair), Harper, McMillan, Moeller and Stevens

The audit and finance committee assists our board of directors in fulfilling its responsibility to oversee:

■	the integrity of our financial statements;

■	the qualifications and independence of our independent registered public accounting firm;

■	the performance of our independent registered public accounting firm and internal audit staff;

■	our compliance with legal and regulatory requirements; and

■	our policies and practices with respect to major financial risk exposures.

As noted in the Report of the Audit and Finance Committee, our board of directors believes that all members of the audit and finance committee meet the independence and experience requirements of the listing standards of the NYSE. In addition, our board of directors has determined that each of the members of the audit and finance committee is financially literate and that Messrs. Parfet, McMillan, Moeller and Stevens are “audit committee financial experts” for purposes of the rules of the SEC. For additional information regarding the audit and finance committee, please see Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm on page 31 and Report of the Audit and Finance Committee on page 29.

Nominating and Corporate Governance Committee

Members: Messrs. Stevens (Chair) and McMillan, Ms. Fields and Ms. King

Our nominating and corporate governance committee provides oversight of the corporate governance affairs of our board and company, including consideration of risk oversight responsibilities of our full board and its committees. Our nominating and corporate governance committee also identifies and recommends individuals to our board of directors for nomination as members of the board and its committees, and leads our board of directors in its annual review of the board’s performance.

Pursuant to its charter, all members of the nominating and corporate governance committee must meet the independence requirements contained in the listing standards of the NYSE. We believe all members of the nominating and corporate governance committee meet the current listing standards of the NYSE pertaining to independence.

People and Compensation Committee

Members: Messrs. McMillan (Chair), Harper and Parfet, and Ms. King

Our people and compensation committee is responsible for:

■	establishing and reviewing our executive compensation program and policies and ensuring that our senior management is compensated in a manner consistent with the program and policies;

■	establishing and reviewing our overall compensation program for all our employees and employees of our subsidiaries, other than senior management;

■	considering the impact of our compensation policies and practices in relation to our risk management objectives;

■	monitoring the company’s implementation of our management succession strategies and plans for our chief executive officer and other members of senior management;

■	reviewing and monitoring our performance as it affects our employees and overall compensation programs for employees other than senior management;

■	reviewing our compensation program for non-employee directors and recommending appropriate changes to our board of directors;

22	MONSANTO COMPANY	2013 PROXY STATEMENT

■	performing or delegating the company’s responsibilities with respect to our retirement and welfare benefit plans; and

■	recommending to our board of directors that the Compensation Discussion and Analysis be included in our proxy statement.

Pursuant to its charter, our people and compensation committee must be comprised of at least three members of our board of directors who, in the opinion of our board of directors, meet the independence requirements of the NYSE, are “non-employee directors” pursuant to Rule 16b-3 of the Exchange Act and are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Our board of directors has determined that all members of the people and compensation committee meet these requirements.

Compensation Committee Interlocks and Insider Participation

No member of our people and compensation committee is or has been an officer or employee of our company or any of our subsidiaries. In addition, no member of our people and compensation committee has had any related person transactions that require disclosure under the SEC’s proxy rules and regulations.

Restricted Stock Grant Committee

Members: Mr. McMillan (Chair)

Our restricted stock grant committee approves special awards of restricted stock units or restricted stock to non-officer employees.

Science and Technology Committee

Members: Dr. Poste (Chair), Mr. Boyce, Dr. Chicoine, Ms. Fields, Ms. Ipsen and Mr. Moeller

Our science and technology committee reviews and monitors our science and technology initiatives in areas such as technological programs, research, agricultural biotechnology and information technology. Our science and technology committee also identifies and investigates significant emerging science and technology issues and oversees the management of risks related to our technology portfolio and information technology platforms.

Sustainability and Corporate Responsibility Committee

Members: Ms. King (Chair), Mr. Boyce, Dr. Chicoine, Ms. Fields, Ms. Ipsen and Dr. Poste

Our sustainability and corporate responsibility committee reviews and monitors our performance as it affects matters relating to sustainability, the environment, communities, customers and other key stakeholders, including related risks and risks related to reputation. This committee also reviews issues affecting company products in the marketplace, including issues of agricultural biotechnology, and identifies and investigates significant emerging issues. It also receives periodic reports on the company’s business conduct program, progress related to the company’s Human Rights Policy, and the company’s charitable and political contributions and reports to the full board as to the status of our company’s programs and initiatives on sustainability, environmental matters and social responsibility.

2013 PROXY STATEMENT	MONSANTO COMPANY	23

Compensation of Directors

The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on our board and to align their interests with those of our shareowners. Our non-employee directors are paid pursuant to our Non-Employee Director Equity Incentive Compensation Plan (the “Directors’ Plan”). Mr. Grant is our sole employee director and does not participate in the Directors’ Plan or otherwise receive compensation for his services as a director. Our people and compensation committee reviews our director compensation program at least annually to determine whether the program remains appropriate and competitive, and recommends any changes to our full board of directors for consideration and approval.

Prior to the beginning of our fiscal 2013, our people and compensation committee considered the design of our director compensation program and reviewed information and recommendations from management, using data from Towers Watson & Co. for the same comparator group of companies the committee uses for determining compensation for our executives, as described on page 50. The committee also reviewed other market data and analyses provided by the committee’s independent executive compensation consultant, Cook & Co. After reviewing the information, the committee determined that the plan design continued to align with market trends and that the amount of our directors’ annual base retainer was still within the median range of our comparator group, based on relative revenue at the time. Likewise, the committee found that the additional annual retainer amounts for committee memberships or chairs remained commensurate with similar types of director retainers in our comparator group. Accordingly, the committee did not recommend and changes to the annual base retainer or any additional retainers.

Following is a summary of the Directors’ Plan for fiscal 2013:

	Compensation Type	Amount	Form of Payment
Annual Retainer (Components)	Base retainer	$215,000

■   50% – Deferred stock:

■   50% – Director’s election of:

–  deferred stock,

–  restricted stock,

–  deferred cash, or

–  current cash

See below for a description of these forms of payment and method for determining the number of shares of deferred and/or restricted stock

	Additional retainer amount for service as lead director	$25,000
	Additional retainer amount for chair of the audit and finance committee	$35,000
	Additional retainer amount for chair of the people and compensation and nominating and corporate governance committees	$25,000
	Additional retainer amount for chairs of the science and technology and sustainability and corporate responsibility committees	$20,000
	Additional retainer amount for each member of the audit and finance committee, people and compensation committee, and nominating and corporate governance committee (other than the chair)	$15,000
Initial Equity Grant	One-time equity grant for new directors; value determined by dividing the current base retainer amount by the closing stock price on service commencement date	$215,000	Restricted stock that vests three years from grant date

■	Deferred Stock. Deferred stock means shares of our common stock that are delivered at a specified time in the future. Earned shares of deferred common stock are credited in the form of hypothetical shares to a stock unit account at the beginning of each plan year and vest in installments as of the last day of each calendar month during the plan year, but only if a director remains a member of our board of directors on that day. All hypothetical shares in each director’s account are credited with dividend equivalents, also in the form of hypothetical shares. No director has voting or investment power over any deferred shares until distributed in accordance with the terms of the Directors’ Plan, generally upon termination of service.

■

Restricted Stock. Restricted stock means shares of our common stock that vest and are delivered over the course of the year in accordance with specified terms. Restricted stock vests in installments on the last day of each calendar month during a plan year, but only if the director remains a member of our board of directors

24	MONSANTO COMPANY	2013 PROXY STATEMENT

on that day. Any restricted stock granted to a non-employee director entitles the director to all rights of a shareowner with respect to common stock for all such shares issued in his or her name, including the right to vote the shares and to receive dividends or other distributions paid or made with respect to such shares. Dividends and other distributions are withheld and delivered with the restricted stock as it vests.

■	Cash/Deferred Cash. Any portion of a non-employee director’s aggregate annual retainer not paid in the form of deferred stock or restricted stock will be paid in cash, either in monthly installments on the last day of each calendar month during the fiscal year or on a deferred basis, as elected by the director. Any deferred cash is credited to a cash account that accrues interest at the average Moody’s Baa Bond Index Rate, as in effect from time to time.

In addition to the compensation described above, our non-employee directors are reimbursed for expenses incurred in connection with their attendance at board, committee and shareowners meetings, including expenses related to travel, lodging and food and related expenses. Non-employee directors are also reimbursed for reasonable expenses associated with other business activities related to service on our board of directors, such as participation in director education programs, and are insured under our travel accident policy while traveling on company business. Non-employee directors may use corporate aircraft, when available, for transportation to and from meetings and functions related to service as a director. Travel by any guests of directors traveling on the aircraft for business purposes is considered a perquisite to the director, although the company incurs minimal incremental costs for these guests. Personal use of our aircraft by our directors has been limited and is considered a perquisite.

Directors may participate in a matching gift program under which we will match donations made to eligible educational, arts, cultural or other charitable institutions. Gifts will be matched in any calendar year up to a maximum of $5,000. While our directors participate in the program on the same basis as our employees, SEC rules require that the amount of a director’s participation in a charitable matching program be disclosed.

Our fiscal 2013 non-employee director compensation program required each of our non-employee directors to own 12,000 shares of Monsanto common stock. Shares may be counted toward these ownership requirements whether held directly or through a spouse, a retirement plan or a retirement account; provided, however, that shares pledged as security for a loan, stock options and restricted stock will not be counted toward ownership requirements. Until a director has met his or her stock ownership requirement, he or she must retain 25% of the pre-tax number of shares received upon an exercise of a stock option, vesting of restricted stock or settlement of other equity-based award granted under our long-term incentive plans (through the Directors’ Plan). The people and compensation committee reviews progress toward meeting the ownership requirements at least annually. As of August 31, 2013, all but four of our directors (each of whom only recently joined our board of directors) met his or her stock ownership requirements.

In August 2013, our people and compensation committee again considered the design of our director compensation program and reviewed information and recommendations from management, as well as data and analyses from Cook & Co. and Towers Watson & Co. After reviewing the information, the committee determined that the plan design continued to align with market trends, but the amount of our directors’ annual base retainer was below the median range of our comparator group. The committee also acknowledged the key role of our lead director in the operation of our board and the associated time commitment. The committee considered and recommended to our board of directors that, effective for fiscal 2014, the annual base retainer be increased from $215,000 to $235,000 and the annual additional retainer for service as our lead director be increased from $25,000 to $50,000. Our board of directors approved the recommended increases, effective September 1, 2013. The Committee determined to make no other changes to the director compensation program.

At the same time, the people and compensation committee recommended, and the board of directors approved, changes to our non-employee director stock ownership requirements to align to median market practices of our comparator group. Effective for fiscal 2014, each of our non-employee directors is required to attain ownership of a fixed number of shares of Monsanto common stock equal in value to five times the elective portion of the annual base retainer (i.e. one-half of the annual base retainer) as of September 1, 2013 ($587,500 in total). The non-elective portion of the annual base retainer will continue to be delivered in the form of deferred shares of Monsanto common stock that must be held until the director leaves our board. Based on our average closing stock price over the 60 trading days immediately preceding September 1, 2013, the number of shares of Monsanto common stock required to be held by each non-employee director is 5,872. Every third anniversary of September 1, 2013, the number of shares of common stock required to be held by each non-employee director will be recalibrated based on the methodology described above.

2013 PROXY STATEMENT	MONSANTO COMPANY	25

Director Compensation Table

The following presents compensation to our non-employee directors for their services in fiscal 2013.

Name	Fees Earned or Paid in Cash ($) [1]	Stock Awards ($) [2]	All Other Compensation ($)	Total ($)
Gregory H. Boyce	44,758	259,824		304,582
David L. Chicoine, Ph.D.	107,500	107,494	5,000[3]	219,994
Janice L. Fields	114,985	114,985		229,970
Arthur H. Harper	122,477	122,477		244,954
Laura K. Ipsen	107,461	107,494		214,955
Gwendolyn S. King	132,500	132,494	5,000[3]	269,994
C. Steven McMillan	135,000	135,021		270,021
Jon R. Moeller	115,000	114,985		229,985
William U. Parfet	132,500	132,494		264,994
George H. Poste, Ph.D., D.V.M.	117,500	117,511		235,011
Robert J. Stevens	139,986	139,986	5,000[3]	284,972

1	The amounts shown in this column represent the elective half of the aggregate annual retainer payable to each director under the Directors’ Plan. The elective half of the retainer is payable, at the election of each director, in the form of deferred stock, restricted stock, current cash or deferred cash. For fiscal 2013, the following directors elected to receive deferred stock: Ms. Fields, 1,320 shares; and Mr. Stevens, 1,607 shares. The following directors elected to receive restricted stock: Mr. Boyce, 419 shares; Mr. Harper, 1406 shares; and Ms. Ipsen, 740 shares. The following directors elected to receive current cash: Dr. Chicoine, Ms. Ipsen, Ms. King, Mr. McMillan, Mr. Moeller, Mr. Parfet and Dr. Poste. Each amount constitutes the aggregate grant date fair value of the equity awards for fiscal 2013 calculated in accordance with FASB ASC Topic 718, and because the awards were granted on the first day of the fiscal year and were fully vested at the end of the fiscal year, there was no unrecognized compensation expense for financial statement reporting purposes for fiscal 2013.

2	The amounts shown in this column represent the non-elective half of the aggregate annual retainer payable in deferred stock. The number of deferred shares granted to each director related to the non-elective half of the aggregate annual retainer was: Mr. Boyce, 419; Dr. Chicoine, 1,234; Ms. Fields, 1,320; Mr. Harper, 1,406; Ms. Ipsen, 1,234; Ms. King, 1,521; Mr. McMillan, 1,550; Mr. Moeller, 1,320; Mr. Parfet, 1,521; Dr. Poste, 1,349; and Mr. Stevens, 1,607. Each amount constitutes the aggregate grant date fair value of the equity awards for fiscal 2013 calculated in accordance with FASB ASC Topic 718, and because the awards were granted on the first day of the fiscal year and were fully vested at the end of the fiscal year, there was no unrecognized compensation expense for financial statement reporting purposes in fiscal 2013.

For Mr. Boyce, the amount in this column also includes the aggregate grant date fair value of the initial equity grant awarded upon commencement of service on our board of directors.

The aggregate number of shares of deferred common stock credited to the account of each director as of Aug. 31, 2013 was: Mr. Boyce, 421; Dr. Chicoine, 6,532; Ms. Fields, 14,932; Mr. Harper, 10,349; Ms. Ipsen, 3,956; Ms. King, 38,927; Mr. McMillan, 48,270; Mr. Moeller, 3,187; Mr. Parfet, 48,351; Dr. Poste, 29,340; and Mr. Stevens, 50,619. The aggregate number of shares of unvested restricted stock held by directors as of Aug. 31, 2013 was: Mr. Boyce, 2,086 shares; Ms. Ipsen, 3,120 shares; and Mr. Moeller, 2,745 shares.

3	Represents a contribution by the company’s charitable fund pursuant to its charitable matching program described above.

26	MONSANTO COMPANY	2013 PROXY STATEMENT

Stock Ownership of Management and Certain Beneficial Owners

Information is set forth below regarding beneficial ownership of our common stock, to the extent known to us, by:

■	each person who is a director or nominee;

■	each proxy officer;

■	all directors and executive officers as a group; and

■	each person known to us to be the beneficial owner of 5% or more of our common stock.

Except as otherwise noted, each person has sole voting and investment power as to his or her shares. All information is provided as of November 1, 2013, except as otherwise noted.

Name	Shares of Common Stock Owned Directly or Indirectly (#) [1,2,3]	Shares Underlying Options Exercisable Within 60 Days (#) [4]	Total (#) [5]
Hugh Grant	547,188	864,743	1,411,931
Gregory H. Boyce	5,185	0	5,185
David L. Chicoine, Ph.D.	9,354	0	9,354
Janice L. Fields	17,108	0	17,108
Arthur H. Harper	27,247	0	27,247
Laura K. Ipsen	10,045	0	10,045
Gwendolyn S. King	42,928	0	42,928
C. Steven McMillan	48,964	0	48,964
Jon R. Moeller	6,378	0	6,378
William U. Parfet	423,755	0	423,755
George H. Poste, Ph.D., D.V.M.	31,034	0	31,034
Robert J. Stevens	61,942	0	61,942
Pierre C. Courduroux	13,528	73,146	86,674
Brett D. Begemann	85,450	185,946	271,396
Robert T. Fraley, Ph.D.	67,973	211,402	279,375
Kerry J. Preete	28,408	75,812	104,220
All directors and executive officers as a group (23 persons)	1,556,746	1,757,358	3,314,104
FMR LLC [6]	31,314,478	0	31,314,478
BlackRock, Inc. [7]	29,344,786	0	29,344,786
Vanguard Group [8]	27,822,639	0	27,822,639

1	Includes the following shares of deferred stock deliverable within 60 days after Nov. 1, 2013 to each non-employee director as compensation under the Directors’ Plan as described beginning on page 24: Mr. Boyce, 827; Dr. Chicoine, 6,963; Ms. Fields, 15,854; Mr. Harper, 10,848; Ms. Ipsen, 4,619; Ms. King, 39,576; Mr. McMillan, 48,964; Mr. Moeller, 3,633; Mr. Parfet, 49,037; Dr. Poste, 29,898; Mr. Stevens, 51,942; and directors as a group, 262,161.

2	Includes 68,640 shares underlying Financial Goal RSUs (34,320 pre-split shares) awarded to Mr. Grant as part of his fiscal 2004 long-term incentive compensation. Mr. Grant elected to defer receipt of the shares until his retirement.

3	Includes the indicated number of shares of our common stock beneficially owned by the following individuals under our Savings and Investment Plan: Mr. Grant, 6,796; Mr. Courduroux, 1,121; Mr. Begemann, 6,542; Dr. Fraley, 3,890; and Mr. Preete, 6,413; and executive officers as a group, 72,939. Excludes the indicated number of:

–	hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our Savings and Investment Parity Plan: Mr. Grant, 42,111; Mr. Begemann, 9,134; Dr. Fraley,17,640; and Mr. Preete, 4,017; and executive officers as a group, 105,234; and

2013 PROXY STATEMENT	MONSANTO COMPANY	27

–	hypothetical shares of our common stock credited to a bookkeeping account as deferred compensation in the name of the following individuals under our Deferred Payment Plan: Mr. Begemann, 9,972; and executive officers as a group, 11,898.

4	The SEC deems a person to have beneficial ownership of all shares that he or she has the right to acquire within 60 days. For purposes of this table, we have used Dec. 31, 2013 as the cut-off date, which is 60 days after Nov. 1, 2013. The shares indicated represent shares underlying stock options granted under the 2000 Long-Term Incentive Plan or the 2005 Long-Term Incentive Plan. The shares underlying options cannot be voted.

5	The percentage of shares of our outstanding common stock, including options exercisable within 60 days after Nov. 1, 2013, beneficially owned by any director or executive officer does not exceed 1%. The percentage of shares of our outstanding common stock, including options exercisable within 60 days after Nov. 1, 2013, beneficially owned by all directors and executive officers as a group is approximately 0.6%.

6	Information is based on a Schedule 13G filed with the SEC on Feb. 14, 2013, filed by FMR LLC and its affiliates in their capacity as investment advisors. FMR LLC’s shares represent 5.96% of our outstanding common stock. FMR LLC’s business address is 82 Devonshire Street, Boston, MA 02109. FMR had beneficial ownership of and sole dispositive power with respect to 31,314,478 shares of common stock. FMR had sole power to vote 831,710 shares and shared voting or dispositive power for none of the shares. FMR’s Schedule 13G includes shares beneficially owned by Edward C. Johnson 3rd (31,049,914 shares), Fidelity Management & Research Company (30,220,434 shares), Fidelity Management Trust Company (167,006 shares), Strategic Advisors, Inc. (264,229 shares), Pyramis Global Advisors, LLC (39,000 shares), Pyramis Global Advisors Trust Company (359,245 shares), and FIL Limited (264,564 shares). FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) and that they are not otherwise required to attribute to each other the beneficial ownership of securities beneficially owned by the other corporation.

7	Information is based on a Schedule 13G filed with the SEC on Jan. 30, 2013, filed by BlackRock, Inc. (“BlackRock”). BlackRock’s shares represent 5.58% of our outstanding common stock. BlackRock’s business address is 40 East 52nd Street, New York, NY 10022. BlackRock had beneficial ownership of 29,344,786 shares, reflecting sole voting and sole dispositive power over 29,344,786 shares.

8	Information is based on a Schedule 13G filed with the SEC on Feb. 13, 2013, filed by The Vanguard Group (“Vanguard”). Vanguard’s shares represent 5.29% of our outstanding common stock. Vanguard’s business address is 100 Vanguard Blvd., Malvern, PA 19355. Vanguard had beneficial ownership of 27,822,639 shares, including sole dispositive power with respect to 26,899,141 shares of common stock. Vanguard had shared dispositive power over 923,498 shares and sole power to vote 936,610 shares. Vanguard had no shared voting power for any of the shares. The Schedule 13G includes shares beneficially owned by Vanguard Fiduciary Trust Company (752,459 shares) and Vanguard Investments Australia, Ltd. (355,190 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires all company executive officers and directors and persons owning more than 10% of any registered class of our capital stock to file reports of ownership and changes in ownership with the SEC. Based solely on the reports received by us or filed with the SEC and on written representations from reporting persons, we believe that all such persons complied with all applicable filing requirements during fiscal 2013, with the exception of Steven Mizell, who filed one Form 4 reporting two transactions late due to technical difficulties.

28	MONSANTO COMPANY	2013 PROXY STATEMENT

Proxy Item No. 1: Election of Directors

The shareowners are being asked to elect each of Mr. Boyce, Ms. Ipsen, Mr. Parfet and Dr. Poste to terms ending with the annual meeting to be held in 2015, until a successor is elected and qualified or until his or her earlier death, resignation or removal. The board nominated Mr. Boyce, Ms. Ipsen, Mr. Parfet and Dr. Poste, for election at the 2014 meeting of shareowners upon the recommendation of the nominating and corporate governance committee. Each nominee is currently a director of our company. For more information regarding the nominees for director, see Information Regarding Board of Directors beginning on page 14 and Board Meetings and Committees beginning on page 20.

The board does not contemplate that any of the nominees will be unable to stand for election, but should any nominee become unable to serve or for good cause will not serve, all proxies (except proxies marked to the contrary) will be voted for the election of a substitute nominee nominated by the board.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES FOR DIRECTOR

Report of the Audit and Finance Committee

The audit and finance committee operates pursuant to a charter adopted and amended from time to time by our company’s board of directors. The audit and finance committee has numerous oversight responsibilities beyond those related to the audited financial statements and the retention and oversight of the company’s independent registered public accounting firm. One of the requirements contained in the audit and finance committee charter is that all committee members meet the independence and experience requirements of the listing standards of the NYSE. Our board of directors believes that all members of the audit and finance committee meet these requirements and are “independent,” as that term is used in relevant SEC rules. In addition, under the audit and finance committee’s charter, no director may serve as a member of the audit and finance committee if he or she serves on the audit committee of more than two other public companies unless our board of directors determines that such simultaneous service would not impair his or her ability to serve effectively on the audit and finance committee. Please see the audit and finance committee’s charter for a description of requirements for its members and its responsibilities.

In reliance on the reviews and discussions referred to below, and exercising our business judgment, the audit and finance committee has recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2013, for filing with the SEC. In fulfilling our responsibilities, the audit and finance committee, among other things, has reviewed and discussed the audited financial statements contained in the 2013 Form 10-K with the company’s management and its independent registered public accounting firm.

Management, which is responsible for the financial statements and the reporting process, including the system of internal control over financial reporting, has advised the audit and finance committee that all financial statements were prepared in accordance with accounting principles generally accepted in the United States. Further, the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, has opined to the shareowners that the audited financial statements conform with such accounting principles. In addition, the audit and finance committee discussed with the independent registered public accounting firm the matters

2013 PROXY STATEMENT	MONSANTO COMPANY	29

required to be discussed by: Public Company Accounting Oversight Board Auditing Standard No.16, Communications with Audit Committees, as amended; Statement on Auditing Standards, AU Section 722 (SAS 100), Interim Financial Information; and Rule 2-07 of Regulation S-X, Communication with Audit Committees; as well as the auditor’s independence from the company and its management, including the matters in the written disclosures and letter received by the audit and finance committee, as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit and finance committee concerning independence.

Members of the audit and finance committee rely, without independent verification, on the information and representations provided to them by management and on the representations made to them by the independent registered public accounting firm. Accordingly, the oversight provided by the audit and finance committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal control over financial reporting, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or that the audit of the company’s financial statements by the independent registered public accounting firm has been carried out in accordance with auditing standards generally accepted in the United States.

For a detailed listing of the fees billed to the company by its independent registered public accounting firm, Deloitte and Touche LLP for fiscal years 2012 and 2013, see Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm below.

AUDIT AND FINANCE COMMITTEE

William U. Parfet, Chair

Arthur H. Harper

C. Steven McMillan

Jon R. Moeller

Robert J. Stevens

October 21, 2013

In accordance with the rules of the SEC, the information contained in the Report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s Regulation 14A or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that the information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

30	MONSANTO COMPANY	2013 PROXY STATEMENT

Proxy Item No. 2: Ratification of Independent Registered Public Accounting Firm

Our audit and finance committee, pursuant to its charter, has appointed Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.

While the audit and finance committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the audit and finance committee and our board are requesting, as a matter of policy, that the shareowners ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm. The audit and finance committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the shareowners do not ratify the appointment, the audit and finance committee may investigate the reasons for shareowner rejection and may consider whether to retain Deloitte & Touche LLP or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the audit and finance committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareowners or our company.

A formal statement by representatives of Deloitte & Touche LLP is not planned for the annual meeting. However, Deloitte & Touche LLP representatives are expected to be present at the meeting and available to respond to appropriate questions.

During and in connection with fiscal 2013, we engaged Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (which we collectively refer to as “Deloitte”) as our independent registered public accounting firm and to provide other professional services. The table below sets forth an estimate of the fees that we expect to be billed for audit services for fiscal 2013, as well as the fees expected to be billed by Deloitte with respect to audit-related, tax and all other services rendered during that period. In addition, the table sets forth the fees billed by Deloitte for audit, audit-related, tax and all other services during or in connection with fiscal 2012.

Description of Professional Service	Amount Billed
	2013 Fiscal Year ($)	2012 Fiscal Year ($)

Audit Fees — professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Form 10-Qs, accounting consultation, consents related to other filings with the SEC, and statutory and regulatory audits required for foreign jurisdictions

	10.9 million	9.7 million

Audit-Related Fees — assurance and related services that are reasonably related to the performance of the audit or review of financial statements, including employee benefit plan audits, due diligence services in connection with mergers and acquisitions, and attest or audit services that are not required

	0.6 million	0.5 million

Tax Fees — professional services for U.S. and foreign tax compliance, such as preparation of tax returns and claims for refund and tax payment and assistance with tax audits and appeals; tax planning, such as assistance with transfer pricing matters; expatriate tax services; and tax advice, such as advice related to mergers and acquisitions and employee benefit plans and requests for rulings or technical advice from taxing authorities

	2.2 million	2.9 million
All Other Fees — expatriate assignment services (non-tax related)	0.1 million	0.1 million

The audit and finance committee reviews, considers and ultimately pre-approves, where appropriate, all audit and non-audit engagement services to be performed by our independent registered public accounting firm. The audit and finance committee has a policy providing for the pre-approval of certain “audit services,” “audit-related services,” “tax services” and “all other services” to be provided by the independent registered public accounting firm and audit services to be provided by any other firm. Please see the above chart for a description of these types of services.

Each year in connection with the audit and finance committee’s approval of the audit engagement plan for the following year, management submits to the audit and finance committee a list of services expected to be provided during that period, as well as related estimated fees. As appropriate, and after obtaining an understanding of the

2013 PROXY STATEMENT	MONSANTO COMPANY	31

services, the audit and finance committee then pre-approves under its policy the services, and the related estimated fees, to be provided during the next audit engagement period or other period as is approved by the audit and finance committee. If, following the annual pre-approval, it becomes necessary to engage our independent registered public accounting firm for additional services or fees not pre-approved with the annual proposal, or if we need to engage another firm to provide audit services, the audit and finance committee must specifically pre-approve the additional services and related fees. The chair of the audit and finance committee has the delegated authority to pre-approve the provision of additional services and fees not contemplated by these annual pre-approvals and will communicate any such approvals to the full audit and finance committee. In connection with any pre-approval, the audit and finance committee will consider whether such services are consistent with the rules of the SEC and the Public Company Accounting Oversight Board on auditor independence.

All of the “audit services,” “audit-related services,” “tax services” and “all other services” provided by Deloitte during or in connection with fiscal 2013 were pre-approved by the audit and finance committee in accordance with the audit and finance committee’s policy.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR OUR 2014 FISCAL YEAR

Report of the People and Compensation Committee

The people and compensation committee of our board of directors has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on that review and discussion, the people and compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

PEOPLE AND COMPENSATION COMMITTEE

C. Steven McMillan, Chair

Arthur H. Harper

Gwendolyn S. King

William U. Parfet

November 25, 2013

32	MONSANTO COMPANY	2013 PROXY STATEMENT

Executive Compensation

Compensation Discussion and Analysis

The Compensation Discussion and Analysis, or “CD&A,” describes our overall executive compensation policies and practices, and focuses on fiscal 2013 compensation for the following individuals whom we refer to as our “proxy officers”: Hugh Grant, chairman and chief executive officer; Pierre Courduroux, senior vice president and chief financial officer; Brett Begemann, president and chief operating officer; Robb Fraley, executive vice president and chief technology officer; and Kerry Preete, executive vice president, global strategy.

These five individuals and six other officers make up our executive team. Our executive team is responsible for developing and implementing our strategic plans and initiatives and overseeing the day-to-day operations of the company. We refer to the 11 members of our executive team as our “executives.”

The CD&A is divided into the following sections:

■	Executive Summary (page 33)

■	Overview of Our Executive Compensation Program (page 37)

■	Detailed Information About Our Executive Compensation Program (page 41)

■	Our Fiscal 2014 Executive Compensation Program (page 48)

■	Setting Executive Compensation (page 48)

■	Other Arrangements and Policies Related to Our Executive Compensation Program (page 52)

Executive Summary

Performance Overview

Our Company Delivered a Third Consecutive Year of Strong Growth in Fiscal 2013

Strategic actions implemented by our chief executive officer and other executives, which broadened our portfolio to adapt to the variables of agriculture, have again provided value for our company and our shareowners; additional strategic actions taken in fiscal 2013 provide a balanced, global growth opportunity for the long term.

■	Financial Results. Net sales for fiscal 2013 were nearly $14.9 billion, an increase of 10% from fiscal 2012; ongoing earnings per share reached a new high for our company of $4.56, an increase of 23%; and free cash flow was a source of $1.96 billion, which was 3% less than our record free cash flow performance in the prior period.

–	In fiscal 2013, we also announced a new $2 billion stock repurchase program and increased our dividend by 15%. Over the last three years, we have returned approximately $4.075 billion in cash to shareowners through dividends and stock repurchases.

■	Commercial Operations. Our broad global portfolio was a significant contributor to our strong performance and lays a foundation for our company to adapt to the practical variables inherent in agriculture. Sales for our corn seed and traits and our agricultural productivity businesses represented the largest contributors to our improved performance.

–	We achieved record total corn volumes for the third consecutive year, reflecting our upgraded product portfolio and growth in our international corn business, which continues to represent a significant growth opportunity for the future.

–	We reached an agreement with certain farmer groups in Brazil that had a negative impact on fiscal 2013 sales for our soybean seeds and traits but paved the way for the successful launch of our new Intacta RR2 PRO™ soybean product in Brazil in late fiscal 2013.

2013 PROXY STATEMENT	MONSANTO COMPANY	33

Executive Compensation  continued

–	We continued our focus on a sustainable growth strategy for our glyphosate business, in order to adapt to fluctuations in the worldwide market for this business. The growth achieved by this business during our fiscal 2013 confirms that the selling strategy we developed several years ago continues to provide value for our company.

–	We successfully launched a Ground Breakers® trial of our new FieldScripts® product, which is a key part of our Integrated Farming SystemsSM platform and, along with our acquisition of The Climate Corporation in fall 2013, comprises a potentially transformational new opportunity for our company.

■	Research and Development Pipeline. In fiscal 2013, we reported a record 18 projects advancing phases in our integrated research and development pipeline, which covers breeding, biotechnology, and improved agronomics platforms to support our long-term focus on a systems approach to solving agronomic challenges. We also obtained several key regulatory approvals.

■	Long-Range Plan. Our long-range plan is intended to support the development of our business to achieve sustainable earnings growth. In addition to our operational strategies and pipeline advancements, we focused on the development of our research and development platforms. In fiscal 2013, we also entered into various collaborations and acquired companies that have developed technology that could provide strategic benefits to our platforms.

■	Organizational Effectiveness. We focused on the importance of maintaining a talented and diverse workforce as a key driver of long-term growth, as evidenced by the following:

–	Succession planning and development programs, retention of top talent, organizational surveys;

–	Development and promotion of key executives to our executive team; and

–	External recognition including being ranked among the 2013 Great Place to Work® World’s Best Multinational Workplaces.

■	Intellectual Property. We continued our support for innovation through development of a leading patent portfolio for agricultural biotechnology products, including successful recognition of value through licensing and related activities. We entered into a long term license with DuPont for Roundup Ready 2 Yield® and Roundup Ready 2 Xtend™ soybean technologies, and reached agreement with certain grower groups in Brazil to help provide a framework for the commercial introduction of Intacta RR2 PRO™ soybean technology.

We made substantive changes to our business to further embed sustainability in our business operations and expanded our reporting on our efforts for sustainable agriculture.

■	Inherent in our business is our unique opportunity to contribute to sustainable food, fiber and fuel production. Our annual and long-term performance goals are based on our fiscal year budget and long-range plans that incorporate strategies for cost reduction through more efficient use of energy and water and reuse of materials, in addition to the launch and sales of products designed to contribute to sustainable agriculture. For example, we developed a way to use leftover corn cobs from our corn seed production as fuel in our chemical plant, and both our current products and our pipeline of potential products are designed to increase a farmer’s yield per acre, using the same or fewer resources.

■	We issued our second Sustainability Report (available at www.sustainability.monsanto.com) using the Global Reporting Initiative (GRI) framework, reporting at a B Level as a result of increased disclosure of our company’s performance, including our materiality matrix. We previously reported at a C Level. During fiscal 2013, our newly formed Sustainability Strategy Council used the materiality matrix to direct resources and focus toward areas important to stakeholders and our company. The GRI is a sustainability reporting framework that can assist us on our continuous and transparent journey to improve sustainability for our company, our customers and our world at large.

34	MONSANTO COMPANY	2013 PROXY STATEMENT

Key Performance Measures Included in Officer Compensation Program

Our growth was reflected in our fiscal 2013 performance against key measures that are important to our shareowners and are included in our officer compensation program: ongoing earnings per share (“EPS”), free cash flow, net sales and adjusted return on capital (“ROC”)1. The following table illustrates the company’s performance with respect to these metrics over a three-year period.

See Appendix C for a reconciliation of our ongoing EPS, free cash flow and ROC to results reported in accordance with generally accepted accounting principles.

Pay-for-Performance Approach to Executive Compensation

Our people and compensation committee ( the “Committee”) believes in a pay-for-performance approach to executive compensation and designs our program to focus our executives on achieving key financial and strategic business objectives and reward them when objectives are achieved.

■	A significant portion of our executives’ compensation is tied to company annual and longer term performance. For example, for fiscal 2013, 87.3% of Mr. Grant’s total direct compensation — which we define as base pay, target fiscal 2013 Annual Incentive Plan (“AIP”) opportunity and long-term incentive (“LTI”) opportunity — is contingent upon company performance over fiscal 2013 and the longer term.

■	The LTI component of executives’ compensation is delivered in two forms of equity grants:

–	stock options, to align a significant portion of pay to value created for our shareowners; and

–	multi-year, financial goal-based restricted stock units, which we call “Financial Goal RSUs,” to link an element of pay to company longer-term performance against goals for key financial performance measures.

■	The Committee considers our fiscal year budget and long-range plan when establishing AIP and Financial Goal RSU performance measures and goals. This directly ties AIP payouts and value realized from a portion of LTI equity awards to achievement of goals established against key financial and strategic objectives.

■	Amounts our executives may receive from AIP awards and Financial Goal RSUs are directly related to company performance against a combination of financial measures including EPS, free cash flow, net sales and ROC, and with respect to AIP awards, individual performance related to strategic and operational objectives.

[1]	Ongoing EPS excludes certain after-tax items that we do not consider part of ongoing operations. Free cash flow is the sum of net cash provided by operating activities and net cash required by investing activities, as reported in our Statement of Consolidated Cash Flows. ROC is expressed as a percentage, which represents the result of dividing operating profit after-tax (excluding certain items) by average capital.

When evaluating performance in determining compensation, the Committee considers EPS, as adjusted by the Committee for certain items, either positive or negative, that it deems to be extraordinary. These adjustments are generally the same or similar to the after-tax items excluded for ongoing EPS. At the end of fiscal years 2011-2013, the adjusted EPS considered by the people and compensation committee was the same as ongoing EPS.

2013 PROXY STATEMENT	MONSANTO COMPANY	35

Executive Compensation  continued

Summary of Committee Actions for Fiscal 2013 Proxy Officer Compensation

The Committee took the following actions with respect to our proxy officers’ fiscal 2013 compensation:

■	Provided base pay increases to reflect competitive market positioning and promotions;

■	Established AIP goals for the key performance measures of EPS, free cash flow and net sales (“AIP Performance Measures”) consistent with management’s plans for continued growth of our global business, taking into consideration targets that were established at appropriate levels to support growth and innovation while discouraging business strategies with excessive risk;

■	Adjusted the mix of executives’ LTI awards by increasing the Financial Goal RSU component from 25% to 40% and decreasing the stock option component from 75% to 60%;

■	Lengthened the performance period for the Financial Goal RSU component of executives’ LTI compensation from two years to three years, aligned with the three-year vesting term, to provide an extended period of focus on specific goals related to the achievement of sustainable business performance;

■	Awarded above-target AIP cash payments recognizing our agility and collaboration across the entire company to deliver very strong financial results, surpassing our targets for EPS, free cash flow and net sales; and

■	Determined that based upon the company’s fiscal 2012 and fiscal 2013 performance, 200% of the target number of Financial Goal RSUs awarded to each proxy officer as part of his fiscal 2012 compensation will be eligible for vesting if he meets the award’s three-year service requirement.

Our Compensation Practices

The Committee continues to implement and maintain leading practices in our executive compensation program and related areas. These practices include the following:

■	The Committee retains an independent consultant, Frederic W. Cook & Co., Inc. (“Cook & Co.”), to advise the Committee on executive compensation matters. Cook & Co. provides no services to our company other than those provided directly to or on behalf of the Committee (described on page 49).

■	The Committee, with the assistance of management and input from Cook & Co., regularly analyzes risks related to our compensation program and conducts a full risk assessment on an annual basis (described on page 10).

■	Executives and directors are required to meet stock ownership requirements, and the holding requirement for our CEO was increased from five times to six times his base pay beginning in our fiscal 2014 (described on page 53).

■	Executives and directors are prohibited from hedging, pledging or engaging in any derivatives trading with respect to company stock (described on page 53).

■	Our recoupment policy allows the company to recover performance-based cash and equity incentive compensation paid to executives in various circumstances (described on page 53).

■	Our company provides no tax “gross-ups” for perquisites or excise tax gross-ups in the event of a change-of-control related termination.

■	Our annual equity awards reward for future performance and provide for vesting over a three-year period, except in limited circumstances involving certain terminations of employment.

■	Long-term incentive awards provide for double-trigger vesting in the event of a change of control.

■	The Committee reviews tally sheets and wealth accumulation analyses for each executive on an annual basis (described on page 51).

36	MONSANTO COMPANY	2013 PROXY STATEMENT

Shareowner Input in Our Executive Compensation Program

Our Company’s 2013 Vote on Executive Compensation. At our January 2013 annual meeting, a significant majority of our shareowners, or nearly 96% of votes cast, supported our proposal to approve our fiscal 2012 executive compensation program. As in previous years, our largest shareowners did not express concerns regarding our executive compensation program. The Committee will continue to consider shareowner sentiments about our core principles and objectives when determining executive compensation.

Our Shareowner Outreach Program. Our company engages in dialogue with our major shareowners throughout the year about various corporate governance topics, including executive compensation. In connection with the annual meeting and over the course of the last year, we have reached out to a significant portion of our top 150 investors and beyond. The smallest holdings in this group of investors represented voting authority for less than 0.1% of our outstanding shares.

The Committee values insights gained from these discussions and finds them to be helpful as the members consider and adopt compensation policies affecting our employees, including our proxy officers. For example, based on extensive discussion of these views, and taking into consideration evolving best practices and the company’s business plans, the Committee determined to make certain changes to the design of the LTI component of our fiscal 2013 executive compensation program. Specifically, for fiscal 2013, the Committee:

■	Lengthened the Financial Goal RSU performance period from two years to three years, while retaining the three year vesting period; and

■	Adjusted the mix of executives’ LTI compensation equity awards by decreasing the stock option component from 75% to 60% and increasing the Financial Goal RSU component from 25% to 40%, emphasizing the importance of achieving key financial goals with respect to the success of the company.

We will continue to seek opportunities for dialogue with our investors on executive compensation and, more broadly, corporate governance.

Overview of Our Executive Compensation Program

Program Objectives

The Committee designs our executive compensation program to reflect its pay-for-performance philosophy and core principles of:

■	aligning management’s interests with the long-term interests of shareowners;

■	providing compensation on the basis of performance that supports key financial and strategic business outcomes;

■	attracting, motivating and retaining top talent to lead our business;

■	reinforcing a culture of integrity to support sustainable business growth;

■	assessing and appropriately managing compensation risk in the context of our business strategies; and

■	limiting perquisites and other non-performance-based entitlements.

The Committee believes that our fiscal 2013 program successfully incorporates these principles and reflects best practices in executive compensation.

2013 PROXY STATEMENT	MONSANTO COMPANY	37

Executive Compensation  continued

Pay For Performance Compensation Mix

For fiscal 2013, a significant portion of our proxy officers’ compensation is again at risk and the actual amounts realized depend upon company annual and longer-term performance and our stock price. The Committee provides more than half of our proxy officers’ target total direct compensation through LTI award value, in recognition of their accountability for delivering results and to ensure that their realized compensation is aligned with longer-term company operational performance and shareowner experience. The Committee also believes that this approach motivates our proxy officers to consider the impact of their decisions on achieving and sustaining key financial results expected to lead to increased shareowner value.

The mix of total direct compensation is illustrated in the charts below. At risk compensation includes the target AIP opportunity and LTI opportunity (delivered in the form of stock options and Financial Goal RSUs).

Measuring Performance

Financial measures. For fiscal 2013, the Committee again chose to use EPS, free cash flow and net sales performance measures for our AIP Performance Measures and EPS, free cash flow and ROC performance measures (“Financial Goal RSU Performance Measures”) for our Financial Goal RSUs. The following chart explains the weighting for each measure for the AIP and Financial Goal RSUs, and the rationale for using each of these measures.

The Committee believes that these performance measures, that are incorporated into the company’s annual budget and long-term planning, best represent the measures used by our shareowners to assess our company’s value. Additionally, the consistent use of these performance measures, in addition to overlapping performance

38	MONSANTO COMPANY	2013 PROXY STATEMENT

periods for our Financial Goal RSUs, enables the Committee to evaluate our proxy officers’ performance in generating sustainable growth. The Committee also believes that the overlap of EPS and free cash flow performance measures between the AIP and Financial Goal RSUs focuses our proxy officers on these measures, highlights the importance of their leading the organization to achieve both short-term and long-term financial and strategic goals, and minimizes any incentive to sacrifice long-term growth to meet annual targets or vice versa.

The standards for determining company performance against these performance measures are derived from our financial statements, which follow generally accepted accounting principles. However, in evaluating performance, the Committee may exercise discretion in determining whether pre-established goals with respect to EPS and free cash flow have been attained. The Committee believes that retaining discretion to adjust the calculation of performance results to exclude items it considers extraordinary encourages management’s willingness to take actions that may limit short-term company performance, yet support long-term growth in the best interests of our shareowners. See Annual Incentive Plan on page 58 for additional information on the items the Committee may, in its discretion, exclude as extraordinary for purposes of the EPS and free cash flow calculations and Appendix C for a reconciliation of adjusted performance results to results calculated under generally accepted accounting principles.

Summary of Elements of Fiscal 2013 Compensation

The information in the following chart summarizes the elements of fiscal 2013 proxy officer compensation included in the Summary Compensation Table on page 54, in addition to benefits under broad-based benefit plans in which proxy officers participate. The narratives to the compensation tables provide more information about the design of each element of the total direct compensation.

Total Direct Compensation
Component	Key Features	Objectives
Base Pay	■ Fixed annual cash amount, paid at regular payroll intervals	■ Provide a regular source of income
Annual Incentive Plan (“AIP”)

■   Performance-based cash compensation: Committee determines payout based on company performance against goals with respect to AIP Performance Measures and individual proxy officer contributions

■   Proxy officers participate in the same AIP with our other executives and most of our other employees

■   Awards for certain proxy officers are subject to specified limits and contingent on the company satisfying a performance goal under our shareowner-approved Section 162(m) Annual Incentive Plan

■ Focus the organization on achieving key financial results and reward for successful performance ■ Align officers and organizations they lead with annual goals and objectives

2013 PROXY STATEMENT	MONSANTO COMPANY	39

Executive Compensation  continued

Total Direct Compensation
Component	Key Features	Objectives
Long-Term Incentive (“LTI”)

■   Equity-based compensation: amount realized, if any, dependent on company achieving long-range financial goals and sustained or increased stock price

■   LTI opportunity delivered through:

–   Stock options (60%):

–   Exercise price equal to the fair market value of a share of company stock on the grant date

–   Ratable vesting over a three-year service period

–   Double-trigger vesting in the event of a change of control

–   Financial Goal RSUs (40%):

–   Shares eligible for vesting based on achievement of Code Section 162(m) performance goal and company performance against three-year cumulative EPS and free cash flow and three-year average ROC goals

–   Vest shortly after the end of three-year performance period

–   Double-trigger vesting in the event of a change of control

–   Award settled in shares of company stock

–   No dividends paid prior to vesting date

■   Size of stock option grant and target number of Financial Goal RSUs awarded represent a forward-looking incentive opportunity; not a reward for past performance

■   Focus officers on achieving and sustaining longer-term business results and reward performance

■    Stock options reward for stock price appreciation and provide a direct link to shareowner value

■    Financial Goal RSUs motivate officers to achieve longer-term financial goals that are expected to lead to increased shareowner value; year-over-year grants reward sustained performance of key financial measures

Retention Award
Component	Key Features	Objectives
Restricted Stock Units (special one-time grant to Mr. Preete in 2013)

■   Occasionally granted to select employees

■   Vesting subject to attainment of Code Section 162(m) performance goal

■   Cliff vesting at the end of a four-year service period

■   Realized value determined by stock price on vesting date

■   No dividends paid prior to the vesting date

■   Double-trigger vesting in the event of a change of control

■   All units are forfeited in the event employment ends prior to the vesting date, except in the cases of death, disability or involuntary termination without cause (pro-rata vesting)

■   Retain key talent critical to successful execution of long-term strategies

■   Facilitate development of a strong line of succession candidates for key leadership roles to ensure an orderly transition to the next generation of company leaders

■   Tie vesting period to anticipated timeframe for execution of key initiatives

■   Link ultimate value of grant to the value of company stock

40	MONSANTO COMPANY	2013 PROXY STATEMENT

Other Compensation
Component	Key Features	Objectives
Benefits

■   Standard range of medical, dental, life insurance, disability and retirement plans available to other employees

■   Cost of health and welfare benefits partially borne by employee, including each proxy officer

■ Provide our workforce with a market-competitive level of financial support in the event of injury, illness and retirement
Perquisites

■   Limited perquisites or personal benefits including:

–   Executive Health Management Program (comprehensive annual physical exam and associated diagnostic/laboratory testing)

–   Airplane usage

–   Increased coverage under our travel accident plan

■   No tax gross-ups on perquisites

■   Executive Health Management Program — facilitate early intervention and health risk modification, thereby decreasing the likelihood of sudden illness and possible negative impact on company performance

■   Airplane usage — our board requires that our CEO travel on the company’s aircraft for security reasons; limited personal use by other proxy officers with the prior approval of our CEO

Detailed Information about Our Executive Compensation Program

The Committee targets each element of a proxy officer’s annual total direct compensation to the median range for comparable positions in our comparator group, which it considers generally to be 90%-110% of the median. The members of our comparator group are described on page 50. The Committee may use its discretion to adjust a component of a proxy officer’s pay above or below the median range to acknowledge the experience and value he brings to the role, sustained high-level performance, internal value and the amount of his pay relative to the pay of his peers within our company. The differences in compensation levels among our proxy officers are primarily attributable to the differences in the median range of compensation for similar positions in our comparator group data and the Committee’s assessment of each position’s internal value.

2013 PROXY STATEMENT	MONSANTO COMPANY	41

Executive Compensation  continued

Base Pay

The Committee generally implements any base pay increases on a calendar year basis, with occasional mid-year increases to reflect a promotion or additional experience or responsibilities. The table below includes each proxy officer’s base pay as of August 31, 2013 in comparison to his base pay as of August 31, 2012. This information is different than the base pay information provided in the Summary Compensation Table on page 54, which reflects base pay received on a fiscal year basis, including increases effective in January or at other times during the fiscal year.

Fiscal Year-End Base Pay
	Base Pay ($)		% Increase
Name	August 31, 2012	August 31, 2013		Reason for Increase
Hugh Grant	1,431,856	1,460,500	2.0%	Maintain alignment with comparator group; consistent with Company-wide percentage increase for U.S. employees
Pierre C. Courduroux	550,000	580,000	5.5%	Additional experience; maintain alignment with comparator group
Brett D. Begemann	675,000	688,500	2.0%	Maintain alignment with comparator group; consistent with Company-wide percentage increase for U.S. employees
Robert T. Fraley, Ph.D.	624,240	637,000	2.0%	Maintain alignment with comparator group; consistent with Company-wide percentage increase for U.S. employees
Kerry J. Preete	447,780	500,000	11.7%	Promotion to executive vice president, global strategy in 2012; additional responsibilities; better align with comparator group

Annual Incentive Plan

The design of our fiscal 2013 AIP is described in the section Annual Incentive Plan at page 57. The Committee regularly evaluates the design of our AIP and the AIP Performance Measures to assure that the plan continues to focus the organization on achieving key financial results. The Committee determines the amount of each proxy officer’s cash award under the AIP as follows.

Before considering the amount of our proxy officers’ awards under our AIP, the Committee first determines whether the company achieved the pre-established corporate adjusted net income performance goal for the fiscal year performance period under our shareowner approved Section 162(m) Annual Incentive Plan for Covered Executives (described on page 52), which we refer to as our “Code Section 162(m) Plan.” If the Committee certifies that the goal was achieved, the Committee determines the amount of each proxy officer’s cash award under the AIP using the following process:

Target AIP Opportunity Expressed as a Percentage of Base Pay. In October 2012, the Committee determined each proxy officer’s target AIP opportunity expressed as a percentage of base pay for the fiscal 2013 performance period. Each proxy officer’s fiscal 2013 target AIP opportunity is included in the table entitled Summary of Proxy Officer 2013 AIP Target Opportunities and Cash Payouts on page 44. The sum of all plan participants’ target fiscal 2013 award opportunities equals the target AIP award pool.

AIP Award Pool Funding Determined by Company Fiscal 2013 Performance Against Goals.

Goals Reflect Fiscal 2013 Business Expectations. In August 2012, the Committee set fiscal 2013 threshold, target and outstanding-level goals with respect to each of the AIP Performance Measures. The Committee’s deliberations focused on setting goals at levels sufficiently high to motivate the organization to achieve the year’s financial objectives, including mid-teens growth in EPS over fiscal 2012 performance, but within reasonably attainable parameters to discourage pursuit of excessively risky business strategies.

42	MONSANTO COMPANY	2013 PROXY STATEMENT

The Committee set the target-level goal for each of the AIP Performance Measures to correspond to the fiscal 2013 budget. The Committee set the threshold-level EPS goal to correspond to our forecasted fiscal 2012 performance, thus requiring improvement over prior year performance for any pay-out with respect to this performance measure. Achievement of the EPS target-level goal would require mid-teens growth, consistent with the results of a growth company, and achievement of the EPS outstanding-level goal would require 20% growth over fiscal 2012 EPS performance. The Committee also set the threshold-level net sales goal to correspond to our fiscal 2012 performance, thus requiring improvement over the prior year. After considering the challenges in predicting future company free cash flow, the Committee widened the performance ranges as compared to previous years with respect to this performance measure.

Performance Against Goals. The Committee determined funding of the fiscal 2013 AIP award pool at its October 2013 meeting and after considering a number of factors including:

■	Our fiscal 2013 results and company performance measured against the AIP goals set for the AIP Performance Measures, as follows:

Fiscal 2013 AIP Summary of Goals
AIP Performance Measure	Threshold Level Goals (35% Funding)	Target Level Goals (100% Funding)	Outstanding Level Goals (200% Funding)	Actual Results
EPS	$3.69	$4.20	$4.42	$4.56
Free Cash flow (Millions)	$1,400	$1,700	$2,125	$1,963
Net sales (Millions)	$13,413	$14,169	$14,877	$14,861

■	The fact that the company outperformed the outstanding level goal set for EPS, after exercising its discretion to consider earnings from a divested business and favorable resolution of a legacy tax matter as “extraordinary” and exclude $0.04 from the determination of EPS performance;

■	The company exceeded target-level performance with respect to the free cash flow goal (no adjustments were made);

■	The company achieved nearly outstanding-level performance with respect to net sales (no adjustments were made); and

■	The combination of very strong financial business and organizational results during fiscal 2013 described earlier in the Executive Summary on page 33.

After careful deliberation, the Committee determined to fund the AIP award pool at 188% of target-level funding: 185% for allocation among all AIP participants, plus an additional four million dollars to reward exceptional team and individual performers.

Individual Proxy Officer Awards Recognize Very Strong Results for Fiscal 2013.

AIP Award for Our Chief Executive Officer. During its October 2013 meeting, the Committee met in private session to evaluate our chief executive officer’s individual performance and determine an appropriate AIP award, taking into account our company’s excellent fiscal 2013 performance. The Committee considered Mr. Grant’s strong, focused leadership of our executives and the entire organization, enabling them to:

■	Deliver very strong fiscal 2013 financial results, surpassing our targets for EPS, free cash flow and net sales;

■	Leverage our broad global portfolio, including achieving record corn volumes, while managing a license opportunity with a key soybean customer and challenges for our Brazil soybean business with a long-term view;

■	Continue to deliver record progress in our research and development pipeline to support our long-term growth opportunities;

■	Advance the development of a potentially transformational new platform for our company through the GroundBreakers® trial for our new FieldScripts® product and extensive effort in connection with our acquisition of The Climate Corporation, which acquisition was completed in fall 2013; and

2013 PROXY STATEMENT	MONSANTO COMPANY	43

Executive Compensation  continued

■	Achieve significant progress toward embedding a focus on sustainability within our business and, working with customers and other stakeholders, advancing sustainable agriculture.

AIP Awards for Our Other Proxy Officers. In determining the fiscal 2013 AIP awards for our executives other than our chief executive officer, the Committee determined to first consider the executives’ awards collectively, using the 185% company-wide allocation factor, and adjust each officer’s award after evaluating his or her fiscal 2013 individual performance. Based on the following considerations, the Committee determined the amount of fiscal 2013 AIP awards for our other proxy officers:

■	Mr. Courduroux – Led the finance organization to further develop our capital allocation strategy to leverage our balance sheet and reward our shareowners through a return of cash, while keeping strategic flexibility; implemented enhanced standardized global processes relating to long-range planning, enterprise risk management and shared services; strengthened development of our finance team, including increased technical expertise.

■	Mr. Begemann – Led our commercial organization to achieve substantial growth in sales and EPS over fiscal 2012 and our fiscal 2013 budget; continued growth in our global corn business; increased penetration of our second generation soy product in the United States and successfully launched our first soybean trait developed for Brazil; optimized our crop protection business; enhanced talent development in the commercial organization; continued strong safety performance.

■	Dr. Fraley – Led the technology and regulatory organizations in development of the industry’s first integrated yield research and development pipeline, in addition to delivering record progress in our research and development pipeline with 18 projects advancing phases; enabled the launch of new products through regulatory approvals, providing opportunity for future growth; supported record employee engagement and safety records across the organizations.

■	Mr. Preete – Led the negotiation of strategic acquisitions and agreements to support growth platforms; provided direction for resolution of an intellectual property dispute with DuPont, resulting in a long-term license agreement; coordinated with teams across our company to strengthen our long-range planning process; continued development of key leadership in our strategy and informational technology teams.

Amount of Proxy Officer 2013 AIP Awards.

Summary of Proxy Officer 2013 AIP Target Opportunities and Cash Payouts
	At Target Performance (100% Funding)		Actual Cash Award Amount	Funding Factor % of Target
Name	% of Base Pay	Dollar Amount
Hugh Grant	140%	$2,044,700	$3,864,483	189.0%
Pierre C. Courduroux	75%	$435,000	$805,000	185.1%
Brett D. Begemann	85%	$585,225	$1,120,000	191.4%
Robert T. Fraley, Ph.D.	85%	$541,450	$1,020,000	188.4%
Kerry J. Preete	70%	$350,000	$675,000	192.9%

Long-Term Incentives

The Committee regularly evaluates the design of the LTI component of our proxy officers’ annual total direct compensation to assure that the overall structure and equity awards continue to meet the Committee’s core principles and objectives. For fiscal 2013, based on extensive discussion of investor views and comments, and taking into consideration evolving best practices and the company’s business plans, the Committee determined to make certain changes to the design of the LTI component of the fiscal 2013 executive compensation program. Specifically, the Committee adjusted the mix of executives’ LTI awards by decreasing the stock option component from 75% to 60% and increasing the Financial Goal RSU component from 25% to 40%. The Committee changed the allocation to emphasize the importance of key financial goals essential to the success of our company. The Committee also extended the Financial Goal RSU performance period from two to three

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years, while retaining the three-year vesting period to enhance focus on longer-term operating performance and support our retention objectives.

LTI Opportunities Delivered in Form of Equity Grants.

Amount of LTI Opportunity. The Committee determined the dollar amount of each proxy officer’s fiscal 2013 LTI opportunity taking into consideration the median range of long-term opportunities for a comparable position in the comparator group and the internal value the company places on his position. The Committee did not take into account any proxy officer’s past performance when determining the dollar amount of his fiscal 2013 LTI opportunity.

LTI Opportunities Converted to Grants of Stock Options and Financial Goal RSUs. The dollar amount of each proxy officer’s fiscal 2013 LTI opportunity was delivered as follows:

■	Stock Options. 60% was converted to a number of stock options by dividing the dollar amount by the estimated Black-Scholes value of our stock on the October 26, 2012 grant date (historically estimated at 40% of the fair market value of a share of our stock on the grant date). The stock options will vest ratably over a three-year period. The value a proxy officer may eventually realize, if any, is contingent upon his completing the required service period and our stock price at the time he determines to exercise any in-the-money options. The section Stock Options at page 59 describes the terms and conditions of the stock options.

■	Financial Goal RSUs. 40% was converted to a target number of Financial Goal RSUs by dividing the dollar amount by the fair market value of a share of our stock on the October 26, 2012 grant date. The number of Financial Goal RSUs eligible for vesting will range from 0%-200% of the target number awarded, and will be determined by the Committee based upon the Committee’s determination that the company attained the pre-established Code Section 162(m) performance goal of positive net income for the three-year performance period and evaluation of the company’s fiscal 2013-2015 performance against three-year cumulative EPS and free cash flow goals and three-year average ROC goals. Any Financial Goal RSUs eligible for vesting will be settled in shares of company stock by November 15, 2015, only if the proxy officer meets the award’s three-year service period. The value a proxy officer may eventually realize, if any, is contingent upon the number of Financial Goal RSUs eligible for vesting and our stock price on November 15, 2015. The design of the Financial Goal RSUs is described later in this section, and the specific terms and conditions of the awards are described in the section Financial Goal RSUs at page 59.

The Committee believed that providing a mix of stock options (to closely align a significant portion of proxy officers’ pay to value created for our shareowners) and Financial Goal RSUs (to focus our proxy officers on leading the entire organization to achieve sustainable longer-term performance results related to goals for key financial performance measures and to link an element of their pay to the value of our stock) helps to align our proxy officers with shareowners’ interests.

Size of Fiscal 2013 LTI Opportunities and Equity Grants. The dollar amount of each proxy officer’s fiscal 2013 LTI opportunity is included in his fiscal 2013 total compensation in the Summary Compensation Table on page 54 as the grant value of the stock options and estimated probable value of the Financial Goal RSU awards on the grant date. The number of stock options and target number of Financial Goal RSUs granted to each proxy officer as delivery of his 2013 LTI opportunity is set forth in the following table.

Fiscal 2013 Proxy Officer LTI Opportunities, Stock Option Grants, and Target Number of Financial Goal RSUs
	2013 Long-Term Opportunities and Awards
Name	LTI Opportunity	Number of Stock Options	Target Number of Financial Goal RSUs
Hugh Grant	$8,000,000	132,630	35,367
Pierre C. Courduroux	$2,000,000	33,160	8,842
Brett D. Begemann	$2,500,000	41,450	11,053
Robert T. Fraley, Ph.D.	$2,500,000	41,450	11,053
Kerry J. Preete	$1,300,000	21,560	5,748

2013 PROXY STATEMENT	MONSANTO COMPANY	45

Executive Compensation  continued

Detailed Information About Financial Goal RSUs.

Design and Award Process. The following information highlights the Committee’s process in designing and awarding fiscal 2013 Financial Goal RSUs to our proxy officers.

When structuring the fiscal 2013 Financial Goal RSUs to include three-year cumulative goals, the Committee focused on aligning the length of the performance period with available information for it to consider in setting challenging, yet attainable, forward-looking targets, given our current year budget and long-range plan.

Fiscal 2013 Financial Goal RSU Performance Goals. In August 2012, the Committee established performance goals for each of the Financial Goal RSU Performance Measures for achievement over the fiscal 2013-2015 performance period. The Committee set target-level performance goals for each performance measure in line with our fiscal 2013 budget and our fiscal 2014-2015 long-range business plan approved by our board, anticipating that it would be challenging for the company to achieve these levels of performance. The Committee sets the threshold-level performance goals at a level that is viewed as reasonably achievable to support both performance motivation and retention objectives. The Committee believes that achievement of the outstanding-level performance goals requires significant stretch in performance and represents what the Committee believes is company performance worthy of outstanding-level awards to our proxy officers.

RSUs Granted in Fiscal 2012: Performance Determinations

Twenty-five percent (25%) of the dollar amount of each proxy officer’s 2012 LTI opportunity was delivered to him in the form of Financial Goal RSUs. The performance measures of the fiscal 2012 Financial Goal RSUs were the same as the fiscal 2013 Financial Goal RSUs as described earlier in this section and in the section Financial Goal RSUs at page 59.

In October 2013, the Committee reviewed the company’s financial results and the information in the chart below to determine the size of each proxy officer’s award and number of Financial Goal RSUs eligible for vesting.

Fiscal 2012 Financial Goal RSU Grant Summary of Goals
		Financial Goals
2012 Fiscal Year Grant for fiscal 2012 and 2013 Performance	Threshold Performance (50% of Units eligible for vesting)	Target Performance (100% of Units eligible for vesting)	Outstanding Performance (200% of Units eligible for vesting)	Actual Results
Cumulative EPS (1/3 of Units)	$6.03	$7.09	$7.80	$8.26
Cumulative free cash flow (Millions) (1/3 of Units)	$2,457	$2,890	$3,179	$3,980
Average ROC (1/3 of Units)	13.2%	15.5%	17.1%	20.1%

46	MONSANTO COMPANY	2013 PROXY STATEMENT

Since the company exceeded the outstanding performance level with respect to each of the Financial Goal RSU Performance Measures, the Committee determined that 200% of the target-number of Financial Goal RSUs awarded to each proxy officer as part of his fiscal 2012 LTI opportunity (the maximum) is eligible for vesting, based on the following formula:

The number of Financial Goal RSUs eligible for vesting will be settled in shares of company stock on August 31, 2014 if the proxy officer meets the award’s required three-year service period. Therefore, the value the proxy officer may realize, if any, is dependent upon the number of his fiscal 2012 Financial Goal RSUs eligible for vesting and the value of our stock on August 31, 2014. The target number of fiscal 2012 Financial Goal RSUs granted to each proxy officer as delivery of 25% of his fiscal 2012 LTI opportunity and the number of Financial Goal RSUs eligible for vesting on August 31, 2014 is as follows:

Proxy Officer Fiscal 2012 Financial Goal RSUs Eligible for Vesting
Name	Target Number of Financial Goal RSUs Awarded	Number of RSUs Eligible for Vesting on August 31, 2014
Hugh Grant	25,071	50,142
Pierre C. Courduroux	5,015	10,030
Brett D. Begemann	6,352	12,704
Robert T. Fraley, Ph.D.	8,357	16,714
Kerry J. Preete	3,677	7,354

Retention Grant to One Proxy Officer In Fiscal 2013

From time to time the Committee may award a special equity grant to one or more of our proxy officers and other key leaders in our organization to encourage retention. These awards generally are provided in the form of restricted stock units that vest after a period of continued service.

During fiscal 2013, the Committee granted 19,399 units to Mr. Preete, which vest after four years. The Committee believes that it is important to retain Mr. Preete and encourage him to remain fully committed and engaged through the latter part of the decade given the company’s increased focus on strategic growth opportunities.

While the primary goal of the grant is retentive, the ultimate value of the grant will depend on the value of company stock. The Committee continues to focus on pay for performance and supporting long-term shareowner value, but in this circumstance, determined that a time-vesting award rather than a performance-based award would better serve the retention purpose of the award by providing the officer certainty of realized award value, if his employment continues until the vesting date.

Other Compensation In Fiscal 2013

Retirement and Welfare Benefits. The company provides each of our proxy officers with the same employee benefits as all our U.S. regular employees under our broad-based plans. These benefits consist of tax-qualified and non-qualified pension and savings plans, health benefits, life insurance, and other welfare benefits. Base salary and AIP cash awards (but not LTI opportunities or the value of perquisites) are included in retirement plan calculations. In the U.S., the company sponsors tax-qualified pension and savings plans, as well as non-qualified

2013 PROXY STATEMENT	MONSANTO COMPANY	47

Executive Compensation  continued

“parity” pension and savings plans providing benefits to all employees whose benefits under the tax-qualified plans are limited by the Internal Revenue Code. No service credit is provided for years not worked. The company does not provide our proxy officers with any special retirement or welfare plan benefits that are not provided to other employees, other than increased coverage under our travel accident insurance plan and the executive medical plan, which we consider to be perquisites and are discussed below and on page 41. The Committee adopted the executive medical plan to encourage our proxy officers and other leaders to maintain or improve their health and productivity.

Mr. Grant is eligible for a disability benefit under the terms of our Third Country National (“TCN”) plan, which from January 1, 1983 to October 31, 2002 was Former Monsanto’s and then our regular, non-qualified pension plan designed to protect certain benefits for employees who were transferred from their home country to another country at the company’s request. The provisions of the disability benefit are described in footnote 4 to our Potential Effect on Compensation Upon Termination or Change of Control Table on page 73. In addition, certain of our proxy officers are also eligible for retirement benefits under various plans relating to their past employment with our company or Former Monsanto outside the United States. These benefits are the same as those benefits offered for other similarly situated eligible employees outside the United States.

Perquisites. The company provides our proxy officers with limited perquisites, the most significant of which is access to the company’s aircraft for personal flights. Most of these personal flights result from our board’s requirement that our chief executive officer travel on the company’s aircraft for security reasons. Personal use of the company’s aircraft by other proxy officers is allowed on a limited basis with the prior approval of our chief executive officer. The company provides no tax gross-ups on any perquisites. Perquisite values are not considered for purposes of determining any AIP opportunity, retirement or severance benefit or any other benefit payment. Further discussion of the perquisites provided to our proxy officers is included on pages 55-56 in the footnotes to the Summary Compensation Table.

Our Fiscal 2014 Executive Compensation Program

For fiscal 2014, the Committee again tied a significant portion of our chief executive officer’s and other proxy officers’ compensation to company performance over fiscal 2014 and the longer term by providing total direct compensation through base pay, a target AIP opportunity and a LTI opportunity (delivered through grants of stock options and Financial Goal RSUs). After careful deliberations, the Committee again chose to use EPS, free cash flow and net sales performance measures for our AIP and EPS, free cash flow and ROC performance measures for Financial Goal RSU awards, and retained a three-year performance period for our Financial Goal RSUs.

Setting Executive Compensation

The Committee considers a broad range of factors and tools when structuring our officer compensation program and making individual proxy officer pay decisions.

48	MONSANTO COMPANY	2013 PROXY STATEMENT

Committee Processes

The following information summarizes responsibilities and sources of data associated with the Committee’s determinations of our executive compensation program.

Committee (comprised of four independent directors)

■   Determines program principles and philosophies

■   Approves AIP design, performance measures and goals

■   Determines the structure for delivering LTI opportunities, terms and conditions of equity grants and Financial Goal RSU performance measures and goals

■   Determines all compensation for all of our executives, including our CEO and other proxy officers

■   Reviews other officer compensation such as perquisites and benefits under broad-based benefit programs

■   Considers all other arrangements, policies and practices related to our officer compensation program such as change of control agreements, stock ownership requirements and recoupment policy

Cook & Co. (independent Committee consultant)

■   Provides no services to our company other than those provided directly to or on behalf of the Committee; the Committee has reviewed the independence of Cook & Co. and has determined that the firm has no conflict of interest

■   Performs work at the direction and under the supervision of the Committee

■   Provides advice, research and analytical services on subjects such as trends in executive compensation, officer compensation program design, officer compensation levels, and non-employee director compensation

■   Reviews and reports on all Committee materials, participates in all Committee meetings and communicates with the Committee Chair between meetings

Management

Committee of executives appointed by our CEO

■   Provides input to the Committee (through our CEO and Executive Vice President of Human Resources who are members of the Committee) on the strategy, design and funding of our broad-based AIP in which our proxy officers also participate

■   Makes plan design decisions for broad-based benefit programs in which our proxy officers participate, to the extent the annual cost-impact does not exceed $10,000,000

■   Determines no compensation for any proxy officer or other executive

CEO and EVP-HR

■   Recommend base pay, target AIP opportunities and actual AIP awards to proxy officers

■   Provide information on performance goals for Committee consideration in structuring the AIP and Financial Goal RSU programs

■   Recommend retention of specific, critical talent and various retention vehicles for Committee consideration

■   CEO provides the Committee a performance assessment of each proxy officer and a self-assessment

Towers Watson & Co. (consultant retained by EVP-HR and his staff)

■   Works with our EVP-HR and his staff to provide various calculations, comparator group data and general market data used by the Committee in its decision-making processes

■   At the request of the Committee, periodically provides input through our EVP-HR and his staff, with respect to a specific practice, program or arrangement under consideration by the Committee

■   Provides consulting, actuarial and other compensation and employee benefits-related services to our company; the Committee has reviewed its work with Towers and determined that it raises no conflicts of interest

2013 PROXY STATEMENT	MONSANTO COMPANY	49

Executive Compensation  continued

Competitive Analyses

Our Comparator Group of Companies. To ensure an understanding of compensation levels, practices and trends in the market in which we compete for talent, the Committee compares our proxy officers’ compensation to executive compensation at a group of similarly-sized companies we call our “comparator group.” The companies in our comparator group have one or more of the following characteristics, which the Committee considers essential to our success:

■	science-based, research-focused, organization from the biotechnology, pharmaceutical or related industry;

■	specialty or diversified chemical company having a line of business requiring ongoing introduction of new products; or

■	brand-focused general industry leader.

The Committee reviews the composition of our comparator group annually. Before considering fiscal 2013 compensation for our executives, the Committee asked management to review the composition of our comparator group, based on each company’s size and the above criteria, and recommend appropriate changes. Management engaged Towers Watson to assist with the analysis. The Committee considered the information at its August 2012 meeting and adopted the comparator group of companies listed below for fiscal 2013 executive pay decisions. Cook & Co. reviewed the selection criteria and proposed changes and found them to be reasonable.

The revised comparator group consists of 21 companies, which are the same as the companies in our fiscal 2012 comparator group, except H. J. Heinz Co., Potash Corporation of Saskatchewan Inc. and The Mosaic Co. were added in the new comparator group and Ashland Inc., Boston Scientific Corp., Forest Laboratories Inc. and Abbott Laboratories were removed from the new comparator group because of the difference in size, as measured by market capitalization and revenue. The group will be updated as needed to reflect any merger, acquisition and other changes, using the criteria described above.

The companies listed below constitute our comparator group for fiscal 2013 proxy officer compensation.

■ 3M Co. ■ Allergan Inc.* ■ Amgen Inc.* ■ Baxter International Inc.* ■ Becton, Dickinson and Co. ■ Biogen Idec Inc. ■ Bristol-Myers Squibb Co.*	■ Colgate-Palmolive Co. ■ Dow Chemical Co. ■ E.I. du Pont de Nemours and Co. ■ Ecolab Inc. ■ Eli Lilly and Co.* ■ General Mills Inc. ■ Gilead Sciences Inc.*	■ H. J. Heinz Co. ■ Kellogg Co. ■ Medtronic Inc.* ■ The Mosaic Co. ■ Potash Corporation of Saskatchewan Inc. ■ PPG Industries Inc. ■ St. Jude Medical Inc.

The Committee considers a subset of our comparator group representing technology-based companies when evaluating Dr. Fraley’s compensation (indicated with an asterisk (*) in the group of companies listed above). The Committee believes that the group of noted companies better represents his role within our organization, technology’s impact on our business and the market in which our company competes for scientific talent.

The Committee reviews compensation data for our comparator group to compare our revenue size and performance to the comparator group with respect to key publicly available financial metrics. At the time the Committee determined our proxy officers’ fiscal 2013 compensation, our revenue was in the median range of the comparator group and our one-year EPS growth and market capitalization each were above the median range of our comparator group.

50	MONSANTO COMPANY	2013 PROXY STATEMENT

Use of Tally Sheets and Wealth Accumulation Analyses. The Committee reviews tally sheets and wealth accumulation analyses for each proxy officer to understand the realized and potential value of overall compensation and individual elements of compensation payable to our proxy officers (including the value of vested and unvested equity grants) under various scenarios including: voluntary termination, involuntary termination with and without cause, retirement, death, disability and following a change of control. This enables the Committee to evaluate whether:

■	the program or accumulation of wealth reflects company operating performance and a correlation to changes in shareowner value;

■	the individual proxy officer’s total compensation and accumulated wealth reflect his performance; and

■	the overall program and its individual elements are working, or whether adjustments to the program or an individual proxy officer’s compensation would be appropriate.

Equity Grants

When determining the aggregate LTI opportunities and equity grants to our proxy officers and all other employees, the Committee considers the:

■	projected impact on our company’s earnings for the anticipated fiscal year grants;

■	proportion of our total shares outstanding (our “run rate”) used for annual employee long-term compensation programs in relation to the median proportions of other companies in our comparator group; and

■	potential voting power dilution to our shareowners (our “overhang”) in relation to the median practice of companies in our comparator group.

Our run rate and overhang levels for equity grants to our proxy officers and other employees are significantly below the median levels of our comparator group.

In fiscal 2013, the company made equity grants to our proxy officers under our shareowner-approved Monsanto Company 2005 Long-Term Incentive Plan, which we refer to as our “2005 LTIP.” The grant date is always the date the Committee or its delegate approves the grant. The grant price is the “fair market value” of a share of our common stock on the grant date, which we define as the closing price on the New York Stock Exchange on the grant date.

2013 PROXY STATEMENT	MONSANTO COMPANY	51

Executive Compensation  continued

The Committee, with input from its independent consultant, regularly reviews our equity grant practices to assure alignment with what it believes constitute best practice guidelines.

Other Arrangements and Policies Related to Our Executive Compensation Program

Deductibility of Performance-Based Compensation

The Committee structures and administers our annual and long-term incentive compensation plans and arrangements for our proxy officers with the goal of maximizing the tax deductibility of the payments as “performance-based” compensation under Code Section 162(m), to the extent practical and deemed appropriate, consistent with maintaining competitive compensation. For example, we maintain our Code Section 162(m) Annual Incentive Plan for Covered Executives, which we refer to as our “Code Section 162(m) Plan.” The shareowner-approved plan provides that a proxy officer who is subject to Code Section 162(m) is eligible for an AIP award only if the Committee certifies that the company attained the pre-established corporate adjusted net income performance goal for the fiscal year performance period. Under our Code Section 162(m) Plan, the maximum AIP award the officer may receive is .75% of corporate adjusted net income for the performance year; however, the Committee determines the actual amount of the award under the terms of the AIP through the exercise of negative discretion. Similarly, the terms and conditions of the Financial Goal RSUs granted to our proxy officers provide that units are eligible for vesting only if the Committee certifies that the company attained the pre-established Code Section 162(m) performance goal of positive net income for the performance period. If the corporate net income performance goal has been attained, the Committee determines the actual number of units that will vest (which may range from zero to 200%) under the terms and conditions of the Financial Goal RSUs. While the Committee believes that tax deductibility of compensation is an important consideration, with the goal of providing compensation that is in the best interest of the company and its shareowners, the Committee reserves the flexibility to approve compensation arrangements that are not fully tax deductible.

Change-of-Control Employment Agreements

Our company has entered into employment agreements with our proxy officers that become effective upon a change of control of our company, as described in the section Change of Control Employment Security Agreements beginning on page 69. The Committee believes that the agreements serve the interests of our company and its shareowners by ensuring that if a hostile or friendly change of control is under consideration, our proxy officers will be able to advise our board about the potential transaction in the best interests of shareowners, without being unduly influenced by personal considerations of losing their jobs. At least annually, the Committee reviews the potential cost and the terms of the agreements, in addition to the list of other officers and executives eligible for the agreements.

Stock Ownership Requirements

Fiscal 2013. We have stock ownership requirements for our proxy officers and other key executives to align their interests with those of our shareowners. The stock ownership requirement for each proxy officer and other executive subject to the policy is expressed as a fixed number of shares calculated based on an assigned multiple (which, in fiscal 2013, was five for our CEO and was three for our other proxy officers), of annual base pay as of a fixed date, and the stock price on that fixed date.

Shares may be counted toward the policy’s ownership requirements whether held directly or through a spouse, retirement plan or retirement account; provided that shares pledged as security for a loan, stock options, restricted stock and restricted stock units issued after September 1, 2008 which have not yet vested, and performance-RSUs for which performance has not yet been determined will not be counted toward the policy’s ownership requirements.

52	MONSANTO COMPANY	2013 PROXY STATEMENT

The information in the chart below sets forth, with respect to our CEO and the average of the other proxy officers: (1) the fixed number of shares ownership requirement, as determined on August 31, 2013; (2) required ownership as a multiple of August 31, 2013 base pay; (3) actual ownership as of August 31, 2013; and (4) actual ownership as a multiple of his August 31, 2013 base pay.

	Required Ownership	Required Ownership as a Multiple of Base Pay (8/31/13)	Actual Ownership (8/31/13)	Actual as a Multiple of Base Pay (8/31/13)
Chief Executive Officer	143,509	9.6	469,120	31.4
Other Proxy Officers (average)	25,971	4.2	54,631	8.9

Until an executive has met the stock ownership requirement, he or she must retain 25% of the pre-tax number of shares received upon exercise of a stock option, vesting of restricted stock or settlement of RSUs or other equity-based award granted under our long-term incentive plans. By the end of fiscal 2013, each proxy officer had met his stock ownership requirement, other than Mr. Courduroux who first became subject to a requirement in January 2011, when he became our chief financial officer.

Changes for Fiscal 2014. During fiscal 2013, the people and compensation committee recommended, and the board of directors approved, effective September 1, 2013, an increase to the CEO’s stock ownership requirement from five times base salary to six times base salary, as well as changes to how the stock ownership requirements are recalibrated. Under the revised executive stock ownership requirements, as of September 1, 2013, the number of shares of common stock required to be held by each covered employee (including the proxy officers) was recalibrated based on the company’s average closing stock price over the 60 trading days immediately preceding September 1, 2013, and the executive’s annual base salary effective as of that date. The policy further provides that the number of shares of common stock required to be held by each covered individual will be recalibrated every third year thereafter, using the same methodology.

Recoupment Policy

In order to further align management’s interests with the interests of shareowners and support good governance practices, our board originally adopted a recoupment policy in October 2006, as amended and restated in October 2009, applicable to AIP awards, Financial Goal RSUs and other performance-based compensation to our proxy officers and other executives. The amended and restated policy generally provides that in the event our company is required to prepare an accounting restatement due to our company’s material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct or an error (as determined by the members of our board who are considered independent for purposes of the listing standards of the NYSE), our company may, in the exercise of its discretion (as determined by such board members) take action to recoup the amount by which such award exceeded the payment that would have been made based on the restated financial results. Our company’s right of recoupment expires unless demand is made within three years following payment of the award, and does not apply to stock options, restricted stock or other securities that do not have performance-vesting criteria. A copy of our current policy was filed as Exhibit 10.27 to our annual report on Form 10-K for the fiscal year ended August 31, 2009.

Prohibition on Derivative Trading

Our company prohibits derivative transactions in our company stock by officers, directors and their families. Specifically, they may not, at any time:

■	trade in any puts, calls, covered calls or other derivative products involving company securities;

■	engage in any hedging or monetization transactions with respect to company securities; or

■	hold company securities in a margin account or pledge company securities as collateral for a loan, provided, however, that our officers may pledge company securities as collateral for a loan obtained in connection with the exercise of stock options granted by our company. Any such loans must be made independent of any arrangements facilitated by us.

2013 PROXY STATEMENT	MONSANTO COMPANY	53

Executive Compensation  continued

Summary Compensation Table

The table and footnotes below describe the total compensation paid to each of our proxy officers for fiscal years 2013, 2012 and 2011, as required. The components of the total compensation are described below and in more detail in the tables following. For information on the role of each component within the total compensation package, see the description under Compensation Discussion and Analysis.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)[2,3]	Option Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[4]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5]	All Other Compensation ($)[6]	Total ($)
Hugh Grant	2013	1,450,585	3,200,006	2,842,261	3,864,483	461,671	755,146	12,574,152
Chairman of the Board	2012	1,432,936	1,875,060	4,121,618	5,000,000	1,247,920	548,072	14,225,606
and Chief Executive Officer	2011	1,409,179	1,875,197	4,682,812	3,070,769	330,547	200,166	11,568,670
Pierre C. Courduroux	2013	569,616	800,024	710,619	805,000	125,049	132,731	3,143,039
Senior Vice President and	2012	517,500	375,072	824,411	975,000	178,215	76,061	2,946,259
Chief Financial Officer	2011	382,500	135,798	493,379	571,000	34,940	19,095	1,636,712
Brett D. Begemann	2013	683,827	1,000,075	888,274	1,120,000	55,929	147,066	3,895,171
President	2012	590,162	475,066	1,044,269	1,300,000	559,371	86,371	4,055,239
and Chief Operating Officer[1]	2011	549,185	3,181,573	999,005	800,000	123,577	26,744	5,680,084
Robert T. Fraley, Ph.D.	2013	632,583	1,000,075	888,274	1,020,000	198,358	162,392	3,901,682
Executive Vice President and	2012	624,711	625,020	1,373,946	1,200,000	675,540	118,435	4,617,652
Chief Technology Officer	2011	610,062	3,714,128	1,561,068	865,000	262,683	31,510	7,044,451
Kerry J. Preete	2013	481,924	2,520,116	462,031	675,000	16,766	103,282	4,259,119
Executive Vice President,
Global Strategy

1	During fiscal 2013, Mr. Begemann served as our company’s president and chief commercial officer. Effective Oct. 22, 2013, he was elected as our president and chief operating officer.

2	The amounts in these columns reflect grant date fair value at target in accordance with accounting guidance. These amounts do not factor in an estimate of forfeitures related to service-based vesting conditions and may not represent the amounts the proxy officers will actually receive for performance-based awards. The assumptions used in determining the fair value of the awards are set forth in Note 21 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended Aug. 31, 2013. Additional information regarding the awards is set forth below under the Grants of Plan-Based Awards Table, Additional Information Explaining Summary Compensation and Grants of Plan-Based Awards Tables and the Outstanding Equity Awards at Fiscal Year-End Table.

3	Stock award values shown reflect grant date fair value assuming achievement of target-level performance. If achievement of outstanding-level performance were assumed, the grant date fair value of stock awards for the proxy officers for fiscal years 2013, 2012 and 2011, respectively, would be: Mr. Grant, $6,400,012, $3,750,120, and $3,750,394; Mr. Courduroux, $1,600,048, $750,144, and $271,596; Mr. Begemann, $2,000,150, $950,132, and $3,581,975; Dr. Fraley, $2,000,150, $1,250,040, and $4,339,390; and Mr. Preete, $3,040,195 (for fiscal 2013).

With respect to performance-based awards, accounting guidance requires the company to evaluate the likelihood of the achievement of the different possible levels of performance in terms of the goals specified in the awards each quarter and incur expense based on the most probable outcome. Actual amounts that will be received by the proxy officers for performance-based RSUs will be determined at the end of the performance period based upon actual performance, which may differ from the amounts reported above. Based on our evaluation at the end of our fiscal 2013, we incurred expense at 142% of the number of fiscal 2013 Financial Goal RSUs granted to our proxy officers in October 2012. Performance will be

54	MONSANTO COMPANY	2013 PROXY STATEMENT

evaluated at each reporting period, and changes in expected performance could cause this expense to be reversed in future periods. In October 2013, after evaluating our performance with respect to the fiscal 2012 Financial Goal RSUs, the people and compensation committee determined that 200% of each proxy officer’s target-level award would be made available for vesting, subject to the additional service requirement. In October 2012, after evaluating our performance with respect to fiscal 2011 Financial Goal RSUs, the people and compensation committee determined that 200% of each proxy officer’s target-level award would be made available for vesting. On Aug. 31, 2013, the additional service requirement of these awards was satisfied and the awards vested.

Stock awards for fiscal 2013 for Mr. Preete and for fiscal 2011 for Mr. Begemann and Dr. Fraley include an additional grant of restricted stock units designed for retention purposes.

4	This column represents cash awards earned by our proxy officers during the respective fiscal year under the applicable AIP, which were paid in November of the subsequent fiscal year. Our AIP is discussed in further detail on page 57 and in the Compensation Discussion and Analysis section beginning on page 33.

5	This column represents the aggregate actuarial increase in the present value of benefits under all of our pension plans during the respective fiscal years for each proxy officer. The amounts were determined by using interest rate and mortality rate assumptions consistent with those used in our financial statements, as is set forth in the Pension Benefits Table beginning on page 64. For Messrs. Grant, Courduroux, and Preete, the amounts in this column consist solely of the aggregate change in pension value. For Mr. Begemann and Dr. Fraley, in addition to the aggregate change in pension value, this column includes interest earned under the company’s Deferred Payment Plan (which is set at the average Moody’s Baa Bond Index Rate in effect during the prior calendar year), to the extent that it exceeds 120% of the applicable federal long-term rate, in 2013, 2012 and 2011 and as follows: Mr. Begemann, $1,966, $1,492 and $907; and Dr. Fraley, $11,859, $10,586 and $8,011. The Deferred Payment Plan is discussed in further detail under Deferred Payment Plan beginning on page 68.

6	Following is additional information on the amounts reported in the All Other Compensation column for fiscal 2013.

	Company Contributions to SIP A
Name	Qualified Plan ($)	Non-Qualified Parity Plan ($)	Perquisites B ($)	Total ($)
Hugh Grant	29,661	522,774	202,711	755,146
Pierre C. Courduroux	25,252	107,479	–	132,731
Brett D. Begemann	19,364	127,702	–	147,066
Robert T. Fraley, Ph.D.	29,661	132,731	–	162,392
Kerry J. Preete	26,569	76,713	–	103,282

A	Represents matching contributions made by the company during fiscal 2013 for compensation deferred by participants under our Savings and Investment Plan, which we refer to as our “SIP,” and our ERISA Parity Savings and Investment Plan, which we refer to as our “SIP Parity Plan.” Additionally, amounts in the SIP column include a non-elective allocation made to eligible participants’ accounts during fiscal 2013. Messrs. Grant and Preete and Dr. Fraley were eligible for the allocation. Our SIP is a tax-qualified defined contribution plan and our SIP Parity Plan is a non-qualified defined contribution plan under the Code. Information regarding the company matching contribution levels is provided under SIP Parity Plan on page 68.

B	Amounts represent the aggregate incremental cost to the company of perquisites provided to our proxy officers, except for Messrs. Courduroux, Begemann, and Preete and Dr. Fraley, for whom such amounts are less than $10,000. The amounts shown for Mr. Grant include personal use of corporate aircraft of $194,064, costs of participation in our executive medical plan and security expenses.

For security, our board of directors requires our CEO, Mr. Grant, to use company aircraft for both business and personal flights. Other proxy officers are permitted to use the aircraft on a limited basis for personal flights. Personal travel by a guest of a proxy officer, even on a business trip, is considered a perquisite to the proxy officer. The incremental cost of company aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return or deadhead flight, and varies considerably based on the type of aircraft. Fixed costs that do not vary based on usage are not included in the calculation of direct operating costs. The company incurs minimal incremental costs for passengers who travel as the guest of executives traveling on the aircraft for business purposes.

2013 PROXY STATEMENT	MONSANTO COMPANY	55

Executive Compensation  continued

When our board of directors holds a multi-day meeting to visit a company facility outside of the St. Louis area, the company invites our proxy officers’ spouses; any incidentals provided at the meetings to the proxy officers or their spouses, such as leisure activities or a gift, are considered perquisites. We also provide our proxy officers increased coverage under our travel accident insurance plan, pursuant to an industry standard policy that requires no incremental cost to the company. In addition, when otherwise unused for business purposes, our proxy officers may occasionally request tickets to entertainment or sporting events for personal use.

Grants of Plan-Based Awards Table

The following table provides additional information about plan-based awards granted to our proxy officers during fiscal 2013. See Additional Information Explaining Summary Compensation and Grants of Plan-Based Awards Tables for more information about the terms of the awards.

Name	Award Type	Grant Date for Equity- Based Awards	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards [1]			Estimated Future Payouts Under Equity Incentive Plan Awards [2]			All Other Stock Awards; Number of Shares of Stock or Units(#) [3]	All Other Option Awards; Number of Securities Underlying Awards(#) [4]	Exercise or Base Price of Option Awards ($/Sh) [5]	Grant Date Fair Value of Stock and Option Awards ($) [6]
			Threshold ($)	Target ($)	Maximum ($) [1]	Threshold (#)	Target (#)	Maximum (#) [1]
Hugh Grant	Annual Incentive	—	715,645	2,044,700
	Stock Options	10/16/12								132,630	90.48	2,842,261
	Financial Goal RSUs	10/16/12				17,684	35,367	70,734				3,200,006
Pierre C. Courduroux	Annual Incentive	—	152,250	435,000
	Stock Options	10/16/12								33,160	90.48	710,619
	Financial Goal RSUs	10/16/12				4,421	8,842	17,684				800,024
Brett D. Begemann	Annual Incentive	—	204,829	585,225
	Stock Options	10/16/12								41,450	90.48	888,274
	Financial Goal RSUs	10/16/12				5,527	11,053	22,106				1,000,075
Robert T. Fraley, Ph.D.	Annual Incentive	—	189,508	541,450
	Stock Options	10/16/12								41,450	90.48	888,274
	Financial Goal RSUs	10/16/12				5,527	11,053	22,106				1,000,075
Kerry J. Preete	Annual Incentive	—	122,500	350,000
	Stock Options	10/16/12								21,560	90.48	462,031
	Financial Goal RSUs	10/16/12				2,874	5,748	11,496				520,079
	Retention RSUs	4/15/13							19,399			2,000,037

1

Amounts in this column represent the threshold, target and maximum payouts under the company’s AIP with respect to our attainment of specified performance criteria. Threshold payout is 35% of the target award and the maximum payout is set by our Code Section 162(m) Annual Incentive Plan for Covered Executives, which was designed to maximize the tax-deductibility of AIP awards to our proxy officers who are subject to Code Section 162(m). Under this plan, the maximum AIP award a covered proxy officer may receive is three-quarters of one percent (.75%) of corporate adjusted net income for the applicable performance year, or $18.4 million for fiscal 2013. The people and compensation committee has discretion to

56	MONSANTO COMPANY	2013 PROXY STATEMENT

award less than the maximum amount and historically has determined the amount of all AIP awards based on company and individual performance measured against pre-established goals under our AIP as described below. The AIP awards have been substantially lower than the maximum amount for Code Section 162(m) purposes. See Deductibility of Performance-Based Compensation on page 52 for more information about Code Section 162(m) Annual Incentive Plan for Covered Executives, and the information under Annual Incentive Plan beginning on page 57 for a more detailed description of awards made under our AIP. The actual amounts earned are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 54.

2	Amounts in this column represent the threshold, target and maximum payout for Financial Goal RSUs granted under our 2005 LTIP as part of our proxy officers’ fiscal 2013 long-term incentive compensation. We describe the terms of the Financial Goal RSUs in more detail beginning on page 59.

3	See Retention RSUs on page 60 for more information about these awards.

4	Amounts in this column represent stock options granted under our 2005 LTIP to our proxy officers on Oct. 16, 2012 (which will vest ratably on each of Nov. 15, 2013, Nov. 15, 2014 and Nov. 15, 2015) as part of their fiscal 2013 long-term incentive compensation. See Stock Options on page 59 for additional information regarding vesting and other terms of these options.

5	Exercise prices are equal to the closing prices of our stock on the respective dates of grant.

6	The grant date fair value of options was $21.43 per option for options awarded on Oct. 16, 2012. In accordance with SEC rules, amounts reported in this column for Financial Goal RSUs disclose the fair value at the date of grant based on the probable outcome, regardless of when or whether these amounts are ultimately realized by the proxy officer. The grant date fair value of the fiscal 2013 Financial Goal RSUs awarded on Oct. 16, 2012 was $90.48 per unit. Fair value is calculated as the target number of Financial Goal RSUs multiplied by the closing price of our common stock on the date of grant, in accordance with the requirements of the Compensation-Stock Compensation topic of the ASC. The actual amounts that will be received by the proxy officer for Financial Goal RSUs will be determined at the end of the performance period based upon our actual performance, which may differ from the performance that was probable at the date of grant. The assumptions used in determining the fair value of the awards are set forth in Note 21 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended Aug. 31, 2013.

Additional Information Explaining Summary Compensation and Grants of Plan-Based Awards Tables

The following provides information about the terms of our fiscal 2013 AIP and our long-term incentive awards, pursuant to which our proxy officers were awarded non-equity incentive compensation, stock option awards and Financial Goal RSU awards for fiscal 2013, as detailed in the tables above. For additional information regarding the application of these plans and awards to our proxy officers in fiscal 2013, see Compensation Discussion and Analysis.

Annual Incentive Plan

Our fiscal 2013 AIP is designed to reward financial and operational performance that drives shareowner value. Awards under the AIP are paid in cash. Our proxy officers participate in the same AIP in which most of our other employees participate. The AIP focuses the organization on achieving financial goals as shown below, all of which affect shareowner value.

The people and compensation committee establishes threshold, target and outstanding-level goals for the fiscal year performance period for the following financial metrics: net sales (weighted 10%), EPS (weighted 50%) and free cash flow (weighted 40%). Each AIP participant also has individual goals, and our proxy officers are evaluated against key business priorities and performance of their respective business units. In addition, each participant is provided a target award opportunity, communicated as a percentage of base pay. The fiscal 2013 target opportunity for our proxy officers is shown on page 44.

2013 PROXY STATEMENT	MONSANTO COMPANY	57

Executive Compensation  continued

After the end of the performance period, the people and compensation committee evaluates the company’s performance against the pre-established financial goals and other subjective factors to determine the funding factor for the award pool. The award pool is calculated by multiplying the funding factor by the target award pool (which is the sum of all participants’ base salaries on August 31, 2013, multiplied by their respective target AIP opportunities).

The AIP provides that in the event the company paid dividends with respect to each of its financial quarters ending during the fiscal year, the award pool will fund at no less than 20% of target-level funding. However, if the company does not attain at least the threshold-level of performance with respect to the AIP’s EPS goal, the AIP may not fund above the 20% funding level. The AIP also provides that the overall funding of the award pool is capped at 200% unless the people and compensation committee, in its sole discretion, determines to fund above 200%.

Under the terms of the AIP, the people and compensation committee may exercise discretion in determining plan funding. In particular, although the metrics for determining our company’s performance against the EPS and free cash flow goals are derived from our financial statements, which follow generally accepted accounting principles, the people and compensation committee may make the following adjustments when determining company performance against goals.

■	The people and compensation committee may consider the following items (either positive or negative) as extraordinary and excluded for purposes of EPS (but not free cash flow) calculations:

–	restructuring charges and reversals;

–	the impact of lawsuit outcomes;

–	the impact of liabilities, expenses, settlements or agreements associated with Solutia, Inc.’s reorganization plan;

–	the impact of unbudgeted business sales/divestitures; or

–	the impact of changes in accounting rules.

■	The people and compensation committee may consider the following items as extraordinary and excluded for purposes of free cash flow calculations:

–	the impact of acquisitions; or

–	the impact of agreements associated with Solutia Inc.’s bankruptcy.

For information regarding the fiscal 2013 AIP awards to our proxy officers, please see Annual Incentive Plan beginning on page 42. Our annual incentive plans for fiscal 2012 and 2011 were substantially the same as the AIP for fiscal 2013.

58	MONSANTO COMPANY	2013 PROXY STATEMENT

Long-Term Incentive Awards

In fiscal 2013, we granted equity awards to our proxy officers under the 2005 Long-Term Incentive Plan, as amended and restated as of January 24, 2012 (the “2005 LTIP”). Under the 2005 LTIP, we may grant stock options, performance-based RSUs, RSUs, restricted stock, stock appreciation rights, stock or cash to our employees and directors. The forms of awards granted to our proxy officers in fiscal 2013, 2012 and 2011 are described in more detail below.

Stock Options

We generally award stock options with ten year terms that vest ratably over three years, except in certain circumstances. In the event of a participant’s death, disability or retirement, options held for at least one year become fully vested. “Retirement” is a termination of employment (other than for cause) after attaining age 55 with five years of service. Beginning in fiscal 2013, in the event of an involuntary termination without cause other than on account of job elimination, the unvested portion of any outstanding stock option is forfeited; in the event of an involuntary termination of employment on account of job elimination, any outstanding stock option becomes fully vested. Any outstanding stock option awarded prior to 2013 fully vests upon any involuntary termination without cause. Upon a change of control of the company (as defined on page 69), all unvested stock options are subject to double-trigger vesting, even if held less than one year.

Financial Goal RSUs

In addition to stock options, we have awarded our proxy officers Financial Goal RSUs, which vest over a three-year period, except in certain circumstances, and are settled in shares of our common stock. Dividend equivalents are accrued during the designated service period and are paid upon vesting based on the number of units that vest.

Except as described below, vesting of the Financial Goal RSUs is subject to

■	the company’s attainment of a Code Section 162(m) performance goal, as described below;

■	the company’s attainment of threshold, target or outstanding-level goals relating to cumulative EPS (weighted 1/3), cumulative free cash flow (weighted 1/3) and average return on capital (weighted 1/3) performance measures during the specified performance period, which was increased from two to three years for awards granted beginning with our fiscal 2013 (for fiscal 2013 grants, the September 1, 2012 through August 31, 2015 performance period); and

■	the proxy officer’s continued employment during the specified service period (for fiscal 2013 grants, September 1, 2012 through August 31, 2015).

After the end of the performance period, the people and compensation committee determines performance against the goal the committee established for purposes of Code Section 162(m).

■	If the Code Section 162(m) performance goal is met, all units vested would be fully deductible by the company.

■	If the Code Section 162(m) performance goal is not met, all units are forfeited.

For the fiscal 2013 grant, the people and compensation committee established a Code Section 162(m) performance goal of positive net income for the September 1, 2012 through August 31, 2015 performance period. “Net income” is defined as gross profit (i) minus (a) sales, general and administrative expenses, (b) research and development expense, (c) amortization, (d) net interest expense, and (e) income taxes and (ii) plus or minus other income and expense, all as reported in the company’s financial statements, but excluding positive or negative effects of (1) restructuring charges and reversals, (2) the outcome of lawsuits, (3) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (4) unbudgeted business sales and divestitures and (5) the cumulative effects of changes in accounting methodology made after August 31, 2012.

2013 PROXY STATEMENT	MONSANTO COMPANY	59

Executive Compensation  continued

If the Code Section 162(m) performance goal is met, the people and compensation committee considers a corresponding portion of the units initially awarded to each proxy officer, from zero to 200%, as eligible for vesting based on the company’s attainment of the pre-established goals during the performance period.

■	If the company achieves between the threshold and target level performance for a goal, up to 50% of the units will be forfeited; the remainder will be eligible for vesting upon completion of the specified service period.

■	If the company achieves target level performance for each goal, 100% of the units will be eligible for vesting upon completion of the specified service period.

■	If the company exceeds target level performance for one or more goals, up to 200% of the units will be eligible for vesting upon completion of the specified service period.

Financial Goal RSUs are eligible for modified vesting under the following circumstances:

■	In the case of retirement, death or disability, the participant vests at the normal vesting date as follows: (1) if the termination occurs during the performance period, a pro-rata portion of units based upon actual performance over the performance period; or (2) if the termination occurs following the end of the performance period, the number of units earned based on the performance goals. Beginning in fiscal 2013, in the event of an involuntary termination without cause other than on account of a job elimination, all unvested Financial Goal RSUs are forfeited; in the event of an involuntary termination of employment on account of job elimination, the participant is eligible for a pro-rata portion of units based upon actual performance over the performance period. For Financial Goal RSUs awarded prior to fiscal 2013, in the event of an involuntary termination of employment, units are eligible for vesting based upon actual performance over the performance period.

■	Upon a change of control of the company, Financial Goal RSUs are subject to double-trigger vesting and would vest only if no comparable replacement units are provided or in the event of the participant’s retirement, involuntary termination of employment without cause, or death or disability.

–	In the case of a termination following a change of control during the first year of the performance period, vesting would be based on the target number of units.

–	In the case of a termination following a change of control during the second year of the performance period, vesting would be based on: (i) 50% of the target number of units, plus (ii) 50% of the units based on performance.

–	In the case of a termination following a change of control following the performance periods, the number of units earned.

The following chart shows Financial Goal RSU grants outstanding at August 31, 2013 and vesting on or after August 31, 2013:

Financial Goal RSUs Grant Vesting Table
For Fiscal Year	Grant Date	Performance Period	Performance Determination Date	Vesting Date
2011	10/25/2010	Fiscal Years 2011-2012	October 2012	8/31/2013
2011	1/1/2011	Fiscal Years 2011-2012	October 2012	8/31/2013
2012	10/24/2011	Fiscal Years 2012-2013	October 2013	8/31/2014
2013	10/16/2012	Fiscal Years 2013-2015	October 2015	11/15/2015

Retention RSUs

Restricted stock units (“RSUs”) were granted to Mr. Preete in fiscal 2013 and to Mr. Begemann and Dr. Fraley in fiscal 2011, all for retention purposes. These awards represent the right to receive a specified number of shares of our common stock upon vesting, subject to certain conditions described below. A proxy officer to whom retention RSUs are awarded has no rights as a shareowner with respect to the shares represented by the RSUs unless and until shares are actually delivered to him in settlement of the award. Dividend equivalents accrue on the RSUs and will be paid to the proxy officer upon vesting of his award.

60	MONSANTO COMPANY	2013 PROXY STATEMENT

The retention RSUs include a Code Section 162(m) performance goal of positive net income for the respective performance periods (September 1, 2013 through August 31, 2016 for Mr. Preete and September 1, 2011 through August 31, 2014 for Mr. Begemann and Dr. Fraley). “Net income” is generally defined as on page 59, except that it includes the cumulative effects of changes in accounting methodology made on or after the beginning of the performance period.

If the people and compensation committee determines that the Code Section 162(m) performance goal has been met, the retention RSUs will vest in 2015 for Mr. Begemann and Dr. Fraley and in 2017 for Mr. Preete, subject to the participant’s continued employment. Vesting may be modified for certain termination events.

■	In the case of termination of employment without cause, death or disability, the participant would vest at the normal vesting date in a pro-rata portion of units earned, if the Code Section 162(m) performance goal is met.

■	In the case of a change of control, the units would vest only if no comparable replacement units are provided or in the event of the participant’s termination of employment without cause or voluntary termination for good reason, in which case the full number of units would vest.

Outstanding Equity Awards at Fiscal Year-End Table

The table below provides information regarding outstanding equity awards as of August 31, 2013 for each proxy officer. The equity awards in this table consist of stock options, retention RSUs and Financial Goal RSUs.

								Stock Awards [1]
				Option Awards [1]			Restricted Stock Units		Performance-RSUs
Name	Grant Date or Performance Period		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) [2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
Hugh Grant	10/16/2012			132,630	90.48	10/16/2022
	10/24/2011		62,676	125,354	74.79	10/24/2021
	10/25/2010		159,686	79,844	58.71	10/25/2020
	10/26/2009		149,200		70.69	10/26/2019
	10/20/2008		157,220		89.45	10/20/2018
	10/22/2007		149,230		87.14	10/22/2017
	9/1/12-8/31/15	[3]							70,734	6,924,151
	9/1/11-8/31/13	[4]					50,142	4,908,400
Pierre C. Courduroux	10/16/2012			33,160	90.48	10/16/2022
	10/24/2011		12,536	25,074	74.79	10/24/2021
	1/1/2011		9,726	4,864	69.64	1/1/2021
	10/25/2010		5,326	2,664	58.71	10/25/2020
	10/26/2009		6,240		70.69	10/26/2019
	5/15/2009		520		89.95	5/15/2019
	10/20/2008		3,360		89.45	10/20/2018
	10/22/2007		4,320		87.14	10/22/2017
	9/1/12-8/31/15	[3]							17,684	1,731,087
	9/1/11-8/31/13	[4]					10,030	981,837

2013 PROXY STATEMENT	MONSANTO COMPANY	61

Executive Compensation  continued

								Stock Awards [1]
				Option Awards [1]			Restricted Stock Units		Performance-RSUs
Name	Grant Date or Performance Period		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($) [2]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) [2]
Brett D. Begemann	10/16/2012			41,450	90.48	10/16/2022
	10/24/2011		15,880	31,760	74.79	10/24/2021
	10/25/2010		34,066	17,034	58.71	10/25/2020
	10/26/2009		29,840		70.69	10/26/2019
	10/20/2008		31,450		89.45	10/20/2018
	10/22/2007		27,980		87.14	10/22/2017
	3/2/2011						39,680	3,884,275
	9/1/12-8/31/15	[3]							22,106	2,163,956
	9/1/11-8/31/13	[4]					12,704	1,243,595
Robert T. Fraley, Ph.D.	10/16/2012			41,450	90.48	10/16/2022
	10/24/2011		20,893	41,787	74.79	10/24/2021
	10/25/2010		3,233	26,617	58.71	10/25/2020
	10/26/2009		49,740		70.69	10/26/2019
	10/20/2008		52,410		89.45	10/20/2018
	10/22/2007		23,800		87.14	10/22/2017
	3/2/2011						44,070	4,314,012
	9/1/12-8/31/15	[3]							22,106	2,163,956
	9/1/11-8/31/13	[4]					16,714	1,636,133
Kerry J. Preete	10/16/2012			21,560	90.48	10/16/2022
	10/24/2011		9,193	18,387	74.79	10/24/2021
	10/25/2010		21,293	10,647	58.71	10/25/2020
	10/26/2009		17,910		70.69	10/26/2019
	6/18/2008		390		141.50	6/18/2018
	4/15/2013						19,399	1,898,968
	9/1/12-8/31/15	[3]							11,496	1,125,343
	9/1/11-8/31/13	[4]					7,354	719,883

1	Stock options, RSUs and performance RSUs become exercisable or vested in accordance with the vesting schedules below, subject to performance conditions and accelerated vesting under certain circumstances described under Long-Term Incentive Awards beginning on page 59.

2	Amounts in these columns are based on the closing stock price of $97.89 for our common stock on Aug. 31, 2013.

3	Financial Goal RSUs, which were granted in October 2012. As required by the SEC’s disclosure rules, the number of units shown assumes that outstanding levels of performance (200%) will be achieved. In October 2015, the people and compensation committee will determine the actual levels of performance achieved for these awards.

4	Financial Goal RSUs, which were granted in October 2011. The table reports the actual number of units eligible for vesting. In October 2013, after evaluating our performance with respect to these Financial Goal RSUs, the people and compensation committee determined that the company exceeded the outstanding levels of performance and 200% of the target number of units are eligible for vesting, subject to the additional one-year service requirement.

62	MONSANTO COMPANY	2013 PROXY STATEMENT

Equity Award Vesting Summary

Stock Options		Financial Goal RSUs
Grant Date	One-third vests on each of:	Performance Period	Vesting
10/16/2012	Nov. 15, 2013, Nov. 15, 2014 and Nov. 15, 2015	9/1/12 - 8/31/15	Eligible for vesting on Nov. 15, 2015
10/24/2011	Nov. 15, 2012, Nov. 15, 2013 and Nov. 15, 2014	9/1/11 - 8/31/13	Eligible for vesting on Aug. 31, 2014
1/1/2011	Jan. 1, 2012, Nov. 15, 2012 and Nov. 15, 2013
10/25/2010	Nov. 15, 2011, Nov. 15, 2012 and Nov. 15, 2013

Restricted Stock Units
Grant Date	Vesting
3/2/2011	Fully vest on Jan. 30, 2015
4/15/2013	Fully vest on May 1, 2017

Option Exercises and Stock Vested Table

The following table provides information about the value realized by our proxy officers on the exercise of stock options and vesting of stock awards during fiscal 2013.

	Option Awards		Stock Awards [1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) [2]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) [3]	Total Value Realized on Exercise and Vesting ($)
Hugh Grant	248,960	15,277,530	63,880	6,253,213	21,530,743
Pierre C. Courduroux	8,200	503,572	3,900	381,771	885,343
Brett D. Begemann	74,650	4,885,776	13,640	1,335,220	6,220,996
Robert T. Fraley, Ph.D.	166,390	7,064,028	21,300	2,085,057	9,149,085
Kerry J. Preete	25,490	435,528	8,520	834,023	1,269,551

1	Amounts in these columns reflect the vesting of Financial Goal RSUs that were granted on Oct. 25, 2010 and Jan. 1, 2011. The units were subject to a two-year performance period (September 2010 – August 2012) upon which a performance determination was made and stock vested on Aug. 31, 2013.

2	Amounts represent the difference between the market price upon exercise and the exercise price.

3	Amounts in this column are based on the fair market value of $97.89 for common stock vesting on Aug. 31, 2013.

Pension Benefits

Our proxy officers currently participate in the same defined benefit retirement plans as our other eligible U.S. employees: the company Pension Plan and the Parity Pension Plan. As a result of their prior positions outside the United States, Mr. Courduroux and Mr. Preete have also accrued benefits under defined benefit retirement plans available to certain of our employees outside of the U.S., as described below.

2013 PROXY STATEMENT	MONSANTO COMPANY	63

Executive Compensation  continued

Pension Benefits Table

The following table reports the present value of accumulated benefits payable to each of our proxy officers under our defined benefit retirement plans as of August 31, 2013. For the Pension Plan, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that the proxy officer will remain in service until age 65, that the discount rate is 4.45%, and that 80% of the benefit is payable as a lump sum and the remainder as a single life annuity. For the Parity Pension Plan, the present value of the accumulated benefit has been calculated assuming, for valuation purposes only, that the proxy officer will remain in service until age 65, that the discount rate is 3.95%, and the benefit is payable as a lump sum. The post-retirement mortality assumption for all of the retirement plans is based on the RP-2000 Healthy Annuitants table without collar or adjustments, projected to 2020 using scale BB.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)	Payments During Last Fiscal Year ($)
Hugh Grant	Pension Plan [1]	17.67	463,194	—
	Parity Pension Plan [2]	17.67	4,911,066	—
Pierre C. Courduroux	Pension Plan [1]	5.92	159,117	—
	Parity Pension Plan [2]	5.92	268,612	—
	International Supplemental Retirement Account Plan [3]	1.08	26,603	—
Brett D. Begemann	Pension Plan [1]	30.63	821,942	—
	Parity Pension Plan [2]	30.63	1,419,723	—
Robert T. Fraley, Ph.D.	Pension Plan [1]	32.67	1,298,992	—
	Parity Pension Plan [2]	32.67	3,360,214	—
Kerry J. Preete	Pension Plan [1]	13.92	363,271	—
	Parity Pension Plan [2]	13.92	678,263	—
	Pension Plan (Canada)[4]	14.41	477,765	—

1	The estimated Aug. 31, 2013 notional account balances under our Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Grant, $436,893; Mr. Courduroux, $140,024; Mr. Begemann, $864,647; Dr. Fraley, $1,369,448; and Mr. Preete, $327,899. Participants with Prior Plan Accounts who are over a certain age may be eligible to receive lump sums larger than their notional account balances depending on interest rates at the time they receive their benefits. The Aug. 31, 2013 notional account balance in the plan for Dr. Fraley is $1,369,448. If he had terminated on Aug. 31, 2013, he would have been eligible to receive a lump sum of $1,410,990 in lieu of the notional account balance.

2	The estimated Aug. 31, 2013 notional account balances under our Parity Pension Plan (as opposed to the present value of accumulated benefits shown in the table) are as follows: Mr. Grant, $4,468,559; Mr. Courduroux, $227,184; Mr. Begemann, $1,254,212; Dr. Fraley, $3,373,633; and Mr. Preete, $602,210.

3	In addition to the pension plan benefits for Mr. Courduroux based on his years of service as our employee in the U.S., Mr. Courduroux also is eligible for regular pension plan benefits under the company’s International Supplemental Retirement Account Plan, described on page 66, based on his years of service as our employee on assignment from France to Switzerland in 2006 and 2007. Mr. Courduroux’s notional account balance under the International Supplemental Retirement Account Plan accrues interest credits at 8% per annum posted over the course of his employment. Mr. Courduroux’s account balance as of Aug. 31, 2013 is $14,776.

4

In addition to the retirement benefits for Mr. Preete based on his years of service as our employee in the U.S., Mr. Preete also is eligible for regular retirement benefits based on his years of service as an employee of Former Monsanto in Canada. Mr. Preete ceased accruing benefits in the Monsanto Canada Inc. (AG) Employee Pension Plan in 1999 when he moved to the U.S. His frozen Canadian plan accrued benefit is $4,252.80 per month beginning on July 1, 2025, his normal retirement date under the plan. Benefits for service prior to July 1, 1998 may be payable without reduction for early retirement when Mr. Preete’s age plus combined years of service with Former Monsanto and with our company is equal to or greater than 85. Benefits for service after July 1, 1998 may be payable without reduction for early retirement on or after age 62. The present value of Mr. Preete’s accrued benefit has been calculated assuming he retires at age 62, the earliest date on which he is

64	MONSANTO COMPANY	2013 PROXY STATEMENT

eligible for unreduced benefit payments under the plan. If he chooses to retire earlier, his benefits for service prior to July 1, 1998 would be reduced 0.25% for each month that he retires earlier than his attainment of age 65, and his benefits for service after July 1, 1998 would be reduced 0.25% for each month that he retires earlier than his attainment of age 62.

Pension Plan

We maintain the Monsanto Company Pension Plan for the benefit of our U.S. employees. The plan was closed to new entrants as of July 8, 2012, but current participants continue to accrue benefits under the Plan. The Pension Plan is a form of pension plan known as a cash balance plan, and is a tax-qualified defined benefit plan under the Code. Under the cash balance plan design, there are two types of participant accounts: a “prior plan account” and a “cash balance account.” Cash balance plan participants who were employed by Former Monsanto and then by us in the U.S. before and after 1997, including Mr. Grant, Mr. Begemann and Dr. Fraley, have both a prior plan account and a cash balance account. Mr. Preete became a participant in the Pension Plan as of October 1, 1999, at the time he transferred employment to the U.S. and has only a cash balance account under the Pension Plan. Mr. Courduroux became a participant in the Pension Plan as of October 1, 2007, at the time he transferred employment to the U.S. and has only a cash balance account under the Pension Plan.

The prior plan account generally preserves (and grows) benefits earned under the pension plan maintained by Former Monsanto through December 31, 1996. The opening balance of the prior plan account was (at a minimum) the actuarial equivalent lump sum value of the participant’s old defined benefit plan monthly retirement benefit accrued prior to January 1, 1997. Each month, the prior plan account is increased by (1) “interest credits” at an annual rate of 8.5% until the earlier of the participant reaching age 55 or when benefits begin; and (2) “pay credits” at an annual rate of 4%, until the participant retires or terminates employment.

The cash balance account is credited for all service earned on or after January 1, 1997. The cash balance account grows by the addition of various compensation-based and interest-based credits posted over the course of participants’ employment. We credit annual contributions, expressed as a percentage of eligible compensation, to the cash balance account in amounts depending upon a participant’s age as follows: 3% before age 30, 4% for ages 30 to 39, 5% for ages 40 to 44, 6% for ages 45 to 49 and 7% for age 50 and over. Participants also receive contribution credits equal to 3% of eligible compensation in excess of the social security wage base. Participants who were covered under the prior traditional defined benefit plan on December 31, 1996 also received transition credits while employed based on the number of years of benefit service earned as of that date (up to a maximum of ten years). The applicable percentages and age ranges were 2% before age 30, 3% for ages 30 to 39, 4% for ages 40 to 44, 5% for ages 45 to 49, and 6% for age 50 and over. In addition, each participant’s cash balance account accrues monthly interest credits, based on the average interest rate for 30-year Treasury Bonds for October of the prior calendar year, with a minimum rate of 5% and a maximum rate of 10%.

A pension plan participant may elect to receive his or her vested plan benefit on the first day of any month following the date upon which the participant’s employment with our company and affiliated companies is terminated or the participant becomes disabled (but no later than the April 1 following the calendar year in which the participant attains age 70 1⁄2). Pension plan benefits are normally paid in either a single life annuity for unmarried participants or a 50% joint and survivor annuity for married participants, with additional optional forms of benefit available, including a lump sum distribution. All available forms of distribution are actuarially equivalent to the single life annuity.

Parity Pension Plan

Our Parity Pension Plan provides pension benefits to certain of our U.S. management-level employees, including the proxy officers, who cannot receive full benefits from our Pension Plan because of limitations and restrictions imposed by federal law and regulations. The plan was closed to newly hired employees as of July 8, 2012 or later, and remains open to employees hired prior to July 8, 2012. Current participants continue to accrue benefits under the plan. The amount of a participant’s Parity Pension Plan benefit is the excess of the amount of benefit

2013 PROXY STATEMENT	MONSANTO COMPANY	65

Executive Compensation  continued

that he or she would have received under our Pension Plan but for the imposition of these limitations and/or the deferral of the annual incentive award over the amount payable in the Pension Plan.

Parity Pension Plan benefits are vested only to the extent a participant’s Pension Plan benefits are vested, but are forfeited in the event of a termination for cause. Effective December 31, 2008, the provisions of the Parity Pension Plan relating to the timing of distributions were amended to comply with the final regulations under Code Section 409A, and certain payment options were eliminated from the grandfathered portion of the plan.

Pre-2005 benefits (grandfathered) under the Parity Pension Plan are those benefits that were earned and vested prior to December 31, 2004. There are two payment options under the Parity Pension Plan for pre-2005 benefits. Benefits may be paid as:

■	an automatic lump-sum on the first January 1 or July 1 that is six months following termination of employment; or

■	deferred at least three years following the first January 1 or July 1 that is six months following termination of employment and paid in a lump-sum or term certain option that provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

Post-2004 benefits under the Parity Pension Plan are those benefits that were earned and vested after December 31, 2004. There are two payment options under Parity Pension Plan for post 2004 benefits. Benefits may be paid as:

■	an automatic lump-sum in the 13th month following termination of employment; or

■	deferred at least five years following the 13th month from termination of employment and paid in a lump-sum or term certain annuity, which provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

During any waiting or deferral period, we credit participants’ Parity Pension Plan benefits with interest, currently based on the prior year’s average of the monthly averages of the Moody’s Baa Bond Index, which was 5.66% in calendar year 2012 and 4.94% in calendar year 2013. A Parity Pension Plan participant who has elected to defer receipt of benefits may request an emergency benefit distribution during the waiting period, deferral period or after benefit payments have begun if he or she incurs a severe, unforeseeable financial hardship.

International Supplemental Retirement Account Plan

Since October 2002, our International Supplemental Retirement Account Plan (IRP) has been our non-qualified defined benefit plan maintained to provide certain benefits to employees who have met certain age and service requirements and have experienced a permanent international transfer and met the eligibility requirements of the plan.

The IRP provides benefits that are a function of a notional account maintained on behalf of plan participants. The IRP account grows by the addition of various compensation-based and interest-based credits posted over the course of the participant’s employment. We credit annual contributions in amounts depending upon the participant’s age and a set comparison of company-provided retirement benefits in his home country and country of assignment, in amounts ranging from 2% to 13% of eligible compensation (which the plan defines as base pay plus any bonus or AIP award). In addition, each participant’s IRP account accrues interest credits at 8% per annum.

IRP benefits are vested only to the extent a participant’s home country pension plan benefit would be vested or, if there is no home country pension plan, upon completion of five years of continuous service, death or disability. Currently, vested benefits may be paid as follows:

■	an automatic lump-sum in the 13th month following termination of employment; or

■	deferred at least five years following the 13th month from termination of employment and paid in a lump-sum or term certain annuity, which provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

66	MONSANTO COMPANY	2013 PROXY STATEMENT

Non-Qualified Deferred Compensation

Our proxy officers are eligible to participate in the two non-qualified deferred compensation plans we maintain for certain of our management-level U.S. employees: our SIP Parity Plan and our Deferred Payment Plan. Additionally, in fiscal 2004, Mr. Grant deferred receipt of Financial Goal RSUs awarded that year, to be paid out following his retirement.

Non-Qualified Deferred Compensation Table

The following table provides information for each proxy officer regarding fiscal 2013 aggregate individual and company contributions, aggregate earnings and year-end account balances under our deferred compensation plans:

Name and Non-Qualified Plan	Executive Contributions in Last FY ($) [1]	Monsanto Contributions in Last FY ($) [2]	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($) [3]
Hugh Grant
SIP Parity Plan	681,393	522,774	1,972,562	0	13,328,113
Deferred Payment Plan	0	0	0	0	0
Deferred RSUs [4]	0	0	842,899	0	7,253,875
Pierre C. Courduroux
SIP Parity Plan	195,772	107,479	28,205	0	505,330
Deferred Payment Plan	0	0	0	0	0
Brett D. Begemann
SIP Parity Plan	133,003	127,702	222,522	0	2,102,175
Deferred Payment Plan	0	0	126,868	0	1,072,097
Robert T. Fraley, Ph.D.
SIP Parity Plan	154,489	132,731	459,652	0	4,612,248
Deferred Payment Plan	0	0	26,631	0	529,169
Kerry J. Preete
SIP Parity Plan	76,643	76,713	161,137	0	1,145,708
Deferred Payment Plan	0	0	0	0	0

1	Amounts in this column reflect the proxy officers’ deferral of base pay and fiscal 2012 AIP award, paid during fiscal 2013. Proxy officer deferrals of base pay for the 2013, 2012, and 2011 fiscal years into the SIP Parity Plan are also included in the Salary column of the Summary Compensation Table and for 2013 are as follows: for Mr. Grant, $131,393; Mr. Courduroux, $49,522; Mr. Begemann, $42,003; Dr. Fraley, $34,489; and Mr. Preete, $16,443.

2	Amounts in this column reflect company matching allocations. These amounts are also included in the All Other Compensation column of the Summary Compensation Table.

3	Includes, among other things, proxy officer contributions from salary or incentive compensation reported in the Summary Compensation Table of our previous proxy statements for the year earned to the extent the proxy officer was a proxy officer for that period.

4	In fiscal 2004, Mr. Grant deferred receipt of 68,640 shares of common stock underlying Financial Goal RSUs (34,320 pre-stock split shares) awarded that year, to be paid out following his retirement. The Aggregate Earnings in Last FY column reflects the change in value of these deferred shares and all cash dividends paid in fiscal 2013. The Aggregate Balance at Last FYE reflects the total value of these shares based on the Aug. 31, 2013 stock price of $97.89 and all cash dividends paid since the shares were deferred.

2013 PROXY STATEMENT	MONSANTO COMPANY	67

Executive Compensation  continued

SIP Parity Plan

All eligible U.S. employees may contribute up to 25% of eligible pay to our Savings and Investment Plan (“SIP”), which is a tax-qualified defined contribution plan.

For participants hired prior to July 8, 2012, the company made matching contributions to SIP equal to 60% of up to the first 7% of eligible compensation contributed by the participant through December 31, 2012. Beginning January 1, 2013, the company made matching contributions to SIP equal to 80% of up to the first 8% of eligible compensation contributed by the participant. Additionally, the company made a discretionary matching contribution on up to 10% of eligible compensation contributed by the participant.

For participants hired on or after July 8, 2012, the company made matching contributions to SIP equal to 80% of up to the first 8% of eligible compensation contributed by the participant during fiscal 2013. Additionally, the company made an age-based non-elective core contribution, in amounts ranging from 3% to 7% of eligible compensation.

Once contributions to the SIP reach a Code limit on compensation or contributions, hypothetical amounts are allocated to notional accounts under the SIP Parity Plan. Employee deferrals under the SIP Parity Plan are fully vested; however, matching and core contribution amounts vest 20% per year over five years. The company credits both participant contributions and its matching and core contribution amounts to the SIP Parity Plan with earnings or losses matching the performance of one or more investment options available under the SIP, as determined by the participant. The plan currently offers 16 investment options, one of which is a book account based on our company stock, which provided a return of 12.2% for fiscal 2013. The other 15 investment options provided returns ranging from -7.0% to 28.2% for fiscal 2013. A participant may change his or her investment elections at any time, except that reallocations involving our common stock funds must be made in compliance with our policies on trading of our stock. After termination of employment, the plan credits accounts with interest, currently based on the prior year’s average of the monthly averages of the Moody’s Baa Bond Index Rate, as in effect from time to time, which was 5.66% in calendar year 2012 and 4.94% in calendar year 2013.

There are two payment options under the SIP Parity Plan for contributions that were credited and vested prior to 2005. Such benefits may be paid as:

■	an automatic lump-sum on the first January 1 or July 1 that is six months following termination of employment; or

■	deferred at least three years following the first January 1 or July 1 that is six months following termination of employment (but not later than age 70-1/2) and paid in a lump-sum or term certain option that provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

There are also two payment options for benefits under the SIP Parity Plan attributable to contributions that were credited and vested after December 31, 2004. Such benefits may be paid as:

■	an automatic lump-sum in the 13th month following termination of employment; or

■	deferred at least five years following the 13th month from termination of employment (but not later than age 70-1/2) and paid in a lump-sum or term certain annuity, which provides monthly payments over a term of one to ten years, with residual payments to a beneficiary if applicable.

Deferred Payment Plan

Until such time as our Deferred Payment Plan was frozen with respect to new deferrals, the plan provided certain management-level employees the opportunity to defer, until a specific date in the future or until termination of employment or beyond, the receipt of all or a portion of their annual incentive plan cash awards. Our Deferred Payment Plan was amended to provide that our proxy officers and certain other members of senior management may not make any new deferral elections under the plan after August 31, 2009 (effective for our

68	MONSANTO COMPANY	2013 PROXY STATEMENT

fiscal 2010 annual incentive plan), and that other participants may not make any new deferral elections after August 31, 2010 (effective for our fiscal 2011 annual incentive plan).

With respect to amounts deferred under the Deferred Payment Plan prior to its amendment, the plan permits participants to elect among two investments: (1) the cash election, under which earnings on deferred amounts accrue at a rate equal to the average yield of the Moody’s Baa Bond Index for the prior calendar year; and (2) the stock election, under which earnings accrue at a rate that tracks the performance of our common stock (including reinvestment of dividends), with deferred amounts converted into hypothetical stock units based on the average trading price during the preceding ten trading days. Participants may transfer between funds subject to certain rules and procedures. Amounts are distributed on either the date specified by the participant at the time of the deferral election or in a lump sum or monthly installments for up to ten years following termination of employment. Amounts attributable to the cash election are paid in cash, and amounts attributable to the stock election are paid in shares of our common stock unless the participant otherwise elects to receive cash. If approved by the plan’s administrative committee, at its discretion, a participant may receive an early distribution of benefits if he or she incurs a severe, unforeseeable financial hardship.

Potential Payments Upon Termination or Change of Control

Change of Control Employment Security Agreements

We have entered into change of control employment security agreements with each of the proxy officers and other executives that may require us to make payments to these individuals in the event of the termination of their employment following a change of control. Under the terms of the agreements, we will provide certain protections to the proxy officers for a period of two years following a change of control (the “protected period”). If a proxy officer incurs an involuntary termination of employment or a voluntary termination of employment for “good reason” during such period, he would be provided with severance benefits under the terms of the agreement.

A “change of control” generally means:

■	any other person or entity acquires beneficial ownership of 30% or more of our outstanding common stock or the combined voting power over our outstanding voting securities;

■	the incumbent directors, as defined in the agreements, cease to constitute at least a majority of the board;

■	the completion of certain corporate transactions including a reorganization, merger, statutory share exchange, consolidation or similar transaction, a sale or other disposition of all or substantially all of our assets, or the acquisition of assets or stock of another entity, subject to certain exceptions; or

■	our shareowners approve a complete liquidation or dissolution.

The same definition is used with respect to the equity awards included in the tables below.

During the protected period, the agreements generally provide that the proxy officer’s position, job location and travel requirements will not materially change following the change of control. In addition, during the protected period, the proxy officers will receive compensation and benefits, for which the opportunity or terms, respectively, shall be no less favorable than those in effect prior to the change of control.

Termination Other Than for Cause or Disability; Voluntary Termination for Good Reason

If the proxy officer is terminated other than for cause or disability, or the proxy officer terminates employment for “good reason” (as described below) during the protected period and executes a timely release, he would be entitled to a lump sum payment within 60 days after the termination date equal to the following:

■	base salary through the termination date, plus accrued pay in lieu of unused vacation;

2013 PROXY STATEMENT	MONSANTO COMPANY	69

Executive Compensation  continued

■	a pro-rata portion of the proxy officer’s “average bonus;” and

■	the product of three times the sum of (i) annual base salary and (ii) “average bonus.”

Upon such a termination, all benefits accrued through the termination date under our Pension Plan and supplemental pension or retirement plans will be vested and paid in accordance with their terms.

Following a severance-qualifying termination, the applicable proxy officer is eligible for outplacement benefits, in accordance with our normal practice for our most senior executives, and will receive specified welfare benefits (i.e., medical, prescription drug, dental, vision, disability and life insurance), through the end of the severance period; provided, if the proxy officer becomes eligible to receive specified welfare benefits under another employer provided plan, our company’s benefits will cease. Further, for purposes of eligibility for retiree welfare benefits, if the proxy officer is age 50 on the termination date, has provided at least 10 years of service, and has a combined age and years of service of 65, the proxy officer will be entitled to receive retiree medical benefits.

“Good reason” generally means:

■	a material diminution in authority, duties or responsibilities of the proxy officer;

■	a material failure by the company to comply with provisions in the agreement regarding the proxy officer’s position, location, duties, responsibilities or compensation;

■	any purported termination by the company of his employment except as expressly permitted under the agreement; or

■	any failure by the company to require a successor to expressly assume the agreement;

provided that the proxy officer has given us notice of the existence of, and an opportunity to cure, an event or condition constituting good reason, in accordance with the agreement.

Termination for Death or Disability

If the proxy officer is terminated on account of death or disability during the protected period, the company will pay the proxy officer (or his estate or beneficiaries):

■	a lump sum cash payment of all base salary accrued through the termination date, plus accrued pay in lieu of unused vacation;

■	a pro-rata portion of the proxy officer’s “average bonus;”

■	in the case of death, death benefits to the proxy officer’s estate or beneficiaries that are at least as favorable as death benefits provided to peer executives of our company; and

■	in the case of disability, disability benefits to the proxy officer and/or his family that are at least as favorable as disability benefits provided to peer executives of our company.

Termination for Cause or Voluntary Termination Other Than for Good Reason

If the proxy officer is terminated for “cause” during the protected period, no severance payments are due. “Cause” is defined as a proxy officer’s:

■	willful and continued failure to perform substantially his or her duties, subject to certain exceptions for incapacity and good reason terminations; or

■	willful and illegal conduct or gross misconduct that materially and demonstrably injures our company.

If the proxy officer voluntarily terminates, other than for good reason, during the protected period, the company must pay the proxy officer in a lump sum in cash within 30 days of the date of termination:

■	a lump sum cash payment of all base salary accrued through the termination date, plus accrued pay in lieu of unused vacation; and

■	a pro-rata portion of the proxy officer’s “average bonus.”

70	MONSANTO COMPANY	2013 PROXY STATEMENT

Treatment of Golden Parachute Excise Tax

If a change of control occurs, and a proxy officer is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, we will reduce payments to the proxy officer such that the aggregate amount equals the maximum amount that can be paid without triggering imposition of the excise tax, if the net amount received by the proxy officer after tax would be greater than it would be absent such a reduction.

Other Arrangements

In addition, many of our executive compensation, benefit and deferred compensation plans provide our proxy officers with certain rights or the right to receive payments in the event of the termination of their employment, as described in more detail in the section Long-Term Incentive Awards beginning at page 59. Our proxy officers participate in our company’s broad-based Employees’ Separation Pay Plan covering our full-time U.S. employees. Under the terms of the plan, a proxy officer would receive severance benefits in the event of his involuntary termination without cause, absent a change of control. The amount of the severance benefits would be paid as a lump sum equal to the product of: (a) 15, times (b) the sum of: (i) the proxy officer’s monthly base salary in effect at the time of the termination, plus (ii) the average of his annual incentive plan awards paid to him under our annual incentive plan for the three prior years, divided by 12. Their severance benefit calculation follows the same formula used in determining all other U.S. employees’ severance pay upon an involuntary termination without cause under the Separation Pay Plan.

Potential Effect on Compensation Upon Termination or Change of Control Table

The table and footnotes following show potential incremental payments, incremental benefits, equity award accelerations and equity award forfeitures upon termination of our proxy officers or a change of control. The amounts have been estimated under existing agreements and plans under various termination scenarios on August 31, 2013. However, because the compensation impact upon termination or a change of control depends on several factors, the actual impact can only be determined at the time of the event. Material assumptions used in calculating the estimated compensation and benefits under each triggering event are noted below. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. The table does not reflect amounts attributable to vested, non-forfeited equity-based awards or accrued compensation; retirement and other benefits; and deferred compensation. For information about these previously earned and accrued amounts, see the Summary Compensation Table on page 54, Outstanding Equity Awards at Fiscal Year End Table on page 61, Pension Benefits Table on page 64 and Non-Qualified Deferred Compensation Table on page 67 in this proxy statement.

2013 PROXY STATEMENT	MONSANTO COMPANY	71

Executive Compensation  continued

Potential Effect on Compensation Upon Termination or Change of Control Table
		Termination Event
Name		Voluntary ($)	Involuntary Not for Cause ($) [1]	For Cause ($)	Death ($)	Disability ($)	Change of Control ($) [2]
Hugh Grant [3]	Cash Severance Payment	0	5,176,052	0	0	0 [4]	16,287,007
	Stock Options [5]	6,023,965	6,023,965	0	6,023,965	6,023,965	982,788
	Performance-RSUs [6]	7,064,917	7,064,917	0	7,064,917	7,064,917	7,143,376
	Total	13,088,882	18,264,934	0	13,088,882	13,088,882	24,413,171
	Enhanced Health & Welfare Benefits [7]	0	0	0	0	0	35,789
	Forfeited Equity Value
	Stock Options	(982,788)	(982,788)	(21,700,466)	(982,788)	(982,788)	0
	Performance-RSUs	(4,767,635)	(4,767,635)	(11,832,552)	(4,767,635)	(4,767,635)	0
	Total	(5,750,423)	(5,750,423)	(33,533,018)	(5,750,423)	(5,750,423)	0
Pierre C. Courduroux [3]	Cash Severance Payment	0	1,362,853	0	0	0	4,059,847
	Stock Options [5]	0	820,993	0	820,993	820,993	1,066,709
	Performance-RSUs [6]	0	1,521,015	0	1,521,015	1,521,015	1,601,921
	Total	0	3,704,861	0	2,342,008	2,342,008	6,728,477
	Enhanced Health & Welfare Benefits [7]	0	0	0	0	0	163,423
	Forfeited Equity Value
	Stock Options	(1,066,709)	(245,716)	(2,088,378)	(245,716)	(245,716)	0
	Performance-RSUs	(2,712,923)	(1,191,908)	(2,712,923)	(1,191,908)	(1,191,908)	0
	Total	(3,779,632)	(1,437,624)	(4,801,301)	(1,437,624)	(1,437,624)	0
Brett D. Begemann [3]	Cash Severance Payment	0	1,729,784	0	0	0	5,271,481
	Stock Options [5]	0	1,401,048	0	1,401,048	1,401,048	1,708,193
	Performance-RSUs [6]	0	1,917,665	0	1,917,665	1,917,665	2,014,674
	Restricted Stock Units [8]	0	2,480,043	0	2,480,043	2,480,043	3,884,275
	Total	0	7,528,540	0	5,798,756	5,798,756	12,878,623
	Enhanced Health & Welfare Benefits [7]	0	110,848	0	0	0	112,291
	Forfeited Equity Value
	Stock Options	(1,708,193)	(307,145)	(4,787,598)	(307,145)	(307,145)	0
	Performance-RSUs	(3,407,551)	(1,489,886)	(3,407,551)	(1,489,886)	(1,489,886)	0
	Restricted Stock Units	(3,884,275)	(1,404,232)	(3,884,275)	(1,404,232)	(1,404,232)	0
	Total	(9,000,019)	(3,201,263)	(12,079,424)	(3,201,263)	(3,201,263)	0
Robert T. Fraley, Ph.D. [3]	Cash Severance Payment	0	1,651,146	0	0	0	4,982,749
	Stock Options [5]	2,008,134	2,008,134	0	2,008,134	2,008,134	307,145
	Performance-RSUs [6]	2,310,204	2,310,204	0	2,310,204	2,310,204	2,309,078
	Restricted Stock Units [8]	0	2,754,331	0	2,754,331	2,754,331	4,314,012
	Total	4,318,338	8,723,815	0	7,072,669	7,072,669	11,912,984
	Enhanced Health & Welfare Benefits [7]	0	0	0	0	0	27,930
	Forfeited Equity Value
	Stock Options	(307,145)	(307,145)	(4,975,694)	(307,145)	(307,145)	0
	Performance-RSUs	(1,489,886)	(1,489,886)	(3,800,090)	(1,489,886)	(1,489,886)	0
	Restricted Stock Units	(4,314,012)	(1,559,681)	(4,314,012)	(1,559,681)	(1,559,681)	0
	Total	(6,111,043)	(3,356,712)	(13,089,796)	(3,356,712)	(3,356,712)	0
Kerry J. Preete [3]	Cash Severance Payment	0	1,154,488	0	0	0	963,314
	Stock Options [5]	0	841,889	0	841,889	841,889	1,001,649
	Performance-RSUs [6]	0	1,070,525	0	1,070,525	1,070,525	1,102,584
	Restricted Stock Units [8]	0	177,475	0	177,475	177,475	1,898,968
	Total	0	3,244,377	0	2,089,889	2,089,889	4,966,515
	Enhanced Health & Welfare Benefits [7]	0	107,400	0	0	0	116,665
	Forfeited Equity Value
	Stock Options	(1,001,649)	(159,760)	(2,535,419)	(159,760)	(159,760)	0
	Performance-RSUs	(1,845,227)	(774,702)	(1,845,227)	(774,702)	(774,702)	0
	Restricted Stock Units	(1,898,968)	(1,721,493)	(1,898,968)	(1,721,493)	(1,721,493)	0
	Total	(4,745,844)	(2,655,955)	(6,279,614)	(2,655,955)	(2,655,955)	0

72	MONSANTO COMPANY	2013 PROXY STATEMENT

1	These amounts reflect estimated severance benefits in the event of the proxy officer’s involuntary termination without cause, absent a change of control, based on the formula set forth in our broad-based U.S. Separation Pay Plan. Each proxy officer would also be entitled to outplacement services for 12 months following termination, at an aggregate cost of $2,800 per proxy officer.

2	Restricted stock units and stock options with value would not vest following a change of control without a termination unless a comparable replacement award was not provided. The terms of these awards are described in more detail above under Long-Term Incentive Awards on page 59. Each proxy officer would also be entitled to outplacement services for 12 months following termination, at an aggregate cost of $2,800 per proxy officer.

3	Mr. Grant and Dr. Fraley have each attained age 55 and five years of service with the company and thus, in the event of a voluntary termination, job elimination, death, disability or other involuntary termination of employment without cause not following a change of control, on Aug. 31, 2013, would have been deemed to have retired under the terms and conditions of their equity awards. Messrs. Courduroux, Begemann and Preete are not retirement eligible under the terms and conditions of their awards and would forfeit such awards in the event of a voluntary termination or other involuntary termination of employment without cause not in connection with a change of control or due to job elimination, death or disability, on Aug. 31, 2013.

4	In the event Mr. Grant should incur a termination due to disability, he would be entitled to an annual payment of $1,233,800 under the terms of the TCN plan described on page 48, plus any benefits due him under the terms of our U.S. disability plan, until he attains age 65, so long as he remains disabled. The net present value of future payments under the TCN plan until age 65, assuming continued disability, and no mortality, is $10,303,895.

5	These amounts reflect the value of accelerated vesting of stock option awards based on our closing stock price on Aug. 31, 2013 of $97.89.

6	These amounts are based on our closing stock price on Aug. 31, 2013 of $97.89. Performance-RSUs include non-vested fiscal 2012 and fiscal 2013 Financial Goal RSUs. See Financial Goal RSUs on pages 59 for descriptions of: (i) vesting of Financial Goal RSUs in the event of involuntary termination without cause, retirement, death or disability; and (ii) accelerated vesting of Financial Goal RSUs in the event of a change of control.

Mr. Grant and Dr. Fraley are retirement eligible and thus, in the event of a termination not for cause or in connection with a change of control on Aug. 31, 2013, would have been deemed to have retired and thus eligible for a pro-rata portion of units based upon actual performance over the performance period with respect to the fiscal 2012 and fiscal 2013 Financial Goal RSUs. For purposes of valuation, the table assumes that the outstanding (200%) level of performance for fiscal 2012 and fiscal 2013 Financial Goal RSUs will be achieved, consistent with assumptions applied in the Outstanding Equity Awards at Fiscal-Year End Table on pages 61-62. The table reflects this level of payout.

7	This amount reflects the net present value of any extended health and welfare benefit coverage for the proxy officer in the event of various termination events. In the event of an involuntary termination without cause absent a change of control, as Mr. Begemann and Mr. Preete each is at least age 50 and has not attained age 55, each is currently eligible for post-65 retiree benefits but would each become eligible for incremental pre-65 retiree benefits under our broad-based U.S retiree medical plan. As Mr. Grant and Dr. Fraley each has attained age 55, each is currently eligible for pre-65 and post-65 retiree benefits, and because Mr. Courduroux has not attained age 50, he would be precluded from eligibility; thus, none of them would receive incremental benefits.

In the event of change of control and a subsequent involuntary termination without cause or a voluntary termination for good reason during the protected period, under the terms of our change of control employment security agreements, each proxy officer will receive incremental health and welfare benefits for two years. In addition, Mr. Begemann and Mr. Preete who are currently eligible for post-65 retiree benefits as each is at least age 50 and has not attained age 55, would also become eligible for incremental pre-65 retiree benefits, and as Mr. Courduroux will attain age 50 at the end of the two year period, he would become eligible for pre- and post-65 retiree benefits under our broad-based U.S. health and welfare plans. As Mr. Grant and Dr. Fraley each has attained age 55, each is currently eligible for pre-65 and post-65 retiree benefits and neither would receive an incremental benefit.

8	Reflects pro-rata vesting of restricted stock unit awards in the case of involuntary termination of employment without cause, or termination due to death or disability and vesting in full for a termination following a change of control. See Retention RSUs on page 60 for more information.

2013 PROXY STATEMENT	MONSANTO COMPANY	73

Equity Compensation Plan Table

On August 31, 2013, we maintained the Monsanto Company 2005 Long-Term Incentive Plan, as amended and restated as of January 24, 2012 under which our equity securities had been authorized for issuance to employees or non-employee directors. The plan was approved by our shareowners.

The following table shows the number of shares of common stock to be issued upon exercise of options outstanding at August 31, 2013, the weighted average exercise price of those options and the number of shares of common stock remaining available for future issuance at August 31, 2013, excluding shares to be issued upon the exercise of outstanding options.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights [2]	Number of securities remaining available for future issuance under equity compensation plans (excluding securities to be issued upon exercise
Equity compensation plans approved by security holders [1]	17,908,723	$65.59	28,023,779
Equity compensation plans not approved by security holders	—	—	—
Total	17,908,723	$65.59	28,023,779

1	At Aug. 31, 2013, there was a total of 15,863,887 shares of common stock to be issued upon exercise of outstanding options granted having a weighted average exercise price of $65.59 and 28,023,779 shares of common stock remaining available for future issuance (excluding shares to be issued upon exercise of outstanding options). As of Aug. 31, 2013, 257,912 shares of deferred stock were issued. Based on the probable outcome of performance-RSUs, the table above reflects 1,786,924 shares of unvested RSUs. The terms of the unvested RSUs are described under Long-Term Incentive Awards beginning on page 59. The actual number of performance-RSUs that may be eligible for vesting will be determined after the end of the respective performance periods and may differ from the number of performance-RSUs included in the table.

2	This calculation does not take into account awards of deferred stock or restricted stock units.

74	MONSANTO COMPANY	2013 PROXY STATEMENT

Proxy Item No. 3: Advisory (Non-binding) Vote Approving Executive Compensation

As required by Section 14A of the Exchange Act, we are asking our shareowners to provide advisory approval of the compensation of our proxy officers, as we have described in this proxy statement. While this vote is advisory, and not binding on our company, it will provide information to our people and compensation committee regarding investor sentiment about our core principles and objectives, which the committee will be able to consider when determining executive compensation in the future.

Shareowners should review the Compensation Discussion and Analysis beginning on page 33, compensation tables, and related narratives appearing in this proxy statement for more information regarding the compensation of our proxy officers. As described in those sections, our proxy officers’ compensation was designed and is administered by our people and compensation committee to:

■	align management’s interests with the interests of shareowners by tying compensation to performance that supports key financial and strategic business outcomes;

■	attract and retain top talent, while limiting non-performance-based entitlements; and

■	reinforce a culture of integrity to support sustainable business growth while appropriately managing compensation risk in the context of our business strategies.

The committee regularly reviews our officer compensation strategies, policies and programs to assure the program continues to meet these overall objectives.

Your vote is requested. We believe that the information we have provided above in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareowners’ interests to support long-term value creation. Accordingly, the Board of Directors recommends that shareowners approve the program by approving the following advisory resolution:

RESOLVED, that the shareowners of Monsanto Company approve, on an advisory basis, the compensation of the company’s proxy officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

2013 PROXY STATEMENT	MONSANTO COMPANY	75

Proxy Item No. 4: Shareowner Proposal One

This proposal was submitted by Adam Eidinger, Washington, D.C. As of July 30, 2013, Mr. Eidinger indicated that he held 75 shares of Monsanto common stock. The proposal has been carefully considered by the board of directors, which has concluded that its adoption would not be in the best interests of the company or its shareowners. For the reasons stated after the proposal, the board recommends a vote “Against” the shareowner proposal.

The proposal and supporting statement are presented as received from the shareowner proponent in accordance with the rules of the SEC, and the board of directors and the company disclaim any responsibility for its content. We will furnish, orally or in writing as requested, the address of the proponent of this shareowner proposal promptly upon written or oral request directed to the company’s Secretary.

Information regarding the inclusion of proposals in Monsanto’s proxy statement can be found on page 82 under Shareowner Proposals for 2015 Annual Meeting.

Shareowner Statement

WHEREAS:

■	Genetic engineering is the direct manipulation of an organism’s genome using biotechnology.

■	For thousands of years, mankind has modified plants through grafting, artificial selection, and without the use of genetic engineering.

■	Transgenic DNA produced through modern genetic engineering is not found in natural foods and was not in the food supply of previous generations of mankind.

■	Americans have the right to know what they are eating.

■	U.S. law does not require the labeling of patented biotechnology in foods sold in grocery stores.

■	The Company stands by its products and believes they are safe.

■	Due to the uncertainty regarding the potential negative side effects of genetic engineering on humans, animals, and the environment, it is imperative that the Company be transparent with customers concerning our labeling efforts.

■	The Company’s Pledge [1] says that we will ensure that “information is available, accessible, and understandable.”

■	Transparency provides consumers the power to decide what kind of foods are grown on farms and served on dinner tables.

■	Over 60 countries around the world have regulations concerning the labeling of foods produced using genetic engineering.

■	In 2002, the Company said “Food Labeling. It has Monsanto’s Full Backing” in regards to the labeling of genetically engineered foods in the United Kingdom.

■	In 2013, there was legislation introduced in over two dozen U.S. state legislatures concerning the labeling of foods created using genetic engineering.

■	The state legislatures of Connecticut and Maine have passed legislation requiring foods sold in those states to be labeled if they were produced using genetic engineering, but only 4 or more other New England states pass similar legislation.

■	The Company spent $8,112,866.55 in 2012 to prevent California residents from voting to increase transparency in their state’s food labels.

■	As of July 2013, the Company has spent $242,156.25 to prevent Washington state residents from voting to increase transparency in their state’s food labels.

■	The money spent by the Company to prevent legislation that discloses whether food produced using genetic engineering dilutes shareowners earnings per share.

■	The Company believes that nationwide regulations are needed to prevent 56 different state & territory food labeling laws.

76	MONSANTO COMPANY	2013 PROXY STATEMENT

RESOLVED: The Monsanto Board shall prepare a report, at reasonable expense and omitting proprietary information, assessing any material financial risks or operational potential impacts on the Company in order to:

■	Work with the FDA to develop food labeling guidelines for American consumers that discloses whether genetic engineering was used to produce the food;

■	Work with the FDA to develop standard threshold of 0.9% or higher for foods created with genetic engineering

■	Analyze the inclusion of U.S. patent numbers on American food labels where patented biotechnology was used to produce the food;

The report shall be available by July 1, 2014 and be posted online on our Company’s website.

In order to ensure that our Company upholds its pledge of transparency, we urge a vote FOR this resolution.

[1] “Our Pledge” – Transparency:

http://www.monsanto.com/whoweare/Pages/monsanto-pledge.aspx

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

Food is one of the most important and significant facets of our world. It is a critically important issue to everyone and is the focus of debates and dialogues from the halls of the United Nations Food and Agriculture Organization in Rome, to the grocery store aisles in Buenos Aires, to the open markets in Cairo. There are diverse points of views on everything from food security, to subsidies, to sustainable intensification, to loss and waste, to distribution systems and even to labeling. It matters to people where food comes from, how it is produced, and how food safety is ensured. As a seed company that participates in the agriculture food value chain, we are actively listening to and participating with others in this dialogue about food. In addition:

■	Our work in agriculture represents just one component of a broad and diverse food value chain that involves many parties. The proponent is seeking a report about the impact of the company’s working with the Food and Drug Administration (FDA) to effect a change in labeling on consumer food products. These are not Monsanto products nor are they manufactured, controlled, packaged or labeled by our company. We sell seed to farmers, who often sell their crop harvest to a grain processor, who sells grain or ingredients to a food company, who may further process the ingredients, then manufacture the food item, which it then sells to a retailer, who ultimately sells the finished product to a consumer. As a company that is focused on agricultural productivity and which sells products to farmers our position in the chain does not afford us the expertise that would inform an assessment of consumer food packaging information.

■	Genetically modified (GM) crops are but one important tool that farmers may choose in engaging in sustainable agriculture. Farmers, whether they adopt conventional, GM or organic seeds, employ a variety of production practices to control weeds and pests and improve the yield of their crops. In order to reduce the need for topical controls or other practices, millions of farmers around the world choose to control weeds and pests, and protect their crops’ yield, through GM seeds, which incorporate a new gene in the seed, such as a protein from a bacterium that is commonly applied over the top of conventional and organic crops to control pests.

■	We support current FDA guidance on food labeling which is based on the attributes of the food itself. In the United States, the FDA regulates the safety and labeling of foods and food products derived from crops (conventional, GM, and organic), and all must meet the same safety requirements. FDA guidance requires labeling of food products containing ingredients derived from GM crops if there is a meaningful difference in composition, nutrition or safety between that food and its counterpart derived from conventional crops. In the absence of such a difference, the FDA has determined that mandatory labeling is not required. The American Medical Association (AMA) supports the FDA’s approach and approved a formal statement asserting that there is no scientific justification for special labeling of foods containing GM ingredients. FDA guidance does not require labeling of production practices used by farmers employing conventional or organic methods to control weeds and pests and improve their yields.

2013 PROXY STATEMENT	MONSANTO COMPANY	77

■	We support voluntary labeling to support consumer choice, provided the label is truthful and not misleading. We recognize that some consumers may prefer to avoid foods that contain GM ingredients. Food companies recognize this as well, and are providing these customers the choices they prefer through organic offerings or by voluntarily labeling their products “non-GM”. People who prefer to purchase non-GM foods can easily find such products. The FDA allows food manufacturers to label their products voluntarily to indicate certain attributes or production methods (e.g., organic, conventional or GM), provided the label is truthful and not misleading. We support this approach and are pleased to sell our seed products to farmers employing any of these production methods. For more information about our views on consumer choice and proposals that would mandate labeling of food products containing GM ingredients, please visit http://www.monsanto.com/newsviews/Pages/food-labeling.aspx.

■	We believe that mandatory labeling of GM ingredients where there is no meaningful difference in nutrition or safety could confuse and mislead consumers. Demands for mandatory labeling of GM ingredients as a matter of consumer choice may instead lead to a reduction in consumer choice by misleading consumers into thinking products bearing such a label are not safe, are less nutritious or are otherwise inferior to similar products without the label. Indeed, the pejorative connotation of a mandatory label could result in consumers viewing it as a warning statement that could scare them about the foods they have come to like and trust. The suggestion advanced in the proposal is that the company should advocate for the proponent’s preference for labeling consumer food products, which is contrary to the position we have stated publicly and contrary to the views of our customers and the food value chain.

■	We support transparency and dialogue about biotechnology and our products, both with our customers and with consumers. In the United States, the Grocery Manufacturers Association, of which the company is a member, recognizes that some consumers may have questions about GM production methods and food ingredients and is providing information through a dedicated website, http://factsaboutgmos.org/. This site informs readers that if the ingredient label on a food or beverage in the U.S. indicates that the product contains corn or soy, the product most likely contains ingredients derived from GM seeds because a very high percentage of corn and soy in the United States is grown from GM seed products. In addition, www.monsanto.com, provides extensive information about biotechnology benefits and safety, generally, and Monsanto’s genetically modified seed products, specifically. Recently, Monsanto has worked with other seed companies to make additional information about agricultural biotechnology available to interested consumers. The website GMOanswers (http://www.gmoanswers.com) invites consumers to ask questions about agricultural biotechnology. General safety and benefits questions are addressed by independent experts; company-specific questions are addressed by company representatives.

■	Assessing the inclusion of U.S. patent numbers related to biotechnology on American food labels is unrelated to our business and such labeling would likely be disruptive to the food supply chain. The consumer food product labels that the proposal suggests analyzing are unrelated to our business of selling seed products to farmers. The proposed assessment would provide no meaningful information to shareowners. The proposal appears to suggest that the inclusion of patent numbers on product labels might serve as indicia that a product contains ingredients derived from GM seeds. The food manufacturer would then be burdened with significant compliance challenges if required to specifically identify the variety of seeds that produced grain that was ultimately processed in the food. Given the extensive pre-commercial food safety assessment and regulatory reviews by government officials, the U.S. food system operates effectively and efficiently in managing commodity crops, such as corn, soy and cotton. A separate program would be required to harvest, crush, store, transport and process by particular seed varieties, in order to enable labeling to that level of specificity, and would undermine the system.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREOWNER PROPOSAL AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE

78	MONSANTO COMPANY	2013 PROXY STATEMENT

Proxy Item No. 5: Shareowner Proposal Two

This proposal was submitted by John Harrington, 1001 2nd Street, Suite 325, Napa, CA 94559, as lead proponent. As of August 8, 2013, Mr. Harrington indicated that he held 30 shares of Monsanto common stock. The proposal has been carefully considered by the board of directors, which has concluded that its adoption would not be in the best interests of the company or its shareowners. For the reasons stated after the proposal, the board recommends a vote “Against” the shareowner proposal.

The proposal and supporting statement are presented as received from the shareowner proponents in accordance with the rules of the SEC, and the board of directors and the company disclaim any responsibility for its content. We will furnish, orally or in writing as requested, the name, address and claimed share ownership position of the co-proponent of this shareowner proposal promptly upon written or oral request directed to the company’s Secretary.

Information regarding the inclusion of proposals in Monsanto’s proxy statement can be found on page 82 under Shareowner Proposals for 2015 Annual Meeting.

Shareowner Statement

Whereas:

The labeling of genetically modified organisms (GMOs) is an increasing matter of concern among state legislators across the United States;

Whereas:

Vermont, Alaska, Maine and Nebraska have passed laws requiring labeling of GMOs and at least fifteen states have offered legislation that would require similar labeling;

Whereas:

Monsanto spent over $7.1 million in 2012 to defeat Proposition 37, a statewide initiative to require GMO labeling in California;

Whereas:

The biological and physical movement of material derived from genetically engineered crops is difficult and sometimes impossible to control or recall;

Whereas:

Many domestic and global food markets demand foods with zero or near-zero levels of material derived from genetically modified organisms;

Whereas:

Genetically modified crops have been found to contaminate conventional (non-GMO) and organic farms, threatening farmers’ livelihoods, and, affecting critical food supply, and imposing a significant financial burden on farmers seeking to satisfy markets for GMO-free products;

RESOLVED: The Monsanto board shall prepare a report, at reasonable expense and omitting proprietary information, assessing actual and potential material financial risks or operational impacts on the Company related to these GMO issues, including:

■	Seed contamination of non-GMO crops, including costs of seed replacement, crop and production losses and clean up, decontamination and continued testing of affected seeds;

■	Ongoing buffer zone control, including production acreage losses and on-going maintenance required to secure or maintain access to contamination-sensitive markets;

■	Crop, production, and post-harvest losses and associated costs of market rejections, including temporary or permanent market losses resulting from GMO contamination;

2013 PROXY STATEMENT	MONSANTO COMPANY	79

■	Loss of organic or other third-party certification due to GMO contamination and any costs associated with additional, record-keeping, testing or surveillance required to regain certification or retain certification on impacted operations;

■	Removal and destruction of contaminated GMO plants;

■	Soil contamination and on-going related mitigation and remediation costs; and

■	Damage to farmers’ reputation, livelihood, and standing in the community.

The report shall also discuss the impact of related public policies on our customers and consumers, and shall be available by July 1, 2014.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE FOREGOING PROPOSAL FOR THE FOLLOWING REASONS:

Disclosure of material financial risks or operational impacts on the company is required by SEC reporting requirements and we take seriously our responsibility to identify, analyze and report such risks or potential impacts to our shareowners. Existing processes and procedures are in place that are intended to ensure compliance with SEC disclosure requirements relating to the topics raised by the proponent. An additional report, as suggested by the proponent, to restate material risks or operational impacts would be redundant and provide no meaningful additional information to shareowners.

Our product stewardship procedures and practices give careful attention to matters of coexistence and identity preservation. More details are available on our website at

http://monsanto.com/products/Pages/product-stewardship.aspx. For example,

■	Our Technology Use Guide provides specific information about coexistence, pollen flow and identity preservation to our customers. It is updated and distributed to our customers annually and posted on our website at http://www.monsanto.com/SiteCollectionDocuments/Technology-Use-Guide.pdf.

■	We engage in robust, ongoing dialogue with the seed trade, agricultural value chain and academic community to address the subject areas encompassed by the shareowner proposal in a manner consistent with the best industry practices with a philosophy of continuous improvement. These matters are routinely discussed in such dialogue settings and are well known to those in the company responsible for identifying and reporting material risks and potential impacts.

Monsanto is committed to product stewardship and implements appropriate and adequate processes throughout a product’s lifecycle, as indicated by the following:

■	We are a founding member of the Excellence Through Stewardship® Program[1], which is the agricultural biotechnology industry’s global initiative for advancing best practices in stewardship and quality management. As a member, Monsanto is subject to regular global compliance audits to ensure best practices are being followed. See http://www.excellencethroughstewardship.org/ for more information about this initiative.

■	We are a participant in the U.S. Department of Agriculture’s (USDA) Biotechnology Quality Management System[2] for maintaining compliance with USDA’s regulations for the import, interstate movement, and environmental release of genetically modified crops during the product development phase of a product’s lifecycle.

■	We are a member of the Compact, which is a legally binding agreement through which developers of living modified organisms agree to be responsible in the event of damage to biological diversity. The Compact has been operational since 2010, and provides a clearly defined process for United Nations member states to file claims for damage to biological diversity caused by genetically modified crops, or the states may choose to pursue remedies under applicable law. Compact membership demonstrates Monsanto’s confidence in the safety of its genetically modified crops, the company’s willingness to take responsibility

®	Excellence Through Stewardship is a registered service mark of the Excellence Through Stewardship Organization, Washington, DC.
[1]	http://www.excellencethroughstewardship.org/.
[2]	http://www.aphis.usda.gov/biotechnology/bqms_main.shtml.

80	MONSANTO COMPANY	2013 PROXY STATEMENT

for product stewardship, and the company’s belief that its product stewardship procedures and practices are comprehensive and sound. More information about the Compact is available at http://www.biodiversitycompact.org/.

■	Product safety and stewardship were prominently identified as important to company stakeholders in the materiality assessment performed by Monsanto, which we reported in accordance with the Global Reporting Initiative (GRI) processes. Our materiality analysis process and stakeholder engagement is described in detail in the 2012 Sustainability Report posted at http://www.monsanto.com/SiteCollectionDocuments/CSR_Reports/2012-csr.pdf.

Coexistence among diverse segments of agriculture is well established and practiced, with a long, successful history in agriculture. Different agricultural production methods are commonly employed side by side based on well-established, well-accepted practices. Careful management of these production methods is in the interest of all concerned — our company, our customers, others in the agricultural value chain, and consumers.

■	Farmers and seed companies rely on standards and best practices in seed and grain production, harvest, handling and transportation to support production, distribution and trade of products from different agricultural systems. This is essential to preserve the identity of products to meet market specifications. Examples of identity preserved production include certified seed, specialty oil or protein crops, and crops that meet commercial contract specifications such organic and non-genetically enhanced specifications.

■	Based on historical experience, generally accepted agricultural practices to manage production to meet quality specifications have been established, including appropriate seed sourcing, field management, storage and handling practices. These planning tools and practices maintain product integrity and quality specifications.

A variety of agricultural production systems must be available to farmers to provide them the range of choices best-suited to their needs to meet the demands of a growing global population. Monsanto believes farmers should have the freedom to choose the production method best suited for their environment, markets and needs, whether organic, conventional, or GM technology. All of these agricultural systems can and do work effectively side by side to meet the varied needs of different farmers, markets and consumers and help address rising global productivity needs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS SHAREOWNER PROPOSAL AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE

2013 PROXY STATEMENT	MONSANTO COMPANY	81

Other Matters

Shareowner Proposals for 2015 Annual Meeting

Proposals Included in Proxy Statement

Proposals of our shareowners that are intended to be presented by such shareowners at our 2015 annual meeting and that shareowners desire to have included in our proxy materials relating to such meeting must be received by our Corporate Secretary no later than 5:00 p.m., Central Time, August 11, 2014, which is 120 calendar days prior to the anniversary of this year’s mailing date. The proposal, including any accompanying supporting statement, may not exceed 500 words. Upon timely receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareowner wishes to present a proposal at our annual meeting in the year 2015 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that meeting, the shareowner must give advance written notice to us prior to the deadline for such meeting determined in accordance with our bylaws. In general, our bylaws provide that such notice should be addressed to the Secretary and be received at our Creve Coeur Campus by the close of business no fewer than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting, except in certain circumstances. For purposes of our 2015 annual meeting, such notice must be received not later than the close of business on October 30, 2014 and not earlier than the close of business on September 30, 2014. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority. Our bylaws set out specific requirements that such shareowners and written notices must satisfy. Any shareowner filing a written notice of nomination for director must describe various matters regarding the nominee and the shareowner, and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities or short interest held, and any relevant understandings or arrangements between the shareowner and beneficial owner, if any. Any shareowner filing a notice to bring other business before a shareowner meeting must include in such the same type of information as well as, among other things, the text of the proposal or business and the reasons therefor, and other specified matters.

Our bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

■	complete and return a written questionnaire with respect to the background and qualification of the nominees and the background of any other person or entity on whose behalf the nomination is being made; and

■	provide a written representation and agreement that the nominee:

–	will abide by the advance resignation requirements of our bylaws in connection with director elections;

–	is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

82	MONSANTO COMPANY	2013 PROXY STATEMENT

–	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

–	would be in compliance if elected as a director and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Copies of those requirements will be forwarded to any shareowner upon written request.

Other Information

Our board of directors knows of no matter, other than those referred to in this proxy statement, that will be presented at the meeting. However, if any other matters, including a shareowner proposal excluded from this proxy statement pursuant to the rules of the SEC, properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote in accordance with their best judgment on such matters. Should any nominee for director be unable to serve or for good cause will not serve at the time of the meeting or any adjournments thereof, the persons named in the proxy will vote for the election of such other person for such directorship as our board of directors may recommend, unless, prior to the meeting, the board has eliminated that directorship by reducing the size of the board. The board is not aware that any nominee herein will be unable to serve or for good cause will not serve as a director.

We urge you to vote promptly and look forward to seeing you at the meeting.

By Order of the Board of Directors,

MONSANTO COMPANY

DAVID F. SNIVELY

Secretary

December 9, 2013

2013 PROXY STATEMENT	MONSANTO COMPANY	83

APPENDIX A

BOARD OF DIRECTORS INDEPENDENCE STANDARDS

ATTACHMENT A

to

BOARD OF DIRECTORS’ CHARTER

AND CORPORATE GOVERNANCE GUIDELINES

INDEPENDENCE STANDARDS

An independent Director is one whom the Board affirmatively determines has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors has adopted the following categorical standards to assist it in the determination of each Director’s independence. The Board of Directors will determine the independence of any Director with a relationship to the Company that is not covered by these standards and the Company will disclose the basis of such determinations and the identity of all directors who have been determined to be independent in the Company’s annual proxy statements.

A Director will be presumed to be independent if the Director:

1.	Has not been an employee of the Company for at least three years, other than in the capacity as a former interim Chairman, Chief Executive Officer or other executive officer;

2.	Has not, within the past three years, worked on the Company’s audit as a partner or employee of a firm that is the Company’s internal or external auditor, and is not a current partner or employee of such a firm;

3.	Has not, during the last three years, been employed as an executive officer by a company for which an executive officer of the Company concurrently served as a member of such company’s compensation committee;

4.	Has no immediate family members (i.e., spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares the Director’s home) who did not satisfy the foregoing criteria; provided, however, that, with respect to the employment criteria, such Director’s immediate family member may (i) currently serve or have served as an employee (other than as a partner) in a firm that is the Company’s internal or external auditor, unless such family member has personally worked on the Company’s audit during that time; and (ii) currently serve or have served as an employee but not as an executive officer of the Company during such period;

5.	Has not received, and has no immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company (other than director and committee meeting fees and pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service); provided, however, that neither compensation received by a Director for former service as an interim Chairman or CEO or other executive officer nor compensation received by a Director’s immediate family member for service as a non-executive employee shall be considered in determining independence;

6.	Is not a current executive officer or employee, and has no immediate family member who is a current executive officer, of a company that made payments to, or received payments from, the Company for property or services in any of the last three fiscal years in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues as measured against the most recent completed fiscal year;

7.

Has not been, and has no immediate family member who has been, an executive officer of a foundation, university, non-profit trust or other charitable organization, for which charitable contributions from the Company and its respective trusts or foundations, account or accounted for more than 2% or $1 million,

2013 PROXY STATEMENT	MONSANTO COMPANY	A-1

whichever is greater, of such charitable organization’s consolidated gross revenues, in any single of the last three fiscal years, unless the Company discloses all contributions made to the recipient organization in its annual proxy statement; and

8.	Does not serve, and has no immediate family member who has served, as an executive officer or general partner of an entity that has received an investment from the Company or any of its subsidiaries, unless such investment is less than $1 million or 2% of such entity’s total invested capital, whichever is greater, in any of the last three years.

In addition to the foregoing, in order to be considered independent for purposes of serving on the Company’s Audit and Finance Committee, a member of the Audit and Finance Committee may not, other than in his or her capacity as a member of the Audit and Finance Committee, the Board of Directors, or any other Board committee:

1.	Accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any subsidiary of the Company, other than in the Director’s capacity as a director or committee member or any pension or other deferred compensation for prior service, provided that such compensation is not contingent in any way on continued service; or

2.	Be an “affiliated person” of the Company or any subsidiary of the Company, as such term is defined by the Securities and Exchange Commission.

A-2	MONSANTO COMPANY	2013 PROXY STATEMENT

APPENDIX B

DESIRABLE CHARACTERISTICS OF DIRECTORS

ATTACHMENT B

to

BOARD OF DIRECTORS’ CHARTER

AND CORPORATE GOVERNANCE GUIDELINES

DESIRABLE CHARACTERISTICS OF DIRECTORS

1. Personal Characteristics

Integrity and Accountability:	High ethical standards, integrity and strength of character in his or her personal and professional dealings and a willingness to act on and be accountable for his or her decisions.
Informed Judgment:	Demonstrate intelligence, wisdom and thoughtfulness in decision-making. Demonstrate a willingness to thoroughly discuss issues, ask questions, express reservations and voice dissent.
Financial Literacy:	An ability to read and understand balance sheets, income and cash flow statements. Understand financial ratios and other indices for evaluating Company performance.
Mature Confidence:	Assertive, responsible and supportive in dealing with others. Respect for others, openness to others’ opinions and the willingness to listen.
High Standards:	History of achievements that reflect high standards for himself or herself and others.

2. Core Competencies 1

Accounting and Finance:	Experience in financial accounting and corporate finance, especially with respect to trends in debt and equity markets. Familiarity with internal financial controls.
Business Judgment:	Record of making good business decisions and evidence that duties as a Director will be discharged in good faith and in a manner that is in the best interests of the Company.
Management:	Experience in corporate management. Understand management trends in general and in the areas in which the Company conducts its business.
Crisis Response:	Ability and time to perform during periods of both short-term and prolonged crisis.
Industry/Technology:	Unique experience and skills in an area in which the Company conducts its business, including science, manufacturing and technology relevant to the Company.
International Markets:	Experience in global markets, international issues and foreign business practices.
Leadership:	Understand and possess skills and have a history of motivating high-performing, talented managers.
Strategy and Vision:	Skills and capacity to provide strategic insight and direction by encouraging innovations, conceptualizing key trends, evaluating strategic decisions, and challenging the Company to sharpen its vision.

2013 PROXY STATEMENT	MONSANTO COMPANY	B-1

3. Commitment to the Company

Time and Effort:	Willing to commit the time and energy necessary to satisfy the requirements of Board and Board Committee membership. Expected to attend and participate in all Board meetings and Board Committee meetings in which they are a member. Encouraged to attend all annual meetings of shareowners. A willingness to rigorously prepare prior to each meeting and actively participate in the meeting. Willingness to make himself or herself available to management upon request to provide advice and counsel.
Awareness and Ongoing Education:	Possess, or be willing to develop, a broad knowledge of both critical issues affecting the Company (including industry-, technology- and market-specific information), and director’s roles and responsibilities (including the general legal principles that guide board members).
Other Commitments:	In light of other existing commitments, ability to perform adequately as a Director, including preparation for and attendance at Board meetings and annual meetings of the shareowners, and a willingness to do so.
Stock Ownership:	Complies with the Monsanto Company Executive and Director Stock Ownership Requirements.

4. Team and Company Considerations

Balancing the Board:	Contributes talent, skills and experience that the Board needs as a team to supplement existing resources and provide talent for future needs.
Diversity:	Contributes to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience (public, private, and non-profit sectors). Nomination of a candidate should not be based solely on these factors.

[1]	The Board as a whole needs the core competencies represented by at least several directors.

B-2	MONSANTO COMPANY	2013 PROXY STATEMENT

APPENDIX C

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The presentations of ongoing EPS, free cash flow, and return on capital in this proxy statement are not intended to replace net income (loss) attributable to Monsanto Company, cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States. The following tables reconcile ongoing EPS, free cash flow, and return on capital to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EPS to Ongoing EPS

Our ongoing EPS financial measure excludes certain after-tax items that we do not consider part of ongoing operations. We believe that our ongoing EPS financial measure presented with these adjustments best reflects our ongoing performance and business operations during the periods presented and is more useful to investors for comparative purposes. In addition, management uses the ongoing EPS financial measure as a guide in its budgeting and long-range planning processes, and as a guide in determining incentive compensation. The presentation of EPS on an ongoing basis is intended to supplement investors’ understanding of our operating performance. This non-GAAP financial measure may not be comparable to similar measures used by other companies.

	Fiscal 2011	Fiscal 2012	Fiscal 2013
Diluted Earnings (Loss) Per Share	$ 2.96	$ 3.79	$ 4.60
Restructuring Charges, Net	—	(0.02)	—
Income on Discontinued Operations	—	(0.01)	(0.02)
Nitro Claims Settlement	—	0.05	—
Resolution of Legacy Tax Matter	—	(0.11)	(0.02)
Diluted Earnings (Loss) Per Share from Ongoing Business	$ 2.96	$ 3.70	$ 4.56

Reconciliation of Free Cash Flow

Free cash flow, which we refer to as cash flow in our compensation plans, is defined as the total of net cash provided or required by operating activities and net cash provided or required by investing activities. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe that free cash flow is useful to investors and management as a measure of the ability of our business to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used by management as one of the performance measures in determining incentive compensation.

(Dollars in millions)	Fiscal 2011	Fiscal 2012	Fiscal 2013
Net Cash Provided by Operating Activities	$ 2,814	$ 3,051	$ 2,740
Net Cash Required by Investing Activities	(975)	(1,034)	(777)
Free Cash Flow	$ 1,839	$ 2,017	$ 1,963
Net Cash Required by Financing Activities	(864)	(1,165)	(1,485)
Cash Assumed From Initial Consolidations of Variable Interest Entities	77	—	—
Effect of Exchange Rate Changes on Cash and Cash Equivalents	35	(141)	(93)
Net Increase in Cash and Cash Equivalents	$ 1,087	$ 711	$ 385

2013 PROXY STATEMENT	MONSANTO COMPANY	C-1

Reconciliation of Return on Capital

Return on capital (ROC) means net income (without the effect of certain items) exclusive of after-tax interest expenses, divided by the average of the beginning year and ending year net capital employed. We believe ROC is useful to investors and management as a measure of how effectively the company utilizes capital to generate earnings. ROC is also used by management as one of the performance measures in determining incentive compensation.

(Dollars in millions)	Fiscal 2011	Fiscal 2012	Fiscal 2013
Operating Profit After-Tax (excluding certain items)	$ 1,665	$ 2,077	$ 2,519
Average Capital	11,198	11,246	11,275
Return on Capital	14.9%	18.5%	22.3%
Operating Profit After-Tax (excluding certain items):
Net Income Attributable to Monsanto	1,607	2,045	2,482
Income on Discontinued Operations	(2)	(6)	(11)
Nitro Claims Settlement	—	27	—
Resolution of Legacy Tax Matter	—	(62)	(11)
Restructuring Charges, Net	(1)	(7)	—
Interest Expense - Net of Taxes	61	80	59
Operating Profit After-Tax (excluding certain items)	$ 1,665	$ 2,077	$ 2,519
Average Capital:
Short-Term and Long-Term Debt	2,221	2,074	2,112
Shareowners’ Equity	11,716	12,036	12,728
Cash and cash equivalents	(2,572)	(3,283)	(3,668)
Cash for Operations	150	150	400
Total Capital	$11,515	$10,977	$11,572
Prior Period Capital	$10,881	$11,515	$10,977
Average Capital	$11,198	$11,246	$11,275

C-2	MONSANTO COMPANY	2013 PROXY STATEMENT

APPENDIX D

MAP

Directions from downtown St. Louis:

Take Interstate 64 west to Lindbergh Boulevard (Hwy. 67) north. Take Lindbergh Boulevard north about 2 1⁄2 miles to the Olive Boulevard east exit. Follow Olive to the second traffic light. Turn right into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building “A.”

Directions from St. Louis International Airport (Lambert):

Take Interstate 70 west to Lindbergh Boulevard (Hwy. 67) south. Take Lindbergh Boulevard south about 6 miles to the Olive Boulevard east exit. Follow Olive to the second traffic light. Turn right into Monsanto’s Creve Coeur Campus. Please follow the signs to the parking area and entrance to Building “A.”

2013 PROXY STATEMENT	MONSANTO COMPANY	D-1

MONSANTO COMPANY

800 NORTH LINDBERGH BOULEVARD

ST. LOUIS, MISSOURI 63167

PHONE (314) 694-1000

www.monsanto.com

MONSANTO COMPANY

800 NORTH LINDBERGH BLVD.

ST. LOUIS, MO 63167

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M63426-P45238	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

    MONSANTO COMPANY

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Gregory H. Boyce	☐	☐	☐

	1b. Laura K. Ipsen	☐	☐	☐

	1c. William U. Parfet	☐	☐	☐

	1d. George H. Poste, Ph.D., D.V.M	☐	☐	☐

2.	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2014.	☐	☐	☐

3.	Advisory (Non-Binding) vote to approve executive compensation.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.

Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

4.	Shareowner proposal requesting a report related to labeling of food produced with genetic engineering.	☐	☐	☐

5.	Shareowner proposal requesting a report on certain matters related to GMO products.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

ADMISSION TICKET

Annual Meeting of Shareowners

January 28, 2014

1:30 P.M. C.S.T.

800 N. Lindbergh Blvd.

“A” Building

St. Louis, Missouri 63167

Doors will open at 1:00 P.M. C.S.T. Please present proof of ownership and photo identification for the shareowner named on the front of this card for admittance to the annual meeting. For security purposes, bags and purses will be subject to search at the door. Seating at the meeting will be limited and admittance will be based on space availability.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our 2013 Annual Report are available at www.proxyvote.com.

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M63427-P45238

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MONSANTO COMPANY

    The undersigned hereby appoints Hugh Grant and David F. Snively, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Monsanto Company Common Stock that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareowners of the Company to be held January 28, 2014 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

    THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AGAINST PROPOSAL 4, AGAINST PROPOSAL 5 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Address changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Please sign, date and return this proxy card promptly using the enclosed envelope.

PROXYVOTE.COM

You received this e-mail because our records show that (1) you are an employee of MONSANTO COMPANY who has regular access to the company’s e-mail in the ordinary course of performing your duties and are expected to log-on to e-mail routinely to receive communications, or (2) you have expressly consented to receive MONSANTO COMPANY communications and vote by proxy via the Internet. You may have given this consent during a prior vote at ProxyVote.com.

Important Notice Regarding Availability of Proxy Materials

2014 MONSANTO COMPANY Annual Meeting of Shareowners

MEETING DATE: January 28, 2014

RECORD DATE: December 2, 2013

CUSIP NUMBER: 61166WA99

This e-mail represents all shares in the following account(s):

NAME

123,456,789,012.00000

CONTROL NUMBER: 012345678901

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Proxy Statement

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Annual Report

https://materials.proxyvote.com/document/unavailable

If you are an employee and were enrolled for electronic delivery by MONSANTO COMPANY, and still wish to receive hard copies of these materials, you may contact the Materialogic distribution center at (314) 692-9570 or (800) 638-7999.

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